As filed with the Securities and Exchange Commission on January 17, 2007

File No. 333-137829

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAPSOURCE FINANCIAL, INC.
(Name of small business issuer in its charter)

Colorado	7350	84-1334453

(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

(Address and telephone number of registrant’s
principal executive offices and principal place
of business)
Fred Boethling, President
2305 Canyon Boulevard, Suite 103
Boulder, Colorado 80302
(303) 245-0515

(Address and telephone number of registrant’s Agent for Service) Steven Reichert, Vice President, General Counsel 1729 Donegal Drive Woodbury, Minnesota 55125 (651) 578-1757

Copies of communications to:
DAVID B. DEAN
DENNIS L. KNOER
Rider Bennett LLP
33 South Sixth Street, Suite 4900
Minneapolis, MN 55402
(612) 340-8916, (612) 340-8919
Approximate Date of Proposed Sale to the Public:
As soon as practicable after this Registration Statement becomes effective.

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

          If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed maximum offering Price Per Share	Proposed maximum aggregate offering Price	Amount of registration fee
Common Stock, $.01 par value per share	8,617,267 (2)	$2.25(6)	$19,388,850	$2,074.61
Common Stock, $.01 par value per share	7,929,664 (3)	$.90 (7)	$7,136,698	$764.63

Common Stock, $.01 par value per share	575,000 (4)	$.48 (7)	$276,000	$29.53
Common Stock, $.01 par value per share	575,000 (4)	$1.08 (7)	$621,000	$66.45
Common Stock, $.01 par value per share	75,000(3)	$1.30(7)	$97,500	$10.43
Common Stock, $.01 par value per share	200,000(3)	$1.75(7)	$350,000	$37.45
Common Stock, $.01 par value per share	87,500(3)	$.80(7)	$70,000	$7.49
Common Stock, $.01 par value per share	75,000(3)	$.70(7)	$52,500	$5.62
Common Stock, $.01 par value per share	34,834(5)	$2.45(7)	$85,343	$9.13
Total Registration Fee	18,169,265		$28,077,891	$3,005.34

(1)

Pursuant to Rule 416 under the Securities Act, this registration statement also covers such indeterminate number of additional shares of common stock as may be issuable upon exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 8,570,124 outstanding shares of our common stock held by our selling stockholders, and the right to receive 47,143 shares as compensation by one member of management.

(3)	Represents the number of shares of our common stock issuable upon exercise of certain warrants held by our selling stockholders.

(4)	Represents the number of shares of our common stock issuable upon exercise of certain warrants held by our placement agent.

(5)	Represents the number of shares of our common stock issuable upon exercise of certain warrants held by our underwriter in our initial public offering.

(6)	The proposed maximum offering price is estimated solely for the purpose of determining the registration fee calculated pursuant to Rule 457(c).

(7)	The proposed maximum offering price is estimated solely for the purpose of determining the registration fee calculated pursuant to Rule 457(g) based on the stated exercise price.

          The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

i

CAPSOURCE FINANCIAL, INC.
FORM SB-2
CROSS REFERENCE SHEET

Form SB-2 Item No. and Caption
1.	Front of Registration Statement and Outside Front Cover of Prospectus	Outside Front Cover Page
2.	Inside Front and Outside Back Cover Pages of Prospectus	Page 1 and Outside Back Cover Page of Prospectus
3.	Summary Information and Risk Factors	Prospectus Summary; Risk Factors
4.	Use of Proceeds	Use of Proceeds
5.	Determination of Offering Price	Not Applicable
6.	Dilution	Not Applicable
7.	Selling Security Holders	Selling Security Holders
8.	Plan of Distribution	Plan of Distribution
9.	Legal Proceedings	Legal Proceedings
10.	Directors, Executive Officers, Promoters and Control Persons	Management
11.	Security Ownership of Certain Beneficial Owners and Management	Principal Stockholders
12.	Description of Securities	Description of Securities
13.	Interest of Named Experts and Counsel	Interest of Named Experts and Counsel
14.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Commission Position on Indemnification for Securities Act Liabilities
15.	Organization Within Last Five Years	Business
16.	Description of Business	Business
17.	Management’s Discussion and Analysis or Plan of Operation	Management’s Discussion and Analysis of Financial Condition and Results of Operations
18.	Description of Property	Description of Property
19.	Certain Relationships and Related Transactions	Certain Relationships and Related Transactions
20.	Market for Common Equity and Related Stockholder Matters	Market for Common Equity and Related Stockholder Matters, Shares Eligible for Future Sale
21.	Executive Compensation	Executive Compensation
22.	Financial Statements	Financial Statements
23.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

ii

PROSPECTUS

CAPSOURCE FINANCIAL, INC.
18,169,265 Shares of Common Stock

Offered by Selling Stockholders
Bulletin Board Symbol: CPSO

          This prospectus relates to the resale of up to 18,169,265 shares of our common stock by certain persons who are either our stockholders, holders of warrants to purchase our common stock, or both. All of the shares of common stock are being offered for sale by the selling stockholders at prices established on the OTC Bulletin Board during the term of this offering, and will fluctuate from time to time, or as may otherwise be agreed upon in negotiated transactions. We will not receive any proceeds from the sale of our shares by any of the selling stockholders. If all the warrants are exercised in full, we would receive gross proceeds of $8,689,041. However, because the exercise price of some or all of the warrants could at any time exceed the then current market price of our common stock, (1) the warrants may never be exercised and, therefore, we may never actually receive these proceeds, or (2) if they are exercised, but not until some point in the future, it would not be until then that we receive such proceeds. We will use the proceeds from any exercise of warrants for general working capital purposes consistent with our business strategy.

          Our common stock is quoted on the OTC Bulletin Board under the symbol “CPSO”. On December 6, 2006 the average of the bid and asked prices of our common stock was $2.25 per share.

          Each of the selling stockholders may be deemed to be an “underwriter,” as such term is defined in the Securities Act.

          An investment in our securities is speculative and involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “RISK FACTORS” beginning on page six for a discussion of certain matters that you should consider carefully prior to purchasing any of our securities.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is complete or truthful. Any representation to the contrary is a criminal offense.

          The information contained in this prospectus is subject to completion or amendment. We have filed a registration statement with the Securities and Exchange Commission relating to the securities offered in this prospectus. We can’t sell or accept any offers to buy these securities before the registration statement becomes effective. This prospectus is not an offer to sell or solicitation of an offer to buy any securities. We can’t sell these securities in any state where an offer, solicitation or sale would be unlawful before we register or qualify the securities for sale in that state.

The date of this Prospectus is _______________ __, 2007

We have included the following table of contents to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

PROSPECTUS SUMMARY

          Unless otherwise specified, the information in this prospectus is as of November 30 , 2006 and we expect that changes in our affairs will occur after that date. We have not authorized any person to give any information or to make any representations other than those contained in this prospectus in connection with this offer. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

          Since this is a summary, it doesn’t contain all the information that may be important to you. You should read the entire Prospectus, including the “Risk Factors” described in pages six through 11 and our consolidated financial statements beginning on page F-1 before you decide to invest. Unless we say otherwise, the information in this Prospectus does not give effect to the exercise of options that have been reserved but not issued under our 2001 Omnibus Stock Option and Incentive Plan, or warrants granted officers, directors and consultants. Throughout this Prospectus we will refer to CapSource Financial, Inc as CapSource, we or us and unless otherwise specified all amounts are expressed in United States dollars.

Capsource

          CapSource was incorporated on February 16, 1996 as a Colorado corporation under the name Mexican-American-Canadian Trailer Rentals, Inc. Our goal was to take advantage of the 1994 North American Free Trade Agreement or “NAFTA” and the increased economic activity that NAFTA triggered when the world’s largest free trade area was created by linking 406 million people in Mexico, the U.S. and Canada producing more than $11 trillion worth of goods and services. (Source: Office of the United States Trade Representative, NAFTA at Seven).

          As a result of NAFTA, the U.S. and Mexico are very close to “free trade” in goods with the average U.S. duty on Mexican goods at .01 percent in 2005 and Mexico’s duty on U.S. goods is even smaller at 0.003 percent. Mexico is now the United States’ second largest trading partner with an average of $650 million in goods crossing the border each day. (Source: U.S. Census Bureau; Foreign Trade Statistics, May 2006). Since the implementation of NAFTA goods traded between the U.S. and Mexico has increased over three-and-one half times; this increase is nearly double the increase in trade between the U.S. and the rest of the world. According to President George W. Bush, NAFTA has brought about a “truly remarkable expansion of trade and investment among our countries” and “Mexico, is an incredibly important part of the future of the United States.”

          The vast majority of U.S.-Mexico trade moves by truck. (Source: U.S. Bureau of Transportation Statistics). U.S. Customs Service statistics show that border crossings of trucks between the United States and Mexico have increased almost 200% since the passage of NAFTA in 1994. The total value of merchandise moved by truck between the U.S. and Mexico has increased from $74 billion in 1994 to $161.5 billion in 2002. We are investing in facilities, personnel, and equipment essential to the U.S. and Mexican trucking industry in the belief that NAFTA fosters an environment of confidence and stability necessary to make long-term investments.

          We are a holding company engaged in the sale and leasing of transportation equipment, primarily truck trailers. We conduct our business through three, separate, wholly-owned subsidiaries. Rentas y Remolques de Mexico, S.A. de C.V. d/b/a REMEX leases over-the-road truck trailers in Mexico. Remolques y Sistemas Aliados de Transportacion, S.A. de C.V. d/b/a RESALTA markets and distributes Hyundai truck trailers in Mexico under an agreement granting us the exclusive right to do so. Both REMEX and RESALTA are headquartered in Mexico City. CapSource Equipment Company, Inc. d/b/a Prime Time Trailers (referred to as “CECO”) is the authorized Hyundai trailer dealer for California and, as such, we market new and used truck trailers in the Southwest U.S. from our offices in Fontana, California. See Risk Factors.

          Through REMEX, we own and manage a lease/rental fleet of over-the-road truck trailers and related equipment. Our lease/rental fleet consists primarily of dry vans, flat beds and trailer dollies. As of November 30, 2006, REMEX owned 120 units, of which 112 were under lease, resulting in a 93% utilization rate. All leases are operating leases. When the original leases expire, we expect to re-lease or sell the equipment and to realize additional revenue.

          Through RESALTA, we have the exclusive right to sell Hyundai truck trailers and related equipment in Mexico from Hyundai Translead, a subsidiary of the Korean construction, engineering and manufacturing company. RESALTA distributes Hyundai products through a number of locations across Mexico. RESALTA was organized in April 2001 and began operations with its first sale of a trailer in August 2001. In 2005, RESALTA had total sales of approximately $20 million.

          On May 1, 2006, we acquired the operating assets of Prime Time Equipment, Inc. of Fontana, California, through our CECO subsidiary for total consideration of approximately $1,970,000, of which $1,014,300 was paid in cash at closing, and the balance consisted of the assumption of certain liabilities that will be paid in due course. Prime Time is the authorized California dealer for Hyundai Translead trailers and had total revenues in 2005 of approximately $26 million.

          In September of 2006, we finalized an agreement with Hyundai Translead to be a Hyundai trailer dealer for Texas. We have obtained state regulatory approval and we have leased a four-acre site to be used as our sales facility in the Dallas/Ft. Worth area. We will share that site equally as well as the $5,100 monthly rent with a subtenant, Transport Marketing Group, Inc. of Minnesota. We expect to begin trailer sales operations in Texas in the first quarter of 2007 .

          In addition to our operating offices in Mexico and California, we have corporate offices in Boulder, Colorado and St. Paul, Minnesota.

An investment in these securities is speculative and involves a high degree of risk. See “Risk Factors.”

The Offering by the Selling Stockholders

This prospectus, relates to the resale by certain Selling Stockholders, placement agent and underwriter of up to 18,169,265 shares of our common stock from time to time, of which 8,617,267 shares of our common stock have been issued in private transactions, and 9,551,998 additional shares of common stock are issuable upon exercise of warrants that were issued in private transactions. See “Selling Security Holders.” On November 30, 2006, there were 20,433,321 shares of our common stock outstanding. If all of the warrants described above are exercised, the number of shares offered by this prospectus represents 60% of our total common stock outstanding after this offering.

          The share totals in the table below do not include: 550,000 shares reserved for issuance under our 2001 Stock Option Plan.

Securities Offered	18,169,265 shares of common stock.

Total common stock outstanding before offering	20,433,321 shares of common stock.

Total common stock offered for resale to the public in this offering	18,169,265 shares of common stock.

Common stock outstanding after this offering, assuming all Warrants are exercised	30,285,319 shares of common stock.

Percent of common stock outstanding following this offering that shares being offered for resale represent	60%

          All of the shares covered by this prospectus are being registered to permit the selling stockholders and any of their respective successors-in-interest to offer the respective shares for resale from time to time. The selling stockholders are not required to sell their shares, and any sales of common stock by the selling stockholders are entirely at their own discretion.

          We will receive no proceeds from the sale of shares of common stock in this offering. However, if all of the warrants are exercised in full, we would receive $8,689,041 in gross proceeds. Any proceeds received upon the exercise of warrants will be used for general working capital purposes consistent with our business strategy. See “Use of Proceeds”.

Summary Consolidated Information

          The following summary has not been audited and is subject to the financial statements and pro forma financial information found elsewhere in this prospectus. Information as of and for the period ended September 30, 2006 is unaudited. Readers should refer to the complete financial statements contained in this prospectus.

	HISTORICAL		PRO FORMA COMBINED

	Year Ended	Nine Months Ended	Year Ended	Nine Months Ended

	December 31	September 30	December 31	September 30

	2005	2006	2005	2006

Results of Operations

Total revenue	$20,608,509	20,759,467	$46,964,955	24,857,353
Operating loss	(965,075)	(1,291,770)	(439,963)	(1,130,183)
Net loss	(1,794,466)	(1,613,004)	(1,441,321)	(1,490,650)

Basic and diluted loss per share	$(0.16)	(0.10)	$(0.08)	(0.08)
Shares used in computing per share amounts (A)	11,060,604	16,416,877	18,240,268	19,558,321

Financial Position				(C)

Equipment, net	$1,269,752	1,200,029	$1,290,969	1,200,029
Total assets	5,052,410	16,088,641	8,155,247	16,088,641
Long-term debt, net of discount	342,000	330,000	342,000	330,000
Stockholders’ equity (deficit)	516,845	2,343,310	2,924,678	2,343,310

Selected Data				(C)

Working capital (deficit) (B)	$(566,491)	960,230	$1,401,735	960,230
Capital expenditures	189,868	138,960	192,118	138,960
Depreciation and amortization	252,054	217,317	254,512	217,317

(A)

Shares used in computing pro forma per share amounts include 7,179,664 shares issued on May 1, 2006 in conjunction with private placement of Capsource common stock, which provided funds for the acquisition that took place concurrently.

(B)	Working capital is defined as total current assets less total current liabilities.

(C)	Combined Financial Position and Selected Data as of September 30 , 2006 is actual. Pro forma information is not applicable.

RISK FACTORS

          An investment in the common stock is speculative, involves a high degree of risk and is suitable only for persons who have no need for liquidity and who can afford the loss of their entire investment. A prospective investor should carefully consider the following risk factors in addition to the other information in this Prospectus:

We have experienced losses in 2004, 2005 and for the nine months ended September 30, 2006, and can offer no assurance that we will achieve or maintain profitability in the future.

        We recorded net losses of $1,543,561 for the year ended December 31, 2004, $1,742,874 for the year ended December 31, 2005 and $1,613,004 for the nine months ended September 30, 2006. Our net loss for 2004 was caused primarily by a shortage of trailer inventory available for sale and a decline in lease/rental income as we directed our working capital to our trailer sales business and away from the leasing business. Our net loss for 2005 resulted from a decline in profit margins on trailer sales, a decline in lease/rental income and an increase in selling, general and administrative expense. In addition, the net loss for the year ended December 31, 2005 included a one-time non-cash charge of $353,100, which represented the accretion of a beneficial conversion feature discount, related to Company debt that was converted into equity by the Company’s majority stockholder. Our net loss for the nine months ended September 30, 2006 included a one-time non-cash charge of $784,679 related to a loss on the extinguishment of the shareholder debt as the debt was converted to equity on May 1, 2006. We have recorded $12,942,349 cumulative losses since our inception through September 30, 2006.

We will likely need additional capital in the future.

        It is likely that our sales operations of new and used trailers in the U.S. and Mexico will require additional financing. We have a floor plan credit facility in the U.S. for $3.0 million that covers both new and used equipment, and as reported in our report on Form 8-K, on October 23, 2006, RESALTA entered into a $3.6 million floor plan credit line agreement with Financieros Navistar, S.A. de C.V. of Mexico City. Under the agreement RESALTA may utilize the full amount of the credit facility to purchase new trailers or up to $1 million of the credit facility to finance the purchase and sale of used dry van trailers and refrigerated trailers (and the balance for new trailers). In addition to other restrictive covenants, the agreement requires RESALTA to provide Navistar with the original title of ownership for each financed trailer until that trailer is sold and Navistar has been paid. In addition, we expect to begin our new and used trailer sales operation in the Dallas/Ft. Worth area in the first quarter of 2007. We plan to finance the inventory for the Dallas/Ft. Worth operations using our U.S. Navistar floor plan credit facility.

        In Mexico we have a continued demand for the origination of new leases for truck trailers and other equipment. Nevertheless, growing our Mexican leasing operations depends on our ability to borrow funds on reasonable terms . As of this date, attracting such financing for our Mexican lease operations has been difficult given the actual and perceived credit risks of Mexican lessees and the actual and perceived country risk of lending in Mexico. We continue to explore resources for that financing now and hope to attract funding, however, we cannot offer any assurance that we will be able to do so.

        Future financing may result in dilution to holders of the common stock. Our cash needs may be different from our estimates if we can’t generate anticipated cash flows from the sale of trailers or if we spend more for acquisitions and/or the Dallas/Ft. Worth operation than currently anticipated.

          No assurance can be given that our estimates of our cash needs will prove accurate, that we will be able to obtain additional financing when needed, or at all, or that if we obtain financing, it will be on terms favorable or acceptable to us. If we are unable to obtain additional financing when needed, we would significantly scale back expansion plans and, depending upon cash flows from our existing business, reduce the scope of our operations.

          Our history of operations may make it difficult for us to obtain that financing. If we are unable to obtain additional funding from the sale of our shares or from other sources, our business could be negatively effected. We cannot assure you that our operations will be profitable. You may lose your entire investment.

We operate as a holding company and will be subject to the risks inherent in that structure.

          These risks include, among other things:

•	although we recently completed the acquisition of Prime Time Trailers, the inability to collect enough service fees from our subsidiary companies to cover our costs;

•	although we recently completed the acquisition of Prime Time Trailers, the inability to make future acquisitions of profitable subsidiaries;

•	the inability to provide enough funding for the growth of our subsidiaries;

•	the inability to realize distributions from our subsidiaries;

•	the inability to realize liquidity through the sale of our subsidiaries to or merger with third parties; and

•	the inability to recover Mexican withholding taxes on dividend and other distributions.

          Many of the risks associated with running our subsidiaries, currently CECO, REMEX and RESALTA, and those of future acquisitions, become our risks.

Through REMEX we will be subject to all operating risks common to the leasing and rental industries. These risks include, among other things:

•	increases in operating costs due to inflation and other factors, which increases may not be offset by increases in lease/rental rates;

•	adverse effects of general, local and international economic conditions; and

•	our trailers are subject to accidents and theft, and while these occurrences may be covered by insurance, the proceeds we may actually recover could be less than the book value of the asset.

          These factors could adversely affect the operations and the ability of REMEX to generate revenue and therefore, our ability to make a profit.

          CECO and RESALTA will be subject to all operating risks common to the trailer sales and distribution business. These risks include, among other things:

•	adverse economic conditions could effect the demand for transportation equipment;

•	the lack of credit available to our customers could reduce the demand for our products;

•	the difficulty to receive enough inventory from manufacturers when demand for trailers is high;

•	we may not be able to maintain our exclusive right to distribute Hyundai trailers in Mexico or our right to distribute Hyundai trailers in California and Texas; and

•	we may suffer from the unavailability of used trailers in the United States and Mexico.

We are dependent on the creditworthiness of our customers.

        REMEX depends on the creditworthiness of its lessees. It may incur losses if its lessees fail to perform. REMEX provides lease financing to various types of companies, including small companies, engaged in the Mexican transportation industry. The ability to gauge the creditworthiness of a potential lessee is more difficult in Mexico than the U.S. Therefore, leasing to the Mexican transportation industry may present a greater risk of non-performance than leasing to large U.S. companies. The failure of REMEX’s lessees to perform under their lease contracts could result in losses. If defaults occur, these defaults would adversely affect REMEX’s ability to realize the anticipated return on its lease portfolio. Defaults would have a negative effect on our financial condition and our ability to obtain additional funding. Since 2001, REMEX has experienced aggregate actual write-offs for doubtful accounts equal to 4.85% of its cumulative revenue. We cannot assure you that our credit experience, criteria or procedures will protect against these risks. Further, judicial remedies relating to the recovery of debts in Mexico are not efficient. Many countries, including Mexico, have no registration or other recording system that allows REMEX to locally establish it’s security interest in equipment, potentially making it more difficult for REMEX to prove its interest in collateral in the event that it needs to recover its property located in that country. Consequently, if we are forced to seek judicial action to recover debts that have not been paid in Mexico, the likelihood that we would recover significant portions of those debts is uncertain.

To expand our leasing business, we must borrow funds, and we cannot offer any assurance that we will be able borrow funds on reasonable terms .

           We believe that there is strong demand for new leases for truck trailers and other equipment in Mexico. However, to purchase the equipment necessary to meet this demand , expand our lease/rental fleet and originate new leases, REMEX must be able to borrow funds on economically reasonable terms . Increases in interest rates will negatively affect its operating margins. If REMEX is unable to borrow funds on a fixed rate basis and interest rates increase, these increases could have a material adverse effect on REMEX’s profitability. In the future, we may enter into contracts to hedge against the risk of interest rate increases when REMEX’s equipment lease portfolio exceeds certain amounts. These hedging activities may limit our ability to participate in the benefits of lower interest rates for any hedged portfolio of leases. In addition, we cannot assure you that our hedging activities, even if undertaken, will insulate us from interest rate risks. See “Business.”

          CapSource and/or its operating subsidiaries, CECO, REMEX and RESALTA may borrow money from lenders and secure this debt with various assets of these companies including the revenue stream from our leasing activities. These borrowings may be secured by

•	equipment;

•	inventory; and/or

•	the revenue stream from leased equipment.

If we cannot meet our obligations in the future, we risk the loss of some or all of our assets and future revenue to foreclosure.

Our operations outside of the United States are subject to international and political risks.

          We currently conduct approximately one half of our operations in Mexico, and in the future, we may operate in other foreign countries. We are subject to foreign laws, regulations and judicial procedures that may not be as protective of lessor rights as those that apply in the United States. In addition, many foreign countries have currency and exchange laws regulating the international transfer of currencies. When possible, we seek to minimize our currency and exchange risks by negotiating transactions in U.S. dollars and requiring guarantees to support various lease agreements. Political instability abroad and changes in international policy may also present risks associated with the possible expropriation of some of REMEX’s leased equipment.

Although leasing has contracted as part of the Company’s strategy in the past year, we are dependent on the re-leasing or sale of equipment after the initial lease terms expire.

          REMEX originates operating leases according to the Statement of Financial Accounting Standards No. 13, which governs accounting for leases. REMEX’s leases generally result in rents equal to the full cost of the leased equipment during the initial term of the lease. However, to realize an acceptable return on its investment, REMEX must re-lease or sell the equipment. Accordingly, it retains an ownership interest in the equipment covered by its leases and additional returns are expected from the later sale or re-lease of the equipment. Our results of operations will depend, to some degree, on the ability to recover residual values via sale or re-lease of the equipment. REMEX’s ability to recover the residual value will depend on many factors, several of which are outside its control, including:

•	general market conditions at the time the lease expires;

•	unusual wear and tear on, or use of, the equipment, the cost of which is not recovered from the lessee;

•	the cost of comparable new equipment;

•	the extent, if any, to which the equipment has become technologically or economically obsolete during the contract term; and

•	the effects of any additional or amended government regulations.

        For the period 2002 through September 30, 2006, we have disposed of equipment having an aggregate original cost of $2,156,839. The aggregate net book value of the equipment at the time of disposition was $1,025,668. The proceeds from the disposal of such equipment was $998,522 resulting in a net loss on disposition of $27,156 or approximately 2.6% of the net book value.

          To date, REMEX has not leased extremely specialized equipment, concentrating instead on standard equipment. However, its leases and equipment are still relatively illiquid. Its ability to vary its portfolio in response to changes in economic and other conditions is limited. Profitability will be negatively affected if the economic environment deteriorates and REMEX is unable to vary its portfolio of leases accordingly.

We are controlled by existing management.

        Assuming all of the currently exercisable outstanding warrants are exercised by their holders, our current officers and directors would beneficially own 54.1% of our outstanding common stock. Our officers and directors are in a position to exert significant influence in the election of the members of our Board of Directors and otherwise in the control of our affairs. In particular, Randolph Pentel beneficially owns 15,890,885 shares or 52.5% of our outstanding shares if he exercises all his warrants. If all the shares of common stock being registered by this prospectus are resold by the selling shareholders, including those shares issuable if all the warrants are exercised, he will still own 38.1% of our shares. Randolph Pentel does and will continue to exert significant influence in the control of our affairs. Article 6 of our Articles of Incorporation denies cumulative voting rights to holders of any class of capital stock.

We may have difficulty in identifying and competing for strategic acquisition and partnership opportunities.

          Our business strategy includes the pursuit of strategic acquisitions. We may acquire or make strategic investments in complementary businesses, services or products in the future in order to expand our business. We may be unable to identify suitable acquisition or strategic investment candidates, or if we do identify suitable candidates, we may not complete those transactions on terms commercially favorable to us, or at all. If we fail to identify and successfully complete these transactions, our competitive position and our growth prospects could be adversely affected. In addition, we may face competition from other companies with significantly greater resources for acquisition candidates, making it more difficult for us to acquire suitable businesses on favorable terms.

Pursuing and completing potential acquisitions could divert management’s attention and financial resources and may not produce the desired business results.

          We do not have specific personnel dedicated to pursuing and making strategic acquisitions. As a result, if we pursue any acquisition, our management could spend a significant amount of time and financial resources to pursue and integrate the acquired business with our existing business. To pay for an acquisition, we might issue capital stock, cash or a combination of both. Alternatively, we may borrow money from a bank or other lender. If we issue capital stock, our stockholders may experience dilution. If we use cash or debt financing, our financial liquidity may be reduced and the interest on any debt financing could adversely affect our results of operations. From an accounting perspective, an acquisition may involve amortization or the write-off of significant amounts of intangible assets that could adversely affect our results of operations.

          Despite the investment of these management and financial resources, and completion of due diligence with respect to these efforts, an acquisition may not produce the anticipated revenues, earnings or business synergies for a variety of reasons, including:

•	difficulties in the integration of the services and personnel of the acquired business;

•	the failure of management and acquired personnel to perform as expected;

•	the risks of entering markets in which we have no, or limited, prior experience;

•	the failure to identify or adequately assess any undisclosed or potential liabilities or problems of the acquired business including legal liabilities;

•	the failure of the acquired business to achieve the forecasts we used to determine the purchase price; or

•	the potential loss of key personnel of the acquired business.

        These difficulties could disrupt our ongoing business, distract our management, increase our expenses and materially and adversely affect our results of operations.

Up to 18,169,265 shares of our common stock will become eligible for public sale as a result of this registration, which is likely to depress our stock price.

        When this registration statement is declared effective by the SEC, 8,617,267 shares of our common stock will be eligible for immediate resale on the public market and 9,551,998 shares of our common stock underlying warrants, upon their exercise, will be eligible for immediate resale on the public market for our common stock. As a percentage of our total outstanding common stock, this represents 60%. If a significant number of shares are offered for resale simultaneously, which is likely to occur, it would have a depressive effect on the trading price of our common stock on the public market. Any such depressive effect may encourage short positions and short sales, which could place further downward pressure on the price of our common stock. Further, all of the shares sold in the offering will be freely transferable thereafter without restriction or further registration under the Securities Act (except for any shares purchased by our “affiliates”, as defined in Rule 144 of the Securities Act), which could place even further downward pressure on the price of our common stock. [See “Selling Stockholders” and “Plan of Distribution”].

Our stock is thinly traded, and we haven’t declared dividends.

          Although we are a reporting company and our common stock is quoted on the Over-the-Counter (“OTC”) Bulletin Board, there has been a limited public market for our common stock. We cannot assure you that an active trading market will develop or, if developed, that it will be sustained. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason. The OTC Bulletin Board is not an exchange and, because the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a national exchange or on the Nasdaq National Market, you may have difficulty reselling any of the shares of our common stock that you purchase from the selling stockholders. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded, it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company, and, depending on when you determine to sell, you may not be able to obtain a price at or above the price you paid.

        We have never paid cash dividends on the common stock and we have no present intention to declare or pay cash dividends on our common stock.

We will not meet the Nasdaq listing requirements.

          Our common stock will not meet the current Nasdaq listing requirements for the Nasdaq SmallCap Market. For initial inclusion on Nasdaq:

•

our stockholders’ equity must equal $5,000,000, the market value of our listed securities must equal $50,000,000, or our income from continuing operations in our last fiscal year or two out of three of our last fiscal years must equal $750,000,

•	the minimum bid price of our common stock will have to be $4.00 per share, and at least 1,000,000 shares must be in a public float valued at $5,000,000 or more,

•	our common stock will have to have at least three active market makers, and

•	our common stock will have to be held by at least 300 holders.

          If we ever meet the Nasdaq listing requirements, we will apply for listing. Until then, we will rely on the existing market makers for quotation on the OTC Bulletin Board.

Our common stock is subject to the “penny stock” regulations, which is likely to make it more difficult to sell.

          Our common stock is considered a “penny stock,” which generally is a stock trading under $5.00 and not registered on national securities exchanges or quoted on the Nasdaq National Market. The Securities and Exchange Commission has adopted Rule 15g-9 under the Exchange Act that regulates broker-dealer practices in connection with transactions in penny stocks. This regulation generally has the result of reducing trading in such stocks, restricting the pool of potential investors for such stocks, and making it more difficult for investors to sell their shares. Rule 15g-9 under the Exchange Act also requires broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction. SEC regulations also require additional disclosure in connection with any trades involving a “penny stock”, including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of the common stock in the secondary market because of the extra work required of the brokers or dealers to comply with these rules.

We have relied on the private placement exemption to raise substantial amounts of capital.

         Over the last two years, we have raised approximately $5,300,000 of capital in private placements from time to time. The securities offered in those private placements were not registered with the SEC or any state agency in reliance upon exemptions from such registration requirements. Although we believe all these sales and issuances were exempt from registration under applicable securities laws, if it were determined that these sales were not exempt, we could be required to offer to rescind these sales for the price originally paid for these securities, together with interest from the date of the sales, and attorneys’ fees. Under those circumstances we could face severe financial demands that could materially and adversely affect our financial position, and we may be required to obtain additional financing.

Colorado law permits limitations on directors’ liability.

        Our Articles of Incorporation, as permitted by Colorado law, provide that our directors are not liable for monetary damages for breach of fiduciary duty as a director; except in connection with a breach of their duty of loyalty to CapSource or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful distributions under Colorado law, or for any transaction in which a director has derived an improper personal benefit. In addition, our bylaws authorize us to indemnify our directors, officers, employees and agents to the fullest extent permitted by Colorado law, for all expenses and liabilities arising by reason of the fact that they were or are serving in such capacities. See “Management Limitation on Officers’ and Directors’ Liabilities.”

We could lose significant customers.

        During 2005, RESALTA made trailer sales of approximately $11,300,000 to a single customer, the TFS division of General Electric, or 55% of RESALTA’s total sales. There can be no assurance that RESALTA will sell a significant number of trailers to this customer in 2006 and subsequent years. However, as of November 27 , 2006, RESALTA has made trailer sales to this particular customer of approximately $11,700,000 year-to-date.

        During 2005, Prime Time Trailers made trailer sales of approximately $13,300,000 to a single customer, G.I. Trucking, or 56% of Prime Time’s total sales. We have received no follow on orders from this customer thus far in 2006, and there is no indication that we will receive further orders from this customer.

          The loss of any one of these significant customers could have a material adverse effect on our trailer sales business. We can offer no assurance that if any one of these significant customers were to reduce or cease their purchase of trailers from RESALTA or Prime Time Trailers we could attract and retain other customers to make up the lost revenue that these significant customers represent.

          The loss of any one of these significant customers could have a material adverse effect on our leasing business. We can offer no assurance that these significant customers will satisfy the terms of the lease agreements in a timely manner or at all. Further, we can offer no assurance that if any one of these significant customers were to cancel its lease agreements with REMEX that we could retrieve the trailers and release them in a timely basis or at lease rates equal to the existing lease rates.

Inflation could adversely affect our business.

        Historically, the country of Mexico has been subject to volatile inflation. The operating costs of our business, such as labor and supply costs, are subject to the risk of inflation. High inflation could adversely impact the results of our operations in the future. In the recent past Mexico’s rate of inflation has been stable. In 2005, the rate of inflation in Mexico was 3.33%. Thus far in 2006, the annualized rate of inflation in Mexico has been 3. 92%. The projected inflation rate for 2007 is 3. 3%. (Source: Banamex; December 7 , 2006).

Relationship with Hyundai Translead.

          We sell Hyundai Translead truck trailers in both Mexico and the Southwest U.S. We have recently reached agreement with Hyundai Translead to begin selling Hyundai trailers in Texas. A significant majority of our revenues comes from the sale of Hyundai trailers. While we believe our relationship with Hyundai is excellent, if that relationship was terminated it would have a material adverse effect on our business.

          In 2005 and thus far in 2006, the industry wide demand for trailers has been strong and at times has outstripped industry production capacity. While Hyundai Translead has recently taken steps to increase its production capacity, if Hyundai is unable to meet our demand for trailers in the U.S. and/or Mexico it could have an adverse effect on our business.

Reliance on financial support of majority shareholder.

        Since the beginning of our operations, Randolph Pentel has provided the majority of financial support through both equity investment and by loaning us funds. On May 1, 2006, we received a $2,000,000 investment from outside institutional investors, Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. , which was followed by an additional $300,000 investment on October 30, 2006, when they fully exercised the option granted them in the Securities Purchase Agreement to purchase up to 750,000 additional shares of Common Stock and warrants for $300,000. As a result of this investment, Mr. Pentel’s percentage ownership of the Company decreased from 90.5% to 68.4% on an undiluted basis. In addition, Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. were both entitled to name one person to the board of directors. Accordingly, it is unlikely that Mr. Pentel would continue to provide, on a long-term basis the kind of financial support he has in the past without equal support from Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P.

FORWARD-LOOKING STATEMENTS

         This discussion contains statements that, to the extent that they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of applicable securities legislation. The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing. We use words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions to identify forward-looking statements. You can identify “forward-looking statements” by the fact that they do not relate strictly to historical or current facts.

         Our forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate and reasonable in the circumstances. Any statement containing forward-looking information speaks only as of the date on which it is made; and, except to fulfill our obligations under the U.S. securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made. A number of factors could cause the Company’s actual results to differ materially from those indicated in the forward looking statements in this discussion. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. It is not possible for our management to predict all of such factors or to assess the effect of each factor on our business. All of our forward-looking statements should be considered in light of these factors. For more information about such factors and risks, see the other documents incorporated by reference in this document .

USE OF PROCEEDS

          We will not receive any proceeds from the resale of our common stock pursuant to this offering. We may, however, receive proceeds if any of the warrants are exercised, the underlying common shares of which are being registered. If all of those warrants are exercised, we estimate that we would realize gross proceeds of approximately $8,689,041. Net proceeds will be determined after deducting all of the expenses associated with this offering (estimated to be approximately $100,000). If all of the warrants are exercised, we would realize $8,589,041 in net proceeds, and although there can be no assurance, based on our present plans, which represent existing and anticipated business conditions, we intend to apply the estimated net proceeds as follows:

Gross Proceeds	$8,689,041
Less: Offering expenses	(100,000)

Net Proceeds	$8,589,041

Projected Application of Net Proceeds

Debt Reduction	$1,000,000
Increase in Working Capital & Lease Fleet	7,589,041

Totals	$8,589,041

The debt that may be paid if we receive proceeds accrues interest at various rates ranging from 10% to Prime plus 2%. The notes mature at various times between January 1, 2007 and February 28, 2008. The amounts that we actually expend on each of the items listed above will vary significantly depending on a number of factors, including our future results of operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the use of any proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing investment-grade obligations or accounts.

SELLING SECURITY HOLDERS

        On May 1, 2006, we entered into Securities Purchase Agreements (the “Purchase Agreements”) with two investors, Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. According to the terms of the Purchase Agreements, the Company sold a total of 5,000,000 shares of our common stock (the “Shares”) at $.40 per share for $2,000,000, together with warrants (the “Warrants”) to purchase another 5,000,000 shares of our common stock (the “Warrant Shares”) having an exercise price of $.90 per share. The Purchase Agreements also granted Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. the right to purchase a total of an additional 750,000 shares of our common stock at $.40 per share for $300,000 for 180 days after the effective date of the Purchase Agreements (the “Greenshoe Shares”). The date to exercise the right to purchase the Greenshoe Shares has passed and both Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. exercised this option to purchase the Greenshoe Shares, and accordingly the number of shares covered by the Warrants has correspondingly increased by 750,000 to a total of 5,750,000 Warrant Shares. If Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. exercise all their Warrants, and all other warrants are exercised, they will each own 19% of our outstanding common stock as of November 30, 2006. See “Principal Stockholders.”

        The Shares and Warrants were offered and sold in a private placement transaction under an exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 under that Section. Each of the investors was an “accredited investor”, as defined in Rule 501 under the Securities Act. Prior to this investment, neither Pandora Select Partners L.P. nor Whitebox Intermarket Partners L.P. were in any way affiliated with us. Pandora Select Partners L.P. is affiliated with Whitebox Intermarket Partners L.P., because the general partner of Pandora Select Partners L.P., Pandora Select Advisors, LLC, and the general partner of Whitebox Intermarket Partners L.P., Whitebox Intermarket Advisors, LLC, have the same managing member, Whitebox Advisors, LLC.

          The Purchase Agreements also required the Company to enter into Registration Rights Agreements (the “Registration Rights Agreements”) with each investor by which the Company agreed to file with the Securities and Exchange Commission, within 60 days, which period has been extended, a registration statement covering all the Shares, Greenshoe Shares and all the Warrant Shares.

        As a condition to the placement of the Shares, Randolph M. Pentel, the Company’s Chairman and largest shareholder, converted $871,865.89 of debt with all accrued interest owed to him by the Company into 2,179,664 shares of common stock (the “Pentel Shares”) and warrants to purchase another 2,179,664 shares of common stock (the

“Pentel Warrant Shares”) having an exercise price of $.90 per share. At the time this constituted substantially all of the debt owed to Mr. Pentel by the Company. The Registration Rights Agreements also provide that all the Pentel Shares and the Pentel Warrant Shares are to be included in the registration statement to be filed covering the Shares, Greenshoe Shares and Warrant Shares.

         The $.90 exercise price for the Warrants was negotiated with the Investors as part of the Purchase Agreements. Keane Securities Inc. acted as placement agent in connection with the offer and sale of the Shares. For its services as placement agent, Keane Securities Inc. received a warrant (the “Placement Agent Warrant”) to purchase 500,000 shares of our common stock at an exercise price equal to 120% of the purchase price of the Share purchased by the Investors or $.48 per share (the “Placement Agent Warrant Shares”) together with another warrant (the “Sub-Warrant”) to purchase up to another 500,000 shares of common stock at an exercise price equal to 120% of the exercise price of the Warrants or $1.08 per share (the “Sub- Warrant Shares”) on the basis of a warrant to purchase one Sub-Warrant Share for each Warrant Share purchased through the exercise of the Placement Agent Warrant. The Placement Agent Shares and the Sub-Warrant Shares have automatically been increased by 75,000 additional shares each, because both Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. exercised their right to purchase the Greenshoe Shares. The Placement Agent Warrant and the Sub-Warrant provide that all Placement Agent Warrant Shares and the Sub-Warrant Shares are to be included in the registration statement to be filed covering the Shares, Greenshoe Shares and Warrant Shares.

        In our initial public offering effective March 3, 2002, Public Securities, Inc., acted as our underwriter. For services as underwriter, Public Securities received a warrant (the “Underwriter Warrant”) to purchase 34,834 shares of our common stock at $2.45 per share (the “Underwriter Warrant Shares”). The Underwriter Warrant provides that all Underwriter Warrant Shares are to be included in any registration statement that is filed during the term of the Underwriter Warrant.

        Fred Boethling, CapSource’s President, Steve Reichert, CapSource’s Vice President and General Counsel, Steve Kutcher, CapSource’s Chief Financial Officer and Lynch Grattan, a CapSource director and the Director General of RESALTA and REMEX, our Mexican subsidiaries, who collectively own less than 3.4% of our outstanding stock, are also registering 687,603 shares of common stock and warrants to purchase another 437,500 shares of common stock having exercise prices ranging from $.70 to $1.75 per share and having expiration dates beginning April 1, 2007 and ending on January 2 , 2011. Each of them acquired their shares either as compensation for services as officers of CapSource or RESALTA and REMEX , as directors of CapSource or in open market purchases.

        The following table sets forth the following information as of the date of this prospectus, with respect to Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. and the other selling stockholders for whom we are registering shares for resale to the public: (1) the name of each selling stockholder, (2) the number of shares of our common stock beneficially owned by each selling stockholder, including the number of shares purchasable upon exercise within 60 days of warrants, (3)  the percentage of our outstanding common stock owned by each selling stockholder before this offereing, (4)  the number of shares of common stock registered for sale pursuant to this prospectus, (5)  the number of shares of common stock that the selling stockholders would own if they sold all of their shares registered by this prospectus, and (6)  the percentage of our outstanding common stock that would be beneficially owned by such selling stockholder if they sold all of their shares registered by this prospectus.

        Except as set forth below: (1) none of the selling stockholders currently is an affiliate of ours ; (2) none of them has had a material relationship with us during the past three years ; and (3) none of the selling stockholders are or were affiliated with registered broker-dealers. An asterisk in the table indicates a corresponding common stock ownership of less than one percent (1%).

Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Percentage of Outstanding Shares Owned Prior to Offering	Number of Shares Being Registered For Sale in this Prospectus	Number of Shares to be Beneficially Owned After the Offering	Percentage of Outstanding Shares to be owned After the Offering(1)
Randolph M. Pentel (3)	15,890,885	52.5%	4,359,328	11,531,557	38.1%

Pandora Select Partners, LP (2)	5,750,000	19%	5,750,000	0	*

Whitebox Intermarket Partners, L.P. (2)	5,750,000	19%	5,750,000	0	*

Keane Securities (4)	1,150,000	3.8%	1,150,000	0	*

Fred C. Boethling (5)	457,730	1.5%	454,230	3,500	*

Steven Reichert (6)	436,730	1.4%	436,230	500	*

Steven J. Kutcher (7)	119,498	*	109,643	9,855	*

Lynch Grattan (8)	125,000	*	125,000	0	*

Public Securities, Inc. (9)	34,834	*	34,834	0	*

Total	29,714,677		18,169,265	11,545,412

* Represents less than one percent.

(1)

Assumes that the selling stockholders will resell all of the registered shares. Because the selling stockholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each stockholder will own upon completion of this offering.

(2)

Includes 2,875,000 common shares and a common stock warrant. The warrant would entitle the holder to purchase up to 2,875,000 common shares at a price of $0.90 per share. By virtue of these holdings, Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. are each deemed to be an “affiliate” of ours and are therefore subject to certain regulations not otherwise applicable. Andrew Redleaf holds sole voting and investment control over these common shares and warrants as the managing member of Whitebox Advisors, LLC, which is the managing member of both Pandora Select Advisors, LLC and Whitebox Intermarket Advisors, LLC, the general partners of Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P., respectively.

(3)	Includes 2,179,664 common shares and a warrant to purchase up to 2,179,664 common shares at a price of $0.90 per share. Mr. Pentel is the Chairman of the Board and our largest single stockholder.

(4)

Includes two common stock warrants. The first warrant would entitle the holder to purchase up to 575,000 common shares at a price of $0.48 per share. The second warrant would entitle the holder to purchase up to 575,000 additional common shares at a price of $1.08 per share only if the first warrant is exercised. Keane Securities is a registered broker-dealer and received these warrants as compensation for acting as our placement agent.

(5)

Includes 329,230 common shares and warrants to purchase up to 125,000 common shares at a prices ranging from $0.70 to $1.75 per share. Mr. Boethling is the President and Chief Operating Officer of the Company and a member of the Board.

(6)

Includes 311,230 common shares and warrants to purchase up to 125,000 common shares at a prices ranging from $0.70 to $1.75 per share. Mr. Reichert is Vice President and General Counsel of the Company and a member of the Board.

(7)

Includes 47,143 common shares and warrants to purchase up to 62,500 common shares at a prices ranging from $0.70 to $1.75 per share. Mr. Kutcher is Vice President and Chief Financial Officer of the Company.

(8)

Includes warrants to purchase up to 125,000 common shares at a prices ranging from $0.70 to $1.75 per share. Mr. Grattan is the Director of RESALTA and REMEX, our Mexican subsidiaries and a member of the Board.

(9)	Includes a warrant to purchase up to 34,834 shares of common stock at $2.45 per share as payment for services as underwriter.

The securities previously issued to the selling stockholders were sold in private, unsolicited transactions that did not involve a public offering pursuant to an exemption from registration under Section 4(2) or Rule 506 of Regulation D of the Securities Act of 1933.

PLAN OF DISTRIBUTION

Each selling stockholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock.

The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Pandora Select Partners, LP and Whitebox Intermarket Partners L.P. are, and each of the other selling stockholders and any broker-dealer that assists in the sale of our common stock may be deemed to be, an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling stockholders may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

Because Pandora Select Partners, LP and Whitebox Intermarket Partners L.P. are, and each of the other selling stockholders may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act, Pandora Select Partners, LP and Whitebox Intermarket Partners L.P. are, and the other selling stockholders will be subject to prospectus delivery requirements.

Prior to any sales of the shares being registered hereunder, we will have informed Pandora Select Partners, LP and Whitebox Intermarket Partners L.P. that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act, will apply to its sales in the market, and we will have informed the other selling stockholders that these anti-manipulation rules may apply to their sales in the market. Also prior to any sales of the shares being registered hereunder, we will have provided all of the selling stockholders with a copy of such rules and regulations.

Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

Pandora Select Partners, L.P., Whitebox Intermarket Partners L.P. and the other selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

LEGAL PROCEEDINGS

From time to time, we may become involved in various claims and lawsuits incident to the operation of our business, including claims arising from accidents or from the delay or inability to meet our contractual obligations. We do not have any pending or threatened actions at this time.

MANAGEMENT

Directors and Executive Officers

We have listed below the names, ages and positions of our directors and executive officers. We do not maintain key person life insurance on any or our key personnel:

Name	Age	Position With CapSource

Randolph M. Pentel	47	Chairman of the Board, Director
Fred C. Boethling	61	President, Chief Executive Officer and Director
Steven Reichert	59	Vice President, General Counsel and Director
Steven J. Kutcher	54	Vice President, Chief Financial Officer
Lynch Grattan	55	Director
Wayne Hoovestol	48	Director
Bruce Nordin	51	Director
Scot Malloy	42	Director

          Randolph M. Pentel. Chairman of the Board, Director - CapSource Financial, Inc.; Director - Rentas y Remolques, S.A. de C. V.; Director - Remolques y Sistemas Aliados de Transportes, S.A. de C. V.

          Mr. Pentel is also the Managing Member and principal owner of RTL Group, LLC. In addition, since 1987, he has been the Executive Vice President and principal owner of Notification Systems, Inc., the largest provider of large-dollar check return notifications in the U.S. The electronic network, developed by Mr. Pentel, known as EARNS, supplies banks with advanced data notification of checks in the process of failing to clear, thereby allowing financial institutions nationwide the ability to reduce operating losses. Since 1987, Notification Systems, Inc. has grown steadily from 4,500 notifications per day, to over 25,000 today. All of the top financial institutions in the country use Notification System’s services. Mr. Pentel is also involved in various international charitable organizations.

          Mr. Pentel is also the owner and Managing Member of RTL Group, LLC, founded in 1998, which manufactures aircraft parts and components for companies such as Airbus Industries and Raytheon Corporation. RTL Group provides services such as machining, casting, plating & coatings, painting, as well as assembly of subcomponents.

          Fred C. Boethling. President, Chief Executive Officer and Director - CapSource Financial, Inc.; Director - Rentas y Remolques de Mexico, S.A. de C. V; Director - Remolques y Sistemas Aliados de Transportes, S.A. de C. V.

          Mr. Boethling began his employment with CapSource in 1998. He is responsible for the overall direction and management of CapSource and its subsidiaries. From 1994 to 1998, he was Co-Managing Partner of Capstone Partners, a firm specializing in planning and finance. From 1989 to 1993, Mr. Boethling was President, CEO and Chairman of the Board of Directors of KLH Engineering Group, Inc, a NASDAQ-listed engineering services holding company. During this period, Mr. Boethling developed the in-house acquisition management systems and procedures, developed and managed the deal flow, evaluated over 400 acquisition candidates and completed seventeen acquisitions and took the firm public. From 1983 to 1988, Mr. Boethling was Chairman of Sandstone Capital Corporation, a private management consulting and investment firm specializing in start-ups. From 1979 to 1982, he was a co-founder, President and Director of Hart Exploration & Production Co., a NASDAQ-listed independent oil and gas firm. Prior to that, for a period of eleven years, Mr. Boethling was employed by Cities Service Oil Company, a Tulsa, Oklahoma-based, NYSE-listed major oil company, first as an Engineer in Midland, Texas and then as Exploration Manager for Canada-Cities Service, Ltd., the Canadian subsidiary of Cities Service. Mr. Boethling graduated from the University of Minnesota with a Bachelor’s degree in engineering in 1968.

          Steven E. Reichert. Vice President, General Counsel, Secretary and Director - CapSource Financial, Inc.; Director - Rentas y Remolques de Mexico, S.A. de C. V.; Director - Remolques y Sistemas Aliados de Transportes, S.A. de C. V.

          Mr. Reichert began his employment with CapSource in 1998. He serves as general counsel for CapSource and is responsible for the negotiation of various agreements and general legal matters and is involved in developing and implementing overall financial strategy for CapSource. From 1994 to 1998, he was Co-Managing Partner of Capstone Partners. From 1991 to 1994, Mr. Reichert was associated with the international law firm of Popham, Haik, Schnobrich & Kaufman, Ltd. where he practiced in the area of securities and complex commercial litigation. Prior to that, Mr. Reichert was a founder and Senior Vice President and Director responsible for strategic planning, acquisitions and capital development for Sequel Corporation, a NASDAQ-listed, telecommunications company.

From 1979 to 1982, Mr. Reichert was a co-founder, Senior Vice President and Director of Hart Exploration & Production Co., a NASDAQ-listed independent oil and gas firm. From 1966 to 1979, Mr. Reichert was Vice President in charge of the Underwriting Department at Dain Bosworth, Inc., a regional investment banking firm. He is a past member of the Board of Arbitrators for the National Association of Securities Dealers. Mr. Reichert received his Juris Doctor degree (Cum Laude) from Hamline University School of Law in 1991 and his undergraduate degree in economics from the University of Minnesota in 1988.

          Steven J. Kutcher. Vice President and Chief Financial Officer - CapSource Financial, Inc.

          Mr. Kutcher is responsible for treasury management, accounting and financial reporting for CapSource. Mr. Kutcher has substantial experience in managing foreign operations. Prior to joining CapSource, from 1982 to 2000, he was employed by International Multifoods Corporation, initially as Manager of International Accounting & Analysis (Minneapolis, Minnesota) (1982 to 1985), followed by Assistant Controller Venezuelan Operations (Caracas) (1985 to 1987), Controller Mexican Operations (Mexico City) (1987 to 1990), Group Controller International Operations (Minneapolis) (1990 to 1993), Director of Planning and Procurement Venezuelan Operations (Caracas) (1993 to 1995), Vice President of Finance Venezuelan Operations (Caracas) (1995 to 1999) and Chief Financial Officer and Vice President of Finance Multifoods Distribution (Denver, Colorado) (1999 to 2000). Before joining International Multifoods, he acquired public accounting experience, first as a Staff Auditor with Mazanec, Carlson & Company, CPA in St. Paul, Minnesota from 1977 to 1978 and later as a Senior Auditor at Boyum & Barenscheer, CPA in Minneapolis from 1978 to 1981. From 1975 to 1977 he was Finance and Accounting Manager with Minnesota Public Radio. From 1974 to 1975 he was an internal bank auditor with Bremer Bank Group, a bank holding company located in St. Paul, Minnesota. Mr. Kutcher received a BA in Accounting & Business Administration from St. John’s University in Collegeville, Minnesota in 1974 and a Certificate of Advanced Studies in International Management from Thunderbird-The American Graduate School of International Management in Phoenix, Arizona in 1981. Mr. Kutcher holds various professional certifications and is a member of a number of professional organizations.

          Lynch Grattan. Director - CapSource Financial, Inc.; Director General and Director - Rentas y Remolques de Mexico, S.A. de C. V.; Director General and Director - Remolques y Sistemas Aliados de Transportes, S.A. de C. V.

          Mr. Grattan is responsible for the overall management of REMEX and RESALTA. He has substantial experience with Mexican development banks and other financial institutions. In addition, he has been involved with various privatization efforts in Mexico. While he was born in the U.S., Mr. Grattan has spent much of his life in Mexico. He has been a resident of Mexico City for the past 22 years. He brings to us a thorough understanding of the Mexican business culture, a broad base of contacts among Mexican and multi-national business leaders domiciled in Mexico and a familiarity with Mexican government departments and agencies. Prior to joining REMEX, from 1995 to 1997, Mr. Grattan was a Partner with Palmer Associates, S.C., a risk management and consulting firm based in Mexico City. Beginning in 1992, Mr. Grattan provided agribusiness consulting services to a wide range of clients. Also, in 1992, Mr. Grattan organized the agribusiness division of FINBEST, S.C., a small Mexican merchant banking firm. While he is no longer active in the firm, he remains a Partner. While he is employed full time at REMEX and RESALTA, he is widely respected in the agribusiness sector and is called upon from time to time for public speaking engagements. REMEX encourages this practice as it helps build relationships which are essential to doing business in Mexico. From 1987 to 1992, he represented ConAgra International, Inc. in Mexico. He opened and served as Director of the Con-Agra Offices in Mexico City, where his primary responsibility was the formation of export/import joint ventures. From 1982 to 1987, Mr. Grattan was Marketing and Sales Manager for the Protein Technologies division of Ralston Purina Company. He organized, staffed, trained and directed the national sales force for Isolated Soy Protein Products in Mexico. From 1975 to 1981, Mr. Grattan was employed by Purina S.A. de C.V., the Mexican subsidiary of Ralston Purina Company, first as District Manager and later as National Products Manager. Mr. Grattan is a member of numerous Mexican civic and business organizations. He is active in the American Chamber of Commerce in Mexico City, the largest Chamber of Commerce outside the U.S. He has won several awards from the Chamber and is currently Vice President and Treasurer of the Chamber. He holds a Bachelors Degree in Agriculture from Texas Tech University.

          Wayne Hoovestol. Director - CapSource Financial, Inc.

          Mr. Hoovestol is President and Chief Executive Officer of Hoovestol, Inc. a long-haul trucking company headquartered in Eagan, Minnesota that specializes in providing trucking services to the U.S. Postal Department. Mr. Hoovestol founded Hoovestol Inc. in 1978 with eight trucks and trailers. Today, Hoovestol Inc. employs 400 people. Mr. Hoovestol is also President and Chief Executive Officer of Major Transport, a long-haul truck load carrier which he founded in 2000. Major Transport employs 300 people and is also headquartered in Eagan, Minnesota. Mr. Hoovestol has recently completed 10 years of service as a National Board Member of the National Star Route Mail Contractors Association. In addition, he serves on the Board of Directors of two Midwest companies engaged in the production of ethanol.

          Bruce Nordin Director - CapSource Financial, Inc.

           Bruce Nordin joined Whitebox in 2004 after a career as a “serial CEO”, leader of turnarounds at several troubled or start-up firms and working in the commercial real estate industry. From 2003 to 2004, he was a Principal for Primera Investments, a firm specializing in business consulting and real estate activities. Mr. Nordin was CEO and founder (2001 to 2003) for CDMdata, an automation data collection hardware/software company. Prior to that, he was the Acting CEO (1999 to 2001) for Bio-key International, a biometric fingerprint software company. From 1995 to 1999, Mr. Nordin was President and CEO for Communications Holdings, Inc. which owned three entities in the system integration business and telecommunications businesses. From 1985 to 1995, he was a commercial real estate broker for Primera Investments and CBRE. Prior to that, Mr. Nordin resided in Australia, working for a large leveraged buyout firm, Elders IXL Limited and Graco, Inc. a manufacturer of fluid handling equipment. Mr. Nordin graduated from the University of Minnesota with a B.S.B. degree in 1976.

          Scot Malloy Director - CapSource Financial, Inc.

          Scot Malloy joined Whitebox in 2001 after spending 10 years in investment banking at firms including Robertson Stephens, where he was Managing Director and Global Head of the telecom equipment group; Wessels, Arnold and Henderson; and Dain Rauscher Wessels. His experience includes over 80 public equity offerings, private placements, and mergers and acquisitions. Scot is a graduate of the United States Naval Academy. After serving eight years as an active duty naval officer he received his MS in Industrial Administration from Carnegie Mellon.

          Our entire Board of Directors has acted as our audit committee. Because our securities are not listed on one of the national exchanges, we are not required to appoint a separate audit committee comprised of three independent directors. In addition, until May 1, 2006, we did not have three independent directors serving on our Board of Directors. However, now that we do have three independent directors serving on our Board and in the hope that we will qualify to be listed on one of the national exchanges in the future, we plan to establish a formal audit committee in 2007.

EXECUTIVE COMPENSATION

Director Compensation

          Beginning in 1999, each year we granted employee members of the Board of Directors for their services on the Board, warrants to purchase 25,000 shares of common stock at prices determined to be fair market value at the time of grant. We also granted non-employee members of the Board of Directors for their services on the Board, warrants to purchase 50,000 shares of common stock at prices determined to be fair value at the time of grant, and a $500 fee per meeting attended. All warrants vested immediately and expire five years from the date of grant.

Executive Compensation

          Our Board of Directors determines executive compensation. The following table provides certain information regarding compensation earned by or paid to our Chief Executive Officer, Vice President/General Counsel and Vice President/Chief Financial officer during each of the past three years. No other executive officers received compensation in excess of $100,000 during the most recent fiscal year.

CapSource Financial, Inc.
Summary Compensation Table
As of 12/31/05

							Long Term Compensation
		Annual Compensation				Consulting Fees
Name and	Fiscal Year						Securities Underlying Warrants
Principal Position	Compensation	Salary		Bonus

Fred C. Boethling	2005	$143,925					25,000 (3)
CEO & President	2004	$101,400		$50,000	(8)		25,000 (4)
	2003	$133,800		$50,000	(8)		25,000 (5)

Steven E. Reichert	2005	$117,500					25,000 (3)
Vice President &	2004	$65,000		$37,000	(8)		25,000 (4)
General Counsel	2003	$112,800		$50,000	(8)		25,000 (5)

Steven J. Kutcher	2005	$136,538	(2)
Consultant, CFO &	2004	$43,000	(1)	$41,093	(2)		12,500 (6)
Vice President	2003	$123,000					25,000 (7)

(1)	Represents six months of employment. Employment terminated June 30, 2004.
(2)	Executive provided independent consulting services effective July 1, 2004.
(3)	Warrants granted to the executive in his capacity as a director as follows: 25,000 have an exercise price of $.70 and expire on 12/31/2010.
(4)	Warrants granted to the executive in his capacity as a director as follows: 25,000 have an exercise price of $.80 and expire on 12/31/2009.
(5)	Warrants granted to the executive in his capacity as a director as follows: 25,000 have an exercise price of $1.75 and expire on 12/31/2008.
(6)	Warrants granted to the executive in his capacity as a director for six months as follows: 12,500 have an exercise price of $.80 and expire on 12/31/2009.
(7)	Warrants granted to the executive in his capacity as a director for six months as follows: 25,000 have an exercise price of $1.75 and expire on 12/31/2008.
(8)	Performance incentive.

Employment Agreements

          On December 10, 2000, we entered into employment agreements with Mr. Boethling, Mr. Reichert and Mr. Grattan. Those agreements provide that we will employ Mr. Boethling, Mr. Reichert and Mr. Grattan for a period ending two years after we give written notice of our intention to terminate Mr. Boethling, Mr. Reichert or Mr. Grattan or until they turn 65 years of age, whichever is earlier. The contracts provide for an annual minimum base salary of $96,000 subject to adjustments at the discretion of the Board of Directors, participation in any other insurance, pension, savings and health and welfare plans offered by the Company, and the executive’s option to receive up to 25% of his base salary in common stock on the basis of one (1) share of common stock for each $1.00 of base salary so designated. Salary accrued in 2002 and 2003 for Mr. Boethling and Mr. Reichert in the amounts $56,700 and $25,200, respectively, was paid by CapSource common stock issued in October 2003, in lieu of cash payment. The employment may be terminated for cause or breach of the contract after opportunity to cure.

          On April 21, 2006, we modified the employment contacts of Mr. Boethling and Mr. Reichert. The amendments provide that the Company will employ them for a period ending two years after we give written notice of our intention to terminate Mr. Boethling, or Mr. Reichert or until they turn 70 years of age, whichever is earlier. Further, the payments during the two-year period after notice of termination are limited to $300,000 in Mr. Boethling’s case and $250,000 in Mr. Reichert’s instead of an amount equal to two years of salary at their then current rate. In addition, the amendments added a six-month non-competition and non-disclosure provisions to the employment agreements.

          On January 9, 2006, the Company entered into an employment agreement with Steven J. Kutcher as its vice president and chief financial officer effective as of that date. The contract provided for an annual minimum base salary of $132,000 subject to adjustments at the discretion of the Board of Directors, participation in any other insurance, pension, savings and health and welfare plans offered by the Company and three months severance, and a grant of $33,000 worth of restricted stock valued at $.70 per share vesting one-third on the first, second and third anniversary dates of the agreement. On May 1, 2006, the salary was increased to

$172,000 and the severance was changed to five months. The employment agreement is for a term of three years. During the past five years Mr. Kutcher has served as chief financial officer of the issuer and has acted as a financial consultant to the issuer. Mr. Kutcher has no family relationships with any of our other officers or directors.

Stock Options, Warrants

          No options were granted to the named executive officers, and no options were exercised by the named executive officers during 2005. Except for warrants for participating on the Board in 2005, no warrants were granted to any of the named executive officers and no warrants were exercised by the named executive officers during 2005.

          The following table summarizes the aggregate value of the warrants to which the named executive was entitled at December 31, 2005 by the executive officers named in the Summary Compensation Table.

	Year-End Values

	Number of Securities Underlying			Value of Unexercised
	Unexercised Warrants at			In-the-Money Warrants at
	Year-End			Year-End (3)
Name	Exercisable		Unexercisable	Exercisable	Unexercisable

Fred C. Boethling	125,000	(1)	—	—	—
Steven Reichert	125,000	(1)	—	—	—
Steven Kutcher	62,500	(2)	__	—	—

(1)

These warrants vested 100% at the time of grant and were granted to the executive in his capacity as a director as follows: 25,000 have an exercise price of $1.30 and expire on 4/12/2007; 25,000 have an exercise price of $1.75 and expire on 12/31/2007; 25,000 have an exercise price of $1.75 and expire on 12/31/2008; 25,000 have an exercise price of $.80 and expire on 12/31/2009; and 25,000 have an exercise price of $.70 and expire on 12/31/2010.

(2)

These warrants vested 100% at the time of grant were granted to the executive in his capacity as a director as follows: 25,000 have an exercise price of $1.75 and expire on 12/31/2007; 25,000 have an exercise price of $1.75 and expire on 12/31/2008; and 12,500 have an exercise price of $.80 and expire on 12/31/2009.

(3)	Based on an estimated market price of $0.61 per share.

PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

(a)	Security ownership of certain beneficial owners (5% or greater).

          The following table presents information provided to us about the beneficial ownership of common stock as of November 30 , 2006, by persons known to us to hold 5% or more of our stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares

Randolph Pentel(1) (2)	15,890,885	52.5%
Pandora Select Partners L.P. (3)(4) (5)	5,750,000	19.0%
Whitebox Intermarket Partners L.P. (3)(4)(5)	5,750,000	19.0%

(1)	The address of the named individual is c/o CapSource Financial, Inc., 2305 Canyon Boulevard, Suite 103, Boulder, Colorado 80302.

(2)

Includes 2,429,664 shares of common stock issuable upon the exercise of warrants that are currently exercisable as follows: 50,000 have an exercise price of $1.30 and expire on 4/12/2007; 50,000 have an exercise price of $1.75 and expire on 12/31/2007; 50,000 have an exercise price of $1.75 and expire on 12/31/2008; 50,000 have an exercise price of $.80 and expire on 12/31/2009; 50,000 have an exercise price of $.70 and expire on 12/31/2010; and 2,179,664 have an exercise price of $.90 and expire on 5/1/2011.

(3)	The address of the named entity is 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416

(4)	Includes 2, 875 ,000 shares of common stock issuable upon the exercise of warrants that are currently exercisable , at $.90 with an expiration date of April 30, 2011.

(5)	Includes 750,000 shares of common stock issued upon the exercise of the right to purchase such shares within 180 days of May 1, 2006 at $.40 per share.

(b)      Security ownership of management.

          The following table presents information provided to us as to the beneficial ownership of Common Stock as of November 30 , 2006, by all current directors, executive officers and all directors and executive officers as a group. All shares represent sole voting and investment power, unless indicated to the contrary.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Shares

Fred C. Boethling (2)	457,730	1.5%
Steven Reichert (2)	436,730	1.4%
Randolph Pentel (3)	15,890,885	52.5%
Lynch Grattan (2)	125,000	0.4%
Wayne Hoovestal (4)	50,000	0.2%
Steven Kutcher (5)	119,498	0.4%

All directors and officers and as a group (6 persons) (6)	17,079,843	56.4%

(1)	The address of the named individual is c/o CapSource Financial, Inc., 2305 Canyon Boulevard, Suite 103, Boulder, Colorado 80302.

(2)

Includes 125,000 shares of common stock issuable upon the exercise of warrants that are currently exercisable as follows: 25,000 have an exercise price of $1.30 and expire on 4/12/2007; 25,000 have an exercise price of $1.75 and expire on 12/31/2007; 25,000 have an exercise price of $1.75 and expire on 12/31/2008; 25,000 have an exercise price of $.80 and expire on 12/31/2009; and 25,000 have an exercise price of $.70 and expire on 12/31/2010.

(3)

Includes 2,429,664 shares of common stock issuable upon the exercise of warrants that are currently exercisable as follows: 50,000 have an exercise price of $1.30 and expire on 4/12/2007; 50,000 have an exercise price of $1.75 and expire on 12/31/2007; 50,000 have an exercise price of $1.75 and expire on 12/31/2008; 50,000 have an exercise price of $.80 and expire on 12/31/2009; 50,000 have an exercise price of $.70 and expire on 12/31/2010; and 2,179,664 have an exercise price of $.90 and expire on 5/1/2011.

(4)	Includes 50,000 shares of common stock issuable upon the exercise of warrants that are currently exercisable at $.70 and expire on December 31, 2010.

(5)

Includes 62,500 shares of common stock issuable upon the exercise of warrants that are currently exercisable as follows: 25,000 have an exercise price of $1.75 and expire on 12/31/2007; 25,000 have an exercise price of $1.75 and expire on 12/31/2008; and 12,500 have an exercise price of $.80 and expire on 12/31/2009.

(6)	Includes 2,917,164 shares of common stock issuable upon the exercise of warrants that are currently exercisable.

DESCRIPTION OF SECURITIES

          Our authorized capital stock consists of 100,000,000 shares of undesignated stock, 20,433,321 shares of which are common stock currently issued and outstanding.

          The Board of Directors, without further action by the stockholders, is authorized to issue different classes of common stock and/or preferred stock in one or more transactions. At November 30 , 2006, no shares of preferred stock or other classes of common stock have been issued.

Common Stock

          All shares of the common stock now outstanding are, and the shares offered hereby will be, duly authorized, validly issued, fully paid and nonassessable. The holders of the common stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of the assets available for distribution to holders of the common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters which stockholders may vote on at all meetings of stockholders.

          The holders of the common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of our directors to be elected, if they so choose. In that event, the holders of the remaining shares will not be able to elect any of our directors.

          The payment by us of dividends, if any, in the future rests within the discretion of the Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. Due to our anticipated financial needs and future plans, we do not contemplate paying any dividends upon the common stock in the foreseeable future.

          We use U.S. Stock Transfer Corp. of Glendale, California as transfer agent and registrar for our common stock.

Preferred Stock

          Our Articles of Incorporation authorize the issuance of 100,000,000 shares of undesignated stock, 20,433,321 shares of which are common stock currently issued and outstanding. There are no shares of preferred stock outstanding. The Board of Directors, without further action by the stockholders, is authorized to establish and issue different classes or series of preferred stock, fix rights and preferences of those classes or series, fix the number or change the number of shares constituting any class or series and fix or change any special rights, qualifications, limitations or restrictions relative to any class or series. One of the effects of having undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby protect the continuity of our management. The issuance of preferred stock may adversely affect the rights of holders of common stock. For example, preferred stock may rank prior to common stock as to dividends, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Consequently, the issuance of preferred stock may discourage bids for the common stock at a premium or otherwise adversely affect the price of the common stock. We will not offer preferred stock to any officer, director or 5% shareholder, except on the same terms that are offered to all other existing or new stockholders.

EXPERTS

          The consolidated financial statements of CapSource Financial, Inc. as of December 31, 2005 and 2004, and for the years then ended, have been included in this prospectus and in the registration statement in reliance upon the report of Hernandez, Marrón y Cía. S.C., independent accountants, appearing elsewhere in this prospectus, and upon the authority of Hernandez, Marrón y Cía., S.C. as experts in accounting and auditing.

          The consolidated financial statements of Prime Time Equipment, Inc. as of December 31, 2005 and 2004, and for the years then ended, have been included in this prospectus and in the registration statement in reliance upon the report of Gordon, Hughes &

Banks LLP, independent accountants, appearing elsewhere in this prospectus, and upon the authority of Gordon, Hughes & Banks LLP as experts in accounting and auditing.

          The validity of the shares of Common Stock offered in this prospectus was passed upon for us by Rider Bennett LLP Minneapolis, Minnesota.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Our Articles of Incorporation, our Bylaws and the provisions of the Colorado Business Corporation Act, which govern our actions, provide that our present and former officers and directors shall be indemnified against certain liabilities and expenses which any of them may incur as a result of being, or having been, our officer or director. Indemnification is contingent upon certain conditions being met, including, that the person: conducted himself or herself in good faith; reasonably believed (i) in the case of conduct in an official capacity with us, that his or her conduct was in our best interest; and (ii) in all other cases, that his or her conduct was at least not opposed to our best interests; and in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify a director in connection with a proceeding by us or in our right in which the director was adjudged liable to us; or in connection with any proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

          In addition, our Articles of Incorporation provide that a director shall not be liable for monetary damages for a breach of the director’s fiduciary duty, except for a breach of the duty of loyalty, acts not in good faith or involving intentional misconduct or a knowing violation of law, violations involving unlawful distributions, or for actions from which the director derived an improper personal benefit.

          Insofar as the indemnification of liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons by the provisions of our Articles of Incorporation, Bylaws and the provisions of the Colorado Business Corporation Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

BUSINESS

          General

          CapSource Financial, Inc. is a U.S. corporation, incorporated February 16, 1996, with its principal place of business in Boulder, Colorado. In addition, we have an office in St. Paul, Minnesota. We are a holding company that sells new and used dry van trailers and refrigerated truck trailers, parts and related equipment in the U.S. and Mexico and leases dry van trailers and related equipment in Mexico.

          CapSource was founded on the belief that the passage of NAFTA would cause a profound and sustainable increase in trade between the U.S. and Mexico and with the knowledge that the vast majority of trade between the two countries moves by truck. Further, we believed that California and Texas and the major transportation corridors through them would become focal points of the increase in trade.

          In Mexico, we sell dry van and refrigerated truck trailers and parts through our wholly owned subsidiary RESALTA,1. In the United States we sell dry van and refrigerated truck trailers and parts through our wholly owned operating subsidiary CapSource Equipment Company, Inc., d/b/a Prime Time Trailers, located in Fontana, California. Both RESALTA and Prime Time Trailers also buy and sell used truck trailers and associated equipment. In addition, in Mexico, we lease dry vans, flatbeds, trailer dollies and associated equipment through our leasing subsidiary REMEX.1.

          In the U.S. our Prime Time Trailer subsidiary is the authorized dealer for Hyundai Translead truck trailers and parts in California. RESALTA, our Mexican trailer sales subsidiary, is the authorized Hyundai Translead trailer dealer for all of Mexico.

1As is customary in Mexico, both RESALTA and REMEX have an associated service company that employs all of the personnel who perform services for the operating companies. The service company invoices RESALTA and REMEX for the total personnel costs incurred on a monthly basis. This operating structure, which is common business practice in Mexico, is done as part of a financial and tax planning tool to limit certain personnel costs and related tax liabilities. The service company for REMEX and RESALTA is Opciones Integrales de Arrendamiento, S.A. de C.V.

          In September of 2006, we reached agreement with Hyundai Translead to become the authorized Hyundai dealer for truck trailers in Texas. We have leased a facility in the Dallas/Ft. Worth area and are currently applying for the necessary state regulatory permits to operate a trailer sales facility. We anticipate we will operate our Texas sales operation under the name CapSource Equipment Company, Inc., d/b/a Prime Time Trailers. In November 2006, we received a dealers license from the State of Texas, and we expect to begin sales operations there in the first quarter of 2007.

New Product Development

          On November 29, 2005, we announced the introduction of an all new, all aluminum, curtain-side beverage trailer at Expo Transporte ANPACT 2005 in Guadalajara, Mexico. The trailer was designed by engineers at Fontaine Trailer Company and Roll-Tite Inc. with significant input from us and beverage manufacturers in Mexico. The new trailer is unique in both design and strength and is the subject of three U.S. patents. While weighing only 10,100 pounds, the beverage trailer has a payload of over 66,000 pounds. We believe there will be a significant market for a stronger, lighter beverage trailer in Mexico.

          In April 2006, two prototype beverage trailers were delivered for testing to FEMSA, one of the largest Coca-Cola bottlers in the world. The testing period ended in September 2006. FEMSA has been running the beverage trailers continuously since April and at maximum capacity. FEMSA has reported that the trailers have exceeded their expectations. There has been no down time for mechanical repairs and we believe that using the beverage trailers has resulted in a fuel savings over the traditional beverage trailers. FEMSA has indicated that it will purchase the new style beverage trailer from us if the final weight of the trailer can be reduced slightly and we can agree on pricing and other terms of sale.

          We anticipate that the cost of our beverage trailers will be greater than the cost of the type of beverage trailers currently in use in Mexico. We also anticipate that the increased cost will be offset by the larger payload and decreased operating costs. However, there can be no assurance that our beverage trailers can or will be sold in significant quantities in Mexico.

RESALTA

          RESALTA was formed in 2001 to take advantage of an agreement negotiated between CapSource and Hyundai which provides CapSource with the exclusive right to market and sell Hyundai truck trailers and parts in Mexico. RESALTA is headquartered in Mexico City. RESALTA also has a sales facility in Monterrey and a sub-dealer arrangement with a group in Guadalajara as well as several other independent sales representatives throughout Mexico. In 2005, RESALTA sold approximately $20 million of Hyundai equipment.

          Since the passage of NAFTA in 1994, trade between the U.S. and Mexico has increased dramatically. The vast majority of trade between the U.S. and Mexico moves by truck. This has resulted in an increase in demand for truck trailers to accommodate the increased trade. In addition, growth in both the U.S. and Mexican economies has increased the general demand for transportation services and equipment, including truck trailers.

          RESALTA completed its first sale in August 2001, but the overall economic downturn at that time, exacerbated by the events of September 11, 2001, negatively impacted our entry into the Mexican market. After suffering only sporadic sales in early 2002, our revenue began to grow by the second-half of that year. In the first quarter of 2003, as we focused our efforts on improving customer service and increasing our visibility as the exclusive Hyundai trailer distributor in Mexico, we opened a new trailer sales facility in Mexico City, hiring a full-time general manager to direct the sales/distribution operations. Since that time our sales revenue has grown dramatically. In June 2006, RESALTA was recognized by Hyundai Translead as “Top Dealer for 2005” based upon the dollar volume of trailer sales as well as “Top Dealer for 2005” for the sale of parts. The following table shows the growth in sales from inception to present:

Year	2001	2002	2003	2004	2005

RESALTA Sales	$ 388,260	$ 3,186,458	$ 5,390,854	$ 6,531,106	$ 20,081,151

           To support our new trailer sales in Mexico we have a $1 million credit facility with Hyundai Translead. Under the terms of the credit facility RESALTA has 90 days from the date of delivery to pay for trailers that it purchases from Hyundai Translead. The credit facility is secured by the pledge of 1,000,000 shares of CapSource Financial common stock by our Chairman. In addition, on October 23, 2006, RESALTA entered into a $3.6 million (U.S.) floor plan credit line agreement with Financieros Navistar, S.A. de C.V. of Mexico City. Under the agreement RESALTA may utilize the full amount of the credit facility to purchase new trailers or up to $1 million (U.S.) of the credit facility to finance the purchase and sale of used dry van trailers and refrigerated trailers (and the balance for new trailers). In addition to other restrictive covenants, the agreement requires RESALTA to provide Navistar with the original title of ownership for each financed trailer until that trailer is sold and Navistar has been paid.

          Our competitors for trailer sales in Mexico include the U.S. manufacturer Utility and its independent distributor, Utility de Mexico. Certain US dealers, including Vanguard, Lufkin, Great Dane and Wabash also sell in Mexico. Additionally, Fruehauf de Mexico offers its products in Mexico and is the only significant Mexican trailer manufacturer.

Prime Time Trailers

          On May 1, 2006, through our wholly-owned subsidiary CapSource Equipment Company, Inc., we purchased substantially all of the operating assets and business of Prime Time Equipment, Inc., a Fontana, California-based authorized dealer for Hyundai Translead trailers, for total consideration of approximately $1,970,000, of which $1,014,300 was paid in cash at closing. The balance of approximately $955,000, which consisted of the assumption of certain liabilities, will be paid in due course. The total purchase price consideration of $1,970,000 has been allocated to the assets acquired, including identifiable intangible assets, based on their respective fair values at the date of acquisition. Such allocation resulted in goodwill of approximately $98,000. The purchase price was allocated to intangibles based on management’s estimate. We expect to finalize the purchase price allocation within twelve months of the acquisition date upon completion of an independent appraisal of the fair values of the acquired assets, and as certain initial accounting estimates are resolved.

          In 2005, Prime Time Equipment, Inc. had total sales of approximately $25 million, including approximately $19 million of Hyundai equipment. In June of 2006, Prime Time was recognized by Hyundai Translead as “Top Dealer for 2005” based upon the number of units sold in 2005. The results of Prime Time’s operations have been included in our interim consolidated financial statements since May 1, 2006.

          To support our new and used trailers sales operations in the U.S. we have entered into a floor plan financing arrangement with Navistar Financial Corporation. Under the terms of the agreement Navistar provides Prime Time Trailers with up to $3 million of financing to acquire new and used trailer inventory. Debt of $862,000 that was assumed in the acquisition of Prime Time was provided under this credit arrangement. The financing on new trailers is at a rate of prime plus 1.25% and on used trailers the financing rate is prime plus 1.75%. Under our agreement with Hyundai Translead it pays Navistar for the first thirty days of financing on new trailers purchased from Hyundai. Hyundai Translead and Navistar are not related entities. In addition, under our agreement with Navistar we can offer our customers financing for the purchase of trailers and receive a referral fee from Navistar if they choose to finance the customers purchase.

REMEX

          REMEX, the successor to Mexican-American-Canadian Trailer Rentals Mexican operations, operates as the equipment leasing arm of our company with headquarters in Mexico City. REMEX leases van trailers, flatbeds, trailer dollies and related equipment to contract carriers and private fleets in Mexico. As of November 30 , 2006, REMEX owned 120 units, of which 112 were under lease, resulting in a 93 % utilization rate. All leases are operating leases.

          In the past several years, our resources have been directed towards our trailer sales business and away from the leasing operation. At the present time we do not have sufficient funding to both expand our trailer sales business and acquire additional equipment to allow us to expand our leasing operations. In order to significantly expand REMEX’s business we will require an adequate and ongoing source of capital. We are currently seeking one or more financial partners to participate with us in the expansion of our leasing activities in Mexico. Unless new leases are originated on a regular basis, the leasing business tends to be self-liquidating as the average age of the lease fleet increases and equipment comes off lease and is sold. The size of our lease fleet and its importance to our overall operations have declined in recent years in that we have not had the capital to add equipment to the lease fleet.

Industry Background

          Mexico is strategically situated between Atlantic Europe and the nations of the Pacific Rim, as well as culturally and geographically located between the world’s largest economy, the United States to the north, and the developing economies of Central and South America.

          In terms of land area, Mexico is the 13th largest country in the world with an area of 1,967,183 square km or 759,530 square miles, about three times the size of Texas. Mexico has an estimated population of 103.0 million, 72% of whom live in urban areas and more than 50% of whom are less than twenty years of age. Mexico has three major inland industrial centers: Monterrey, Guadalajara and Mexico City. In addition, Mexico has major ports on both the Atlantic and Pacific coasts.

          On January 1, 1994, Mexico entered the North American Free Trade Agreement with the U.S. and Canada, further reducing barriers to trade with Mexico for U.S. and Canadian companies and removing many restrictions on foreign investment. NAFTA has created a powerful economic bloc of 406 million consumers in the U.S., Mexico and Canada. The combined gross national products of the three NAFTA participants are over $11 trillion U.S. The U.S. Trade office states that NAFTA has and will continue to provide numerous opportunities to business, industry and workers throughout the trade area. NAFTA was designed to lead to a more efficient use of North American resources - capital, land, labor and technology - while heightening competitive market forces.

          As a result of NAFTA, the U.S. and Mexico are very close to “free trade” in goods with the average U.S. duty on Mexican goods at .01 percent in 2005 and Mexico’s duty on U.S. goods are even smaller at 0.003%.

          The vast majority of U.S.-Mexico trade moves by truck. U.S. Customs Service statistics show that border crossings of trucks between the United States and Mexico have increased almost 200% since the passage of NAFTA.

          Mexico is now the United States’ second largest trading partner with an average of $650 million in goods crossing the border each day. Since the implementation of NAFTA goods trade between the U.S. and Mexico has increased over three-and-one half times; this increase is nearly double the increase in trade between the U.S. and the rest of the world. According to President George W. Bush, NAFTA has brought about a “truly remarkable expansion of trade and investment among our countries” and “Mexico, is an incredibly important part of the future of the United States.” Data provided by the U.S. Customs Service shows that since the passage of NAFTA, truck crossings at the various U.S./Mexican border checkpoints have increased approximately 198%.

Business and Expansion Strategy

          Our business is providing value-added services for the transportation industry. Our primary focus has been on the substantial business opportunities resulting from the passage of NAFTA, in particular U.S.-Mexico trade. Currently we provide new and used trailers, parts and service and lease/rentals to the cross-border and adjacent markets – California and Mexico. We expect to develop a presence in Texas.

          CapSource’s executive management works with the operating company management teams at Prime Time Trailers, REMEX and RESALTA to formulate and implement business plans and strategies consistent with our overall corporate goals. Each of our subsidiaries is party to an inter-company service agreement under which the parent company provides management services in exchange for a fee. Operating company management personnel direct the operating companies based on established goals. Investment and capital allocation decisions are made by the executive management and board of directors of CapSource.

          Our growth strategy involves both internal growth as well as growth by acquisition. We are expanding our current services as well as adding to our package of services. We are doing this by growing our existing and acquired businesses as well as realizing operating synergies between these businesses.

Government Regulation

          Our truck trailer leasing and distributor businesses are subject to extensive and changing governmental regulation governing licensure, conduct of operations, payment of referral fees, purchase or lease of facilities and employment of personnel by business corporations. We believe that our operations are structured to comply with all such laws and regulations currently in effect as well as laws and regulations enacted or adopted but not yet effective. We can offer no assurance, however, that enforcement authorities will not take a contrary position. We also believe that, if it is subsequently determined that our operations do not comply with such laws or regulations, we can restructure our operations to comply with such laws and regulations. We can offer no assurance, however, that we would be able to so restructure our operations. In addition, we can offer no assurance that jurisdictions in which we operate or will operate will not enact similar or more restrictive laws and that we will be able to operate or restructure our operations to comply with such new legislation or regulations or interpretations of existing or new legislation and regulations.

Future Acquisitions

          As part of our strategy to expand our business, we intend to pursue the acquisition of other businesses in both the U.S. and Mexico. While we have developed criteria that we will use to evaluate such acquisition opportunities, we can offer no assurance that we will be successful in acquiring other businesses and, if we do acquire another business, that the acquisition will be on terms that are favorable to us or that the acquired business will be successfully integrated into ours. Currently we have no agreement to acquire any business.

Risk of Liability

          Although we have no history of material legal claims, we may be subject to claims and lawsuits from time to time arising from the operation of our business, including claims arising from accidents. Damages resulting from and the costs of defending any such actions could be substantial. In the opinion of management, we are adequately insured against personal injury claims and other business-related claims. Nevertheless, there can be no assurance we will be able to maintain such coverage, or that it will be adequate.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

          Our discussion and analysis of CapSource’s financial condition and results of operations are based upon consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Our significant accounting policies are described in Note 1 to our Consolidated Financial Statements as set forth elsewhere in this Form SB-2. We have identified certain of these policies as being of particular importance to the presentation of our financial position and results of operations and which require the application of significant judgment by our management. We analyze our estimates, including those related to lease revenue, depreciation rates, impairment of equipment, residual values, allowance for doubtful accounts, income tax valuation allowance, the fair value of beneficial conversion features and contingencies and litigation, and base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. We believe the following critical accounting policies affect our most significant judgments and estimates used in the preparation of our consolidated financial statements:

          LEASE ACCOUNTING. Statement of Financial Accounting Standards No. 13, Accounting for Leases, as amended, requires that a lessor account for each lease by either the direct financing or sales-type method (collectively capital leases), or the operating lease method. Capital leases are defined as those leases that transfer substantially all of the benefits and risks of ownership of the equipment to the lessee. Our leases are classified as operating leases for all of our leases and for all lease activity as the lease contracts do not satisfy the criteria to be recognized as capital leases. For all types of leases, the determination of return on investment considers the estimated value of the equipment at lease termination, referred to as the residual value. We establish residual values at lease inception equal to the estimated value to be received from the equipment following termination of the initial lease (which in certain circumstances includes anticipated re-lease proceeds). In estimating such values, we consider all relevant information and circumstances regarding the equipment and the lessee.

          The cost of equipment is recorded as equipment and is depreciated on a straight-line basis over the estimated useful life of the equipment. Leasing revenue consists principally of monthly rentals and related charges due from lessees. Leasing revenue is recognized over the related rental term. Deposits and advance rental payments are recorded as a liability until repaid or earned by us. Operating lease terms range from month-to-month rentals to five years. Initial direct costs (IDC) are capitalized and amortized over the lease term in proportion to the recognition of rental income. Depreciation expense and amortization of IDC are recorded as leasing costs in the accompanying consolidated statements of operations. Our assets are depreciated over a period that we believe best represents the useful lives of the assets.

          IMPAIRMENT. We evaluate our long-lived assets for impairment whenever events or circumstances indicate that an asset’s carrying value may not be recoverable. In determining possible impairment, we consider economic conditions, the activity in used equipment markets, the effect of actions by equipment manufacturers, the financial condition of lessees, the expected courses of action by lessees with regard to leased equipment at termination of the initial lease term, and other factors which we believe are relevant. Recoverability of an asset’s value is measured by a comparison of the carrying amount of the asset, to the future net cash flows that we expect to be generated by the asset. If a loss is indicated, the loss to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Asset dispositions are recorded upon the sale of the underlying assets.

          BENEFICIAL CONVERSION OPTION. In connection with the issuance of debt instruments, we granted the holders the option to convert the debt into our common stock at a beneficial conversion rate. In calculating the fair value of these beneficial conversions, we estimated the fair value of our stock based on current results, budgeted performance, and recent transactions involving our common stock.

          FOREIGN EXCHANGE TRANSLATION. The financial statements of our Mexican subsidiaries, where the U.S. dollar is the functional currency, include transactions denominated in the local currency, which are remeasured into the U.S. dollar. The remeasurement of the local currency into U.S. dollars creates foreign exchange gains and losses that are included in other income (expense).

          The accounts of our Mexican subsidiaries are reported in the Mexican peso; however, as all leases and generally all other activities are denominated in U.S. dollars, the functional currency is the U.S. dollar. For those operations, certain assets and liabilities are remeasured into U.S. dollars at historical exchange rates and certain assets and liabilities are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at average monthly exchange rates. Net exchange gains or losses resulting from translation of those assets and liabilities, which have been translated into U.S. dollars at the period-end exchange rates, are recognized in the results of operations in the period incurred.

          INCOME TAXES. We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          A valuation allowance is recorded to reduce the carrying amount of deferred tax assets if we are unable to determine that realization of the deferred tax asset is more likely than not. Due to our history of operating losses, we have recorded a valuation allowance to reduce net deferred tax assets to zero.

LIQUIDITY

          Our principal sources of liquidity primarily have been from debt and equity funding provided by our majority stockholder, as well as through our initial public offering that concluded in July 2003. On May 1, 2006, we increased the Company’s liquidity by selling 5,000,000 shares of common stock for $2,000,000. In addition, on May 1, 2006 the Company’s Chairman and largest stockholder, converted $871,866 of debt owed to him by the Company, into 2,179,664 shares of Company common stock. Since the shareholder’s debt was converted at a price discount of $0.36 per share less than the last public trade prior to May 1, 2006 of $0.76 per share, this non-cash loss of $784,679 is recorded in selling, general and administrative expense in the Company’s consolidated statement of operations for the period ended September 30, 2006.

          On a long-term basis, liquidity is dependent on an adequate supply of inventory available for sale, continuation and expansion of operations, the sale of equipment, the renewal of leases and the receipt of revenue, as well as additional infusions of equity and debt capital. Prior to the sale of Company common stock on May 1, 2006, we have been dependent on our Chairman and largest stockholder to provide cash through loans, some of which have been subsequently converted to equity. Our Company Chairman and largest stockholder has expressed, in writing, his willingness and ability to continue to financially support the Company, at least until March 31, 2007 if needed, by way of additional debt and/or equity contributions.

          As of September 30, 2006, we had an accumulated deficit of $12, 942,349 and a working capital of $ 960,230 . We believe that the cash on hand at September 30, 2006, together with the Floor Plan financing arrangement effective as of May 1, 2006, the Floor Plan financing agreement effective as of October 23, 2006 (Navistar Mexico) and cash expected to be generated by operations, will provide us with sufficient operational funds for the next twelve months, and satisfy obligations as they become due. However, until such time as we achieve profitability, we will still need to seek additional debt and/or equity funding to continue operations.

          On August 31, 2006, Mr. Pentel lent us $1.6 million. The funds were used to retire, in full, our outstanding bank debt to Marshall Bank, NA. The loan agreement with Mr. Pentel provides a maturity date of August 31, 2007, and an interest rate of LIBOR plus 2.0%. The loan agreement also require us to make monthly principal payments of $13,333 plus accrued interest and a final payment at maturity of all outstanding principal plus interest.

          GENERAL

          CapSource Financial, Inc. is a U.S. corporation engaged principally in the business of selling and leasing over-the-road truck trailers. We conduct this business through two wholly-owned operating subsidiaries in Mexico – REMEX and RESALTA. In addition, as of May 1, 2006, we acquired and began operating the truck trailer sales business of Prime Time Equipment, Inc., a California-based trailer dealer. The details of these transactions were included in our current report on Form 8-K filed May 5, 2006, as amended by Amendment No. 1 filed May 9, 2006 and Amendment No. 2 filed July 14, 2006.

          Through REMEX, our lease/rental subsidiary in Mexico, we own and manage a lease/rental fleet of van trailers, flatbeds, trailer dollies and related equipment, which are leased to our customers under operating lease contracts that are denominated in U.S. dollars. Through RESALTA, our Mexican trailer sales company, we have the exclusive right to sell Hyundai truck trailers and related equipment in Mexico from Hyundai Translead, a subsidiary of the Korean construction, engineering and manufacturing company. RESALTA markets and distributes Hyundai trailer products through a number of locations in Mexico.

          Prime Time is the sole authorized distributor for Hyundai Translead truck trailers and related equipment in California. The acquisition of Prime Time provides CapSource with an established operation with access to markets on the West Coast and in the Southwestern United States. Prime Time markets and distributes trailers and trailer products from its location in Fontana, California. In September of 2006, we finalized agreement with Hyundai Translead to be the authorized Hyundai dealer for truck trailers in Texas. We have leased a facility in the Dallas/Ft. Worth area and are currently applying for the necessary state regulatory permits to operate a trailer sales facility. We anticipate we will operate our Texas sales operation under the name CapSource Equipment Company, Inc., d/b/a Prime Time Trailers.

CONSOLIDATED RESULTS OF OPERATIONS

UNAUDITED PRO FORMA RESULTS OF OPERATIONS

          The unaudited pro forma combined results of operations have been derived from the historical financial statements of CapSource Financial, Inc. and Subsidiaries (“CSF”) and Prime Time Equipment, Inc. (“PTE”) and gives effect to the acquisition of the operating assets of PTE by CSF using the purchase method of accounting for business combinations.

          In addition, the pro forma information includes the effect of the private equity placement made by CSF to provide funding to allow the acquisition of the operating assets of PTE.

          The PTE assets acquired and the liabilities assumed are recorded at fair values. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2006 and the twelve months ended December 31, 2005 assume the private equity placement and the acquisition took place on January 1, 2005.

          The unaudited condensed consolidated statements of operations may not necessarily be indicative of the actual operating results that would have occurred had the transactions been consummated at the beginning of the periods presented for which such transactions have been given effect, nor are they necessarily indicative of the consolidated results of future periods .

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2006

	Historic

	CSF		PTE		Adjustments		Pro Forma

Net sales and rental income		$20,759,467	$4,097,866					$24,857,333
Cost of sales and operating leases		(19,248,628)	(3,706,499)					(22,955,127)

Gross profit		1,510,839	391,367					1,902,206

Operating expenses:
Selling, general and administrative expenses		(2,802,609)	(169,780	) B		(60,000)		(3,032,389)

Operating income (loss)		(1,291,770)	221,587			(60,000)		(1,130,183)

Interest expense, net		(249,735)	(12,253	) C		24,330		(237,658)
Other expense, net		(35,394)	—					(35,394)

Income (loss) before income taxes		(1,576,899)	209,334			(35,670)		(1,403,235)

Income tax (expense) benefit		(36,105)	(63,800	) D		12,490		(87,415)

Net income (loss)	$	(1,613,004)	$145,534		$	(23,180)	$	(1,490,650)

BASIC EARNINGS (LOSS) PER COMMON SHARE

Net income (loss) per basic and diluted common share	$	(0.11)					$	(0.08)

Weighted-average number of shares outstanding, basic and diluted		14,758,656		A		4,799,665		19,558,321

See accompanying notes to the Unaudited Pro Forma Financial Information.

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2005

	Historic

	CSF	PTE		Adjustments		Pro Forma

Net sales and rental income	$20,608,509	$26,356,446					$46,964,955
Cost of sales and operating leases	(19,272,737)	(24,986,807)					(44,259,544)

Gross profit	1,335,772	1,369,639					2,705,411

Operating expenses:
Selling, general and administrative expenses	(2,300,847)	(764,527	) B		(80,000)		(3,145,374)

Operating income (loss)	(965,075)	605,112			(80,000)		(439,963)

Interest expense, net	(702,648)	(100,084	) C		61,980		(740,572)
Other expense, net	(75,151)	—					(75,151)

Income (loss) before income taxes	(1,742,874)	505,028			(18,020)		(1,255,866)

Income tax (expense) benefit	(51,592)	(141,433	) D		7,570		(185,455)

Net income (loss)	$(1,794,466)	$363,595		$	(10,450)	$	(1,441,321)

BASIC EARNINGS (LOSS) PER COMMON SHARE

Net income (loss) per basic and diluted common share	$(0.16)						$(0.08)

Weighted-average number of shares outstanding, basic and diluted	11,060,604		A		7,179,664		18,240,268

See accompanying notes to the Unaudited Pro Forma Financial Information.

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

A

To record the 5,000,000 shares of CSF common stock issued to the private placement investor, and the issuance of 2,179,664 shares of CSF common stock to the CSF stockholder upon conversion of stockholder notes payable.

B

To record the amortization of intangible assets from the assumed acquisition date, based upon the estimated fair value of such assets, using a useful life of 5 years for the non-competition agreement and an indefinite life for goodwill. All amortization has been included in selling, general and administrative expenses.

C	To eliminate interest expense on the debt converted to equity on May 1, 2006, as if it was converted on January 1, 2005.

D	To record the income tax effect of the pro forma adjustments to the statement of operations.

HISTORICAL RESULTS OF OPERATIONS:

	Year Ended December 31,		Nine Months Ended September 30,

	2005	2004	2006		2005

Net sales and rental income	$20,608,509	$7,217,275		$20,759,467		$15,317,032
Cost of sales and operating leases	(19,272,737)	(6,491,462)		(19,248,628)		(14,302,421)

Gross profit	1,335,772	725,813		1,510,839		1,014,611

Operating expenses:
Selling, general and administrative expenses	(2,300,847)	(1,981,629)		(2,802,609)		(1,629,435)

Operating loss	(965,075)	(1,255,816)		(1,297,770)		(614,824)

Interest expense, net	(702,648)	(269,220)		(249,735)		(611,366)
Other expense, net	(75,151)	(18,525)		(35,394)		(53,395)

Loss before income taxes	(1,742,874)	(1,543,561)		(1,576,899)		(1,279,585)

Income tax expense	(51,592)	(32,602)		(36,105)		(39,075)

Net loss	$(1,794,466)	$(1,576,163)	$	(1,613,004)	$	(1,318,660)

Net loss per basic and diluted common share	$(0.16)	$(0.16)		$(0.10)	$	(0.12)

Weighted-average number of shares outstanding, basic and diluted	11,060,604	9,841,803		16,416,877		10,989,005

NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

          Our historic results of operations for the nine months ended September 30, 2006 include sales and cost of sales of our U.S. operations, Prime Time Trailers, for the period May 1, 2006 through September 30, 2006. Prior to the acquisition of Prime Time, all of our sales were in Mexico.

Summary of Net Sales and Gross Profit
By Country
(U.S. $ Thousands)

	Nine Months Ended September 30

		2 0 0 6			2 0 0 5

	Mexico	United States	Total	Mexico	United States	Total

Net sales and rental income	$18,205.6	2,553.9	20,759.5	15,317.0	N/A	15,317.0
Cost of sales and operating leases	(16,879.4)	(2,369.2)	(19,248.6)	(14,302.4)	N/A	(14,302.4)

Gross profit	$1,326.2	184.7	1,510.9	1,014.6	N/A	1,014.6

Margin %	7.3%	7.2%	7.3%	6.6%		6.6%

          For the nine months ended September 30, 2006, our consolidated net sales increased 35.5 % to $ 20,759,467 , compared to $ 15,317,032 for the same period of 2005. This increase resulted from a 32.2% increase in sales volume in 2006, or $4,924,518, of which $2,370,617 was due to volume growth in our Mexican operations as well as sales of $2,553,901 contributed by our newly acquired U.S. trailer sales operation. In addition, price increases of approximately 2.8% in our Mexican operations added $517,917 to the total growth in consolidated net sales.

          Gross profit consists of total revenue less cost of sales and operating leases. For the nine months ended September 30, 2006, gross profit increased $ 496,228 , or 48.9%, to $ 1,510,839 compared to $ 1,014,611 for the same period last year . This improvement resulted from the increase in trailer sales, combined with improvement in the average gross profit per unit sold during the first and second quarters of 2006, partially offset by a decline in average gross profit per unit sold in the third quarter of 2006.

          Selling, general and administrative expense for the nine months ended September 30, 2006 was $ 2,802,609 , including a one-time, non-cash charge of $784,679 related to the discount on the conversion price of shareholder debt . Excluding the one-time charge, selling, general and administrative expense for the nine months ended September 30, 2006 increased 23.2 % to $ 2,017,930 compared to $ 1,629,435 for the same period last year. This increase was due primarily to expenses incurred in our acquired U.S. operation subsequent to its acquisition on May 1, 2006 .

          Operating loss consists of net sales less cost of sales and operating leases and selling, general and administrative expenses. For the nine months ended September 30, 2006, we recognized an operating loss of $ 1,291,770 , including the one-time, non-cash charge of $784,679. Excluding the one-time charge, the operating loss was $ 507,091 compared to $ 614,824 for the same period last year . This operating loss improvement of $ 107,733 resulted from the growth in gross profit, partially offset by the increase in selling, general and administrative expense.

          Net interest expense for the nine months ended September 30, 2006 was $ 249,735 compared to $ 611,366 for the same period last year . Net interest expense in the first nine months of 2005 included a one-time charge of $353,100, which represents the accretion of the beneficial conversion feature discount related to the $1,100,000 of Company debt converted into equity by the Company’s majority stockholder on February 18, 2005. Excluding the one-time charge , net interest expense of $ 249,735 in the first nine months of 2006 was a decrease of $ 8,531 compared to net interest expense of $258,266 in the same period last year .

          Other expense, net, which is primarily foreign exchange gains/(losses), was a loss of $ 35,394 in the nine months ended September 30, 2006, compared to a loss of $ 53,395 for the same period of 2005. The foreign exchange loss incurred in 2006 was not significantly different from that incurred in the same period of 2005 because the exchange rate fluctuations of the Mexican peso in relation to the US dollar were similar during the same periods of both years.

          Income taxes of $ 36,105 were accrued for the nine months ended September 30, 2006, compared to $ 39,075 , in the same period of 2005. This tax, which is an alternative tax incurred by our Mexican subsidiaries, is applicable to most Mexican corporations that otherwise have no taxable income.

          Our net loss for the nine months ended September 30, 2006 was $ 1,613,004 , or $0.10 per diluted share, compared to a net loss of $ 1,318,660 , or $ 0.12 per diluted share for the same period of 2005. The increase of $ 294,344 in the net loss resulted from the increase in selling, general and administrative expense, including the one-time charge of $784,679, as described above, partially offset by the growth in net sales and gross profit.

YEARS ENDED DECEMBER 31, 2005 AND 2004

          Consolidated net sales for the year ended December 31, 2005 was $20,608,509 compared with $7,217,276 for the same period of 2004, an increase of 185.5%. Consolidated net sales is made up of two components: trailer sales/service revenues, which grew in 2005 by $13,550,372, an increase of 207.5% over the same period of 2004; and lease/rental income, which declined by $159,139 in 2005, a reduction of 23.2% compared to the same period last year. Trailer sales growth was driven by our continuing emphasis on expanding trailer sales volume in Mexico. We have continued to concentrate our working capital in trailer sales inventory and facilities. In addition, we were able to obtain sufficient trailer inventory during 2005, as most trailer manufacturers were able to produce an adequate supply of trailers. During most of 2004, we suffered a shortage of trailer inventory available for sale, as most trailer manufacturers experienced a rapid unexpected growth in demand. Due to the resulting shortages and delays, we had to forego certain sales opportunities in 2004. As we continue to direct our working capital towards increased sales, we have reduced our equipment lease portfolio, with the resulting decline in lease/rental income.

          Gross profit consists of total revenue less cost of sales and operating leases. For the year ended December 31, 2005, gross profit increased 84.0% to $1,335,772 compared to $725,813 for the same period of 2004. This increase in gross profit was due, in part, to the increase in trailer sales volume, partially offset by lower profit margins resulting from pricing pressures on trailer sales during 2005, as well as the impact of the decline in lease/rental income.

          Selling, general and administrative expense for the year ended December 31, 2005 was $2,300,847 compared to $1,981,629 for the same period of 2004. This increase of 16.1% was due, in part, to cost increases associated with operating our trailer sales/storage facilities in Mexico, as well as additional investor and public relations expenses incurred in connection with being a public company. Operating loss consists of total revenue less cost of sales and operating leases and selling, general and administrative expenses. We recognized an operating loss of $965,075 for the year ended December 31, 2005, compared to $1,255,816 for the same period of 2004. This operating loss improvement of $290,741 resulted from the growth in trailer sales and gross profit, partially offset by the increase in selling, general and administrative expense.

          Net interest expense for the year ended December 31, 2005 was $702,648, compared to $269,220 for the same period of 2004. The net interest expense for the year ended December 31, 2005 included a one-time non-cash charge of $353,100, which represents the accretion of the beneficial conversion feature discount, related to $1,100,000 of Company debt that was converted into equity by the Company’s majority stockholder on February 18, 2005. Excluding the one-time charge, net interest expense in the year ended December 31, 2005 would have been $349,548. The increase in 2005 is associated with higher debt levels related to our increase in trailer inventory.

          Foreign exchange loss, net, was a loss of $75,151 in the year ended December 31, 2005, compared to a loss of $18,704 in the same period of 2004. The foreign exchange loss incurred during the year ended December 31, 2005 were larger than in 2004, because the exchange rate fluctuations in 2005 were less beneficial to our monetary position than in 2004, resulting in greater foreign exchange loss in 2005.

          Income tax $51,592 was accrued for the year ended December 31, 2005 compared to $32,602 for the same period of 2004. This tax, which is an alternative tax incurred by our Mexican subsidiaries, is applicable to most Mexican corporations that have no taxable income.

          We recognized a net loss of $1,794,456, or $0.16 per diluted share for the year ended December 31, 2005, compared with a net loss of $1,576,163, or $0.16 per diluted share, for the same period of 2004. The increase in net loss of $218,293 in 2005, resulted from the one-time interest charge of $353,100, combined with the increase in selling, general and administrative expense, net interest expense and foreign exchange loss, net, partially offset by the growth in trailer sales and gross profit.

LIQUIDITY AND CAPITAL RESOURCES

          Our principal sources of liquidity primarily have been from debt and equity funding provided by our majority stockholder, as well as through our initial public offering that concluded in July 2003. On May 1, 2006, we increased the Company’s liquidity by selling 5,000,000 shares of common stock for $2,000,000, which was partially offset by offering costs of $273,292. In addition, on May 1, 2006, Mr. Pentel, our Company’s Chairman and largest stockholder, converted $871,866 of debt owed to him by the Company, into 2,179,664 shares of Company common stock at the conversion price of $0.40 per share.

          Our principal uses of capital have been to fund our operating losses and to expand our operations pursuant to our strategic business plan, increasing sales by adding to equipment inventory. In addition, as of May 1, 2006, we acquired the net operating assets of Prime Time Equipment, Inc. for a total purchase price of approximately $1,970,000, of which approximately $955,000 was funded by the assumption of certain liabilities, and the remainder of $1,014,290 paid in cash. The purchase price included $400,000 for identifiable intangible assets, and goodwill of approximately $98,000. In conjunction with this acquisition, we obtained a Floor Plan inventory credit line of approximately $3,000,000 to finance the purchase of new and used truck trailer inventory in the United States . This credit line was initially utilized in the assumption of $862,000 of acquisition debt.

           On August 31, 2006, Mr. Pentel lent us $1.6 million. The funds were used to retire, in full, our outstanding bank debt to Marshall Bank, NA. The loan agreement with Mr. Pentel provides a maturity date of August 31, 2007, and an interest rate of LIBOR plus 2.0% (currently 7.33%). The loan agreement also requires us to make monthly principal payments of $13,333 plus accrued interest and a final payment at maturity of all outstanding principal plus interest.

           Subsequently, on October 23, 2006, we obtained a floor plan inventory line of credit of $3,600,000, to finance the purchase and sale of new and used truck trailers in Mexico. The floor plan notes, which bear interest at LIBOR plus 4.17% (currently 9.5%), are secured by specific trailer inventory and are paid as each financed trailer is sold by the Company.

          On a long-term basis, liquidity is dependent on an adequate supply of inventory available for sale, continuation and expansion of operations, the sale of equipment, the renewal of leases and the receipt of revenue, as well as additional infusions of equity and debt capital. Our Company Chairman and largest stockholder has expressed, in writing, his willingness and ability to continue to financially support the Company, at least until March 31, 2007 if needed, by way of additional debt and/or equity contributions.

           The Company incurred net losses of $1,576,163, $1,794,466 and $1,613,004 in the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006, respectively. As of September 30, 2006, we had an accumulated deficit of. $12,942,349 and working capital of $960,230. We believe that the cash on hand at September 30, 2006, together with the Floor Plan financing arrangement effective as of May 1, 2006, the Floor Plan financing agreement effective October 23, 2006, and cash expected to be generated by operations, will provide us with sufficient operational funds for the next twelve months, and satisfy obligations as they become due. If we experience occasional cash short-falls, we expect to cover them with funds provided by the Company’s Chairman. However, until such time that we achieve profitability, we will need to seek additional debt and/or equity funding to continue operations.

          If all the warrants included in this Offering are exercised, we intend to use the net proceeds of approximately $8.6 million to repay debt of $1.0 million, increase inventory of trailers for sale by $2.6 million, increase the fleet of trailers for lease by $3.6 million and cover additional working capital needs of $1.4 million. If the warrants included in this Offering are not exercised, or only partially exercised, we will pursue other sources of debt and/or equity financing in order to continue to expand our trailer sales and leasing operations. If we are unable to obtain such additional financing, our plans for future growth and acquisitions would be limited.

CAPSOURCE FINANCIAL STRATEGY.

          Funding and financial strategy are significant factors in our business plan. The cost, reliability and flexibility of the actual and potential funding sources will dictate, to a large extent, our ability to acquire additional businesses pursuant to our strategic plan. Additionally, each operating subsidiary’s ability to grow and improve its competitive position within its respective business sector is similarly dependent upon its ability to secure adequate funding, either directly or through the parent company.

          To date, our lease equipment portfolio has been financed largely with equity from CapSource. In order to achieve our growth objectives in our leasing operations, we believe that our financial structure needs to include various forms of borrowings, including both a short-term credit facility, commonly termed a “warehouse” credit facility, and long-term debt. Our trailer sales/distribution operations require short-term credit facilities commonly referred to as “floor plan” financing. Floor plan financing is used to finance the purchase of inventory on an ongoing basis. The facility is repaid through the sale of equipment rather than being replaced with long-term debt. On May 1, 2006, we obtained a floor plan credit line of $3.0 million to finance trailer inventory for sale in our US operations. In addition, on October 23, 2006 we obtained a floor plan inventory line of credit of $3.6 million, to finance the purchase and sale of new and used truck trailers in Mexico. We are currently pursuing additional debt financing to fund increases to our portfolio of trailers for lease.

          Our strategy is to continue to expand operations through internal growth and through acquisitions. Future financing may result in dilution to holders of common stock. It is anticipated that funds required for future acquisitions and the integration of acquired businesses with us, will be provided from the proceeds of future debt offerings and additional stock offerings. However, there can be no assurance that suitable acquisition candidates will be identified by us in the future, that suitable financing for any such acquisitions can be obtained by us or that any such acquisitions will occur. Following the completion of our public offering in 2003, we are now incurring additional expenses due to being a public company. Our growth strategy will require expanded support, increased personnel throughout our business, expanded operational and financial systems and implementation of new control procedures. These factors will affect future results and liquidity.

INFLATION

          Inflation in Mexico has abated in the last few years. Nevertheless, increased operating costs that are subject to inflation, such as labor and supply costs, without a compensating increase in lease rates or equipment sales revenue, could adversely impact results of operations in the future.

INSURANCE

          We maintain liability coverage in the amount of $1,000,000 per occurrence and $3,000,000 in the aggregate, as well as $2,000,000 of general premises liability insurance for each of our facilities and our executive offices. While we believe our insurance policies to be sufficient in amount and coverage for current operations, there can be no assurance that coverage will continue to be available in adequate amounts or at a reasonable cost, and there can be no assurance that the insurance proceeds, if any, will cover the full extent of loss resulting from any claims.

QUANTITATIVE AND QUALITATIVE MARKET RISKS

          Our leasing operations are currently conducted in Mexico. All leases are denominated in United States dollars, but administrative activities are generally denominated in the Mexican peso. We do not enter into foreign currency exchange contracts either to hedge our exposure to currency fluctuations or for trading purposes.

Most of our indebtedness is at fixed interest rates, although a portion of our debt is at variable rates that are based on the prime lending rate. We do not enter into interest rate swaps or any other type of derivative instruments.

OFF-BALANCE SHEET ARRANGEMENTS

          None.

OUR REPORTS TO SECURITY HOLDERS

          After this offering is completed, we will continue to be subject to the informational requirements of the Securities Exchange Act of 1934; and so we will file reports and other information with the Securities and Exchange Commission. We have filed all periodic reports with the Securities and Exchange Commission. The reports and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

          We will continue to furnish to stockholders:

•	an annual report containing financial information audited by our certified public accountants;
•	unaudited financial statements for each quarter of the current fiscal year; and
•	additional information concerning the business and operations of CapSource as deemed appropriate by the Board of Directors.

          We will continue to furnish stockholders an annual report, even if we are no longer required to file reports with the SEC.

EMPLOYEES

At December 11 , 2006, we had 24 full-time employees and one part-time employee. None of our employees are subject to any collective bargaining agreements and we believe that our relations with our employees are good. In addition, we contract with five independent sales representatives to sell RESALTA products in the U.S. and Mexico.

DESCRIPTION OF PROPERTY

          We sublease by reimbursing our president, Fred Boethling, at approximately 86% of the lease cost to him for 872 square feet of commercial office space at 2305 Canyon Boulevard, Suite 103, Boulder, Colorado 80302. Mr. Boethling is reimbursed in the approximate amount of $1,500 per month for the use of this space. We also reimburse our vice president and general counsel, Steve Reichert, in the amount of $300 per month for the use of his house as our Minnesota office. As a result, our monthly base rental expense for these U.S. offices is approximately $1,800.

          We lease approximately four acres and an associated office facility, consisting of approximately 1,400 square feet located at 15609 Valley Boulevard, Fontana, California 92335. The lease expires on May 1, 2008, and can be extended for an additional year. The rent on these facilities is $6,000 per month and would increase to $7,000 during the extension period. In addition, we have the right of first refusal to purchase the facilities should the current owner decide to offer them for sale.

          On June 28, 2006, CECO leased four acres and a modular space portable office located at 4901 East Rosedale Street, in Ft. Worth, Texas. The term of the lease is one year beginning July 1, 2006. At the same time we sublet a 50% interest in the facility to a company that intends to offer power units at the property. The total rent on the property is $5,100 per month and our share is $2,550 per month. The modular office on the property is approximately 1,000 square feet.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Past Affiliated Transactions

          A company in which Randolph M. Pentel, our Chairman and largest shareholder, has a substantial interest has on occasion provided the use of an aircraft for travel for certain executive officers. We have paid no more and no less than the price of a first class ticket charged by commercial airlines flying to the same destination on those dates. While there is no arrangement or assurance that the use of this aircraft will be made available in the future, if the occasion arises it is expected that the same payment terms will be followed.

          Randolph Pentel has provided the majority of financing to us at interest rates more favorable than those available to unaffiliated third parties. We lacked disinterested directors that could ratify these transactions at the time these transactions were initiated. There is no assurance that such favorable financing will be available to us in the future.

          As a condition to the placement of the Shares with Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P., Randolph Pentel converted $871,865.89 of debt with all accrued interest owed to him by the Company into 2,179,664 shares of common stock (the “Pentel Shares”) and warrants to purchase another 2,179,664 shares of common stock (the “Pentel Warrant Shares”) having an exercise price of $.90 per share. At the time, this constituted substantially all of the debt owed to Mr. Pentel by the Company.

          On August 31, 2006, Mr. Pentel lent us $1.6 million. The funds were used to retire, in full, our outstanding bank debt to Marshall Bank, NA. The loan agreement with Mr. Pentel provides a maturity date of August 31, 2007, and an interest rate of LIBOR plus 2.0%. The loan agreement also require us to make monthly principal payments of $13,333 plus accrued interest and a final payment at maturity of all outstanding principal plus interest.

Appointment of Independent Directors and Amendment of Bylaws

          We have successfully appointed three independent directors. An independent director is one who: (1) is not an officer or employee of us or our subsidiaries and has not been an officer or employee within the last two years; (2) is not a promoter who organized or founded us or holds five percent or more of any class of our equity securities; and (3) does not have a material business or professional relationship with us. We have amended our Bylaws to require the appointment of at least two independent directors and the approval by independent directors of any future material transactions, loans or forgiveness of loans. As a result of the appointment of three independent directors, we intend to establish a formal audit committee prior to the end of the first quarter of 2007.

Future Material Transactions and Loans

          All future material transactions and loans will be made or entered into on terms that are not less favorable to us than those that can be obtained from unaffiliated third parties. All future material transactions and loans, and any forgiveness of loans, must be approved by majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to us or independent legal counsel.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

          The Company currently is quoted on the over-the-counter bulletin board (OTC:BB) under the trading symbol: CPSO. After concluding the initial public stock offering in 2003, the shares of Company stock began being quoted on January 5, 2004.

          The ranges of high and low bid information for the Company’s common equity each quarter within the last two fiscal years are as set forth below:

Year Ending December 31, 2006	High	Low

Quarter ended September 30, 2006	$2.50	$1.60
Quarter ended June 30, 2006	$2.00	$0.75
Quarter ended March 31, 2006	$0.76	$0.61

Year Ended December 31, 2005	High	Low

Quarter ended December 31, 2005	$0.61	$0.51
Quarter ended September 30, 2005	$0.56	$0.51
Quarter ended June 30, 2005	$0.55	$0.50
Quarter ended March 31, 2005	$1.06	$0.55

Year Ended December 31, 2004	High	Low

Quarter ended December 31, 2004	$1.30	$0.55
Quarter ended September 30, 2004	$1.30	$1.30
Quarter ended June 30, 2004	$1.50	$1.30
Quarter ended March 31, 2004	$1.40	$1.25

The over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

There can be no assurance that an active public market for the common stock will be created, continue or be sustained. In addition, the shares of common stock are subject to various governmental or regulatory body rules, which affect the liquidity of the shares.

Holders:

          There were approximately 75 holders of record of the Company’s common stock as of November 30 , 2006.

Dividends:

          The Company has never paid cash dividends on its common stock and does not intend to do so in the foreseeable future. There are no external restrictions on the Company’s ability to pay dividends. The Company currently intends to retain its earnings, if any, for the operation and expansion of its business. The Company’s continued need to retain earnings for operations and expansion is likely to limit the Company’s ability to pay dividends in the future.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

	(a)	(b)	(c)

Equity compensation plans approved by security holders, 2001 Stock Option Plan	0	N/A	550,000
Equity compensation plans not approved by security holders, Discretionary Warrants	772,334	$1.30	—
Total	772,334	$1.30	550,000

Warrants

          At November 30 , 2006, we had outstanding warrants to purchase a total of 9,276,998 shares of common stock exercisable at prices ranging from $.70 per share to $2.45 per share and expiring at varying times through May 11 , 2011. Such warrants were issued in a number of financing transactions, and in connection with consulting arrangements and as compensation to members of the Board of Directors. See “Director Compensation”. The warrant holders, as such, are not entitled to vote, receive dividends, or exercise any of the rights of holders for shares of common stock for any purpose until such warrants have been duly exercised and payment of the purchase price has been made. No warrants have been issued or will be issued with an exercise price of less than eighty-five percent (85%) of the fair market value on the date of grant. No warrants have been issued or will be issued with a term of no longer than five years.

Options and 2001 Stock Option Plan

          Effective February 16, 2001, our Board of Directors and Stockholders adopted the 2001 Omnibus Stock Option and Incentive Plan. This plan provides for the grant of options to purchase shares of common stock to our key employees and advisors. The aggregate number of shares of common stock that can be awarded under the plan was 550,000. The plan permits the Board to grant qualified options with an exercise price of not less than the fair market value on the date of grant, and non-qualified options at an exercise price of not less than eighty-five percent (85%) of the fair market value of CapSource’s underlying shares of common stock on the date of the grant. The plan permits the Board to grant options with a term of up to ten years for certain qualified options and not more than five years for options granted to a granted to a person holding 10% or more of our stock. However, no options will be issued with a term longer than five years. Options will be used by us to attract and retain certain key individuals and to give such individuals a direct financial interest in our future success and profitability. There are currently no options to purchase shares outstanding under the 2001 Stock Option Plan.

Shares Eligible For Future Sale

          We have outstanding 20,433,321 shares of common stock. The 18,169,265 shares of common stock being registered in this offering will be freely tradable without restriction under the Securities Act of 1933.

          Of the 20,433,321 shares of common stock outstanding as of November 30 , 2006, 348,339 have been registered under the Securities Act, and 20,084,982 are “restricted securities” under Rule 144 of the Securities Act and may not be sold in the absence of a registration under the Securities Act unless an exemption from registration is available, including an exemption contained in Rule 144.

          In general, under Rule 144 as currently in effect, a holder of restricted shares who has beneficially owned such shares for at least one year (including the holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of common stock (approximately 204,333 shares not including: (a) 550,000 shares reserved for issuance under our 2001 Stock Option Plan; (b) 9,276,998 shares issuable upon exercise of warrants; or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who is not deemed an affiliate of ours at any time during the 90 days preceding a sale and who beneficially owns shares that were not acquired from us or an affiliate of ours within the past three years is entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information concerning CapSource. Under Rule 701, shares privately issued under certain compensatory stock-based plans, may be resold under Rule 144 by non-affiliates subject only to the manner of sale requirements, and by affiliates without regard to the two-year holding period requirement, commencing 90 days after the date hereof.

          We have in the past and may in the future grant warrants to consultants and non-employee directors at prices and on terms determined by the board of directors in its discretion. The grant of warrants is not done pursuant to any written plan considered by the stockholders, rather each warrant is a separate written agreement. See “EXECUTIVE COMPENSATION-Stock Options, Warrants.”

NOTE FINANCING

From time to time we have offered both convertible and non-convertible notes to investors. The following table summarizes outstanding notes issued by us and the principal amounts due as of November 30, 2006:

	Principal Amount	Date	Rate	Maturity

Patricia and Gary Dolphus	$70,000	12/31/03	10%	01/05/07
Steven J. Kutcher, (Custodian for Anthony J. Kutcher, UTMA)	$40,000	12/31/03	10%	01/05/08
Steven J. Kutcher, (Custodian for Nicole E. Kutcher, UTMA)	$40,000	12/31/03	10%	01/05/08
Irwin Pentel	$192,000	12/31/04	10%	01/05/07

Church of the Risen Messiah	$250,000	2/28/06	Prime +1%	2/28/08

Joyce L. Birch	$504,000	12/31/03	10%	On Demand

Randolph Pentel	$1,600,000	08/31/06	LIBOR + 2%	08/31/07

Navistar Finance -Floor Plan Credit Line	$1,826,049	05/01/06	Prime + 1%	Revolving

          Terms of the Notes. The notes bear interest at various rates ranging from LIBOR plus 2 % to 10%. Interest on the notes is paid monthly. The principal amount of each note is payable at maturity. The notes mature at various times until February 28, 2008. No commissions were paid in connection with the sale of the notes. The proceeds from the sale of the notes were used to acquire inventory for RESALTA, increase the size of REMEX’s lease/rental fleet and for general corporate purposes. The notes were not issued pursuant to an indenture and no trustee was retained to enforce any of the obligations represented by the notes.

AVAILABLE INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock being offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the Common Stock offered in this prospectus, you should review the registration statement and the exhibits and schedules filed as part of the registration statement. The Registration Statement and the exhibits and schedules forming a part thereof may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the public reference facilities of the Commission, upon payment of prescribed fees. The SEC also maintains a website at www.sec.gov that contains reports and other information regarding registrants, including us, that file electronically with the SEC. You can also call the SEC at 800-732-0330.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Does not apply.

INDEX TO FINANCIAL STATEMENTS

CapSource Financial, Inc.

Table of Contents CapSource Financial, Inc. Consolidated Financial Statements for years ended December 31, 2005 and December 31, 2004 (audited)	F-2
Independent Auditor’s Report	F-3
CapSource Financial, Inc. Consolidated Financial Statements for years ended December 31, 2005 and December 31, 2004 (audited)	F-4
CapSource Financial, Inc. Condensed Consolidated Financial Statements for nine months ended September 30, 2006 and 2005 (unaudited)	F-21
Table of Contents Prime Time Equipment, Inc. Financial Statements for the years ended December 31, 2005 and 2004 (audited)	F-29
Independent Auditor’s Report	F-30
Prime Time Equipment, Inc. Financial Statements for the years ended December 31, 2005 and 2004 (audited)	F-31

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

(With Report of Independent Registered Public Accounting Firm Thereon)

C O N T E N T S

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CapSource Financial, Inc.:

We have audited the accompanying consolidated balance sheets of CapSource Financial, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CapSource Financial, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hernández Marrón y Cía, S.C.

México City, Mexico
February 17, 2006

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,

	2005	2004

Assets
Current assets:
Cash and cash equivalents	$612,790	$211,896
Rents and accounts receivable, net of allowance for doubtful accounts of $12,565 and $9,700 in 2005 and 2004, respectively	795,812	1,286,252
Mexican value added taxes receivable	10,237	34,803
Inventory	1,193,701	539,830
Advances to vendors	891,256	788,255
Prepaid insurance and other current assets	123,278	99,926

Total current assets	3,627,074	2,960,962

Property and equipment, net	1,269,752	1,545,813

Other assets	155,584	94,060

Total assets	$5,052,410	$4,600,835

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$532,582	$1,009,134
Deposits and advance payments	702,069	91,855
Notes payable	2,126,209	259,945
Convertible notes payable, net of discount	—	97,603
Payable to stockholder	832,705	—

Total current liabilities	4,193,565	1,458,537

Long-term liabilities:
Notes payable	342,000	1,247,733
Payable to stockholder, net of discount	—	1,499,921

Total long-term liabilities	342,000	2,747,654

Total liabilities	4,535,565	4,206,191

Commitments and contingencies (Note 9)

Stockholders’ equity:
Common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 12,378,657 and 9,860,800 shares in 2005 and 2004, respectively	123,787	98,608
Additional paid-in capital	11,722,403	9,830,915
Accumulated deficit	(11,329,345)	(9,534,879)

Total stockholders’ equity	516,845	394,644

Total liabilities and stockholders’ equity	$5,052,410	$4,600,835

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,

	2005	2004

Sales	$20,081,151	$6,403,004
Rental income from operating leases	471,909	608,705
Other	55,449	205,566

Total revenue	20,608,509	7,217,275

Costs and expenses:
Direct costs of sales	18,933,352	6,056,705
Depreciation and direct costs of trailers under operating leases	339,385	434,757
Selling, general and administrative expenses	2,300,847	1,981,629

Total operating expenses	21,573,584	8,473,091

Operating loss	(965,075)	(1,255,816)

Other expense:
Interest expense	(702,648)	(269,220)
Foreign exchange losses, net	(75,151)	(18,525)

Total other expense, net	(777,799)	(287,745)

Loss before income taxes	(1,742,874)	(1,543,561)

Income taxes	(51,592)	(32,602)

Net loss	$(1,794,466)	$(1,576,163)

Net loss per basic and diluted share	$(0.16)	$(0.16)

Weighted-average number of shares outstanding, basic and diluted	11,060,604	9,841,803

See accompanying notes to consolidated financial statements.

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2005 and 2004

	Common stock		Additional paid-in capital		Total stockholders’ equity
				Accumulated deficit
	Shares	Amount

Balance at December 31, 2003	9,790,999	$97,910	$9,377,917	$(7,958,716)	$1,517,111

Exercise of common stock warrants	45,455	454	49,546	—	50,000
Common stock issued for services	35,000	350	60,900	—	61,250
Discount on payable to sharehoder	—	—	353,100	—	353,100
Repurchase of common stock	(10,654)	(106)	(10,548)	—	(10,654)
Net loss	—	—	—	(1,576,163)	(1,576,163)

Balance at December 31, 2004	9,860,800	$98,608	$9,830,915	$(9,534,879)	$394,644

Conversion of payable to stockholder into common stock	2,517,857	25,179	1,874,821	—	1,900,000
Discount on convertible notes payable	—	—	16,667	—	16,667
Net loss	—	—	—	(1,794,466)	(1,794,466)

Balance at December 31, 2005	12,378,657	$123,787	$11,722,403	$(11,329,345)	$516,845

See accompanying notes to consolidated financial statements.

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements Cash Flows

	Years ended December 31,

	2005	2004

Cash flows from operating activities:
Net loss	$(1,794,466)	$(1,576,163)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	9,669	59,961
Depreciation	252,054	271,682
Accretion of discount on convertible notes payable and payable to stockholder	19,998	61,995
Accretion of discount on payable to stockholder converted to equity prior to maturity	353,100	—
Gain on disposal of assets	(1,577)	—
Common stock issued for services	—	61,250
Changes in operating assets and liabilities:
Rents and other receivables	505,337	(766,671)
Inventory	(653,871)	492,560
Advances to vendors and other current assets	(69,938)	(490,730)
Accounts payable and accrued expenses	(476,552)	235,225
Deposits and advance payments	610,214	(3,175)
Other assets	(61,524)	5,489

Net cash used in operating activities	(1,307,556)	(1,648,577)

Cash flows from investing activities:
Purchase of property and equipment	(189,868)	(82,074)
Proceeds from disposition of property and equipment	159,037	126,914

Net cash (used in) provided by investing activities	(30,831)	44,840

Cash flows from financing activities:
Proceeds from payable to stockholder	1,744,035	2,396,000
Proceeds from notes payable and convertible notes payable	1,580,067	263,708
Repayment of payable to stockholder	(864,351)	(760,000)
Reduction in notes payable and convertible notes payable	(720,470)	(235,000)

Net cash provided by financing activities	1,739,281	1,664,708

Net increase in cash and cash equivalents	400,894	60,971

Cash and cash equivalents, beginning of the year	211,896	150,925

Cash and cash equivalents, end of the year	$612,790	$211,896

Supplemental cash flow information:
Cash paid for interest	$224,106	$198,526

Cash paid for income taxes	$38,155	$42,474

Stockholder and other debt converted to common stock	$1,900,000	$50,000

See accompanying notes to consolidated financial statements.

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2005 and 2004

Notes To Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

	(a)	Nature of Operations

CapSource Financial, Inc. (CapSource or the Company) is a U.S. corporation with its principal place of business in Boulder, Colorado. CapSource is a holding company that sells and leases dry van and refrigerated truck trailers through its wholly-owned Mexican subsidiaries. The Company operates in one segment, the leasing and selling of trailers, and all operations currently are in Mexico.

	(b)	Liquidity

Since its inception, the Company has generated losses from operations, and as of December 31, 2005, had an accumulated deficit of $11,329,345, and working capital deficit of $566,491. On February 18, 2005 and December 28, 2005, the Company’s Chairman and largest stockholder converted $1,100,000 and $800,000, respectively, of Company notes payable and accrued interest, into Company common stock. During the 12 months ended December 31, 2005, he loaned an additional $1,648,500 to the Company through a note maturing October 15, 2006, of which $864,351 was repaid prior to December 31, 2005.

The Company currently is negotiating with third party investors to supply additional debt or equity funding, although no financing agreements have been completed. The Company is, and has been, dependent on its Chairman and largest shareholder to provide cash through loans, some of which have been subsequently converted to equity. On March 1, 2006, the Company’s Chairman and largest stockholder expressed, in writing to the Company’s President/CEO, his willingness and ability to continue to financially support the Company, at least through March 31, 2007 if needed, by way of additional debt and/or equity contributions. Should the Chairman fail to provide financial support to the Company, or should the Company be unsuccessful in obtaining funding from third parties, the Company may be forced to dramatically scale back its operations and activities.

Management believes that the cash on hand at December 31, 2005, together with cash expected to be received from a private placement of debt/equity and cash expected to be generated by operations, will provide sufficient operational funds for the next twelve months, and satisfy obligations as they become due. If the Company experiences occasional cash short-falls, the Company’s Chairman has committed to continue to provide the funds necessary to cover such shortfalls.

	(c)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Significant estimates include depreciation rates, allowance for impairment of equipment, residual values of operating leases / leased equipment, allowance for doubtful accounts, income tax valuation allowance and the fair value of beneficial conversion features. Actual results could differ significantly from those estimates.

(d)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of CapSource Financial, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(e)	Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and highly liquid investments with original maturities of three months or less.

(f)	Allowance for Doubtful Accounts

An allowance for doubtful accounts is maintained at levels determined by management to be adequate based upon specific identification of certain past-due accounts, which are in the legal collection process, and deemed to be improbable as to their collection. In addition, a general percentage allowance is provided for all other past-due accounts, based on account aging. Past-due accounts are charged-off against the allowance when management considers that all practical efforts to collect the accounts have been exhausted. Accounts receivable are reviewed quarterly to determine the adequacy of the allowance for doubtful accounts. For the years ended December 31, 2005 and 2004, the allowance was increased by $9,669 and $59,961, respectively. Accounts of $6,815 and $174,250 were charged-off against the allowance during the years ended December 31, 2005 and 2004, respectively.

(g)	Mexican Value-Added Tax Receivable

Mexican value-added tax receivable is the excess of the value-added tax paid versus the value added tax collected, which the Company is in the process of collecting as a normal value-added tax refund from the Mexican government.

(h)	Inventory

Inventory represents trailers purchased for resale and are recorded at the lower of cost or market on a first-in first-out basis.

(i)	Recognition of Revenue From Equipment Sales

Revenue generated by the sale of trailer and semi-trailer equipment is recorded at the time the equipment is delivered to the buyer, provided the Company has evidence of an arrangement, the sale price is fixed or determinable and collectibility is reasonably assured .

(j)	Equipment Leasing

The Company’s leases are classified as operating leases for all of the Company’s leases and for all lease activity, as the lease contracts do not transfer substantially all of the benefits and risks of ownership of the equipment to the lessee and, accordingly, do not satisfy the criteria to be recognized as capital leases. In determining whether or not a lease qualifies as a capital lease, the Company must consider the estimated value of the equipment at lease termination or residual value.

Leasing revenue consists principally of monthly rentals and related charges due from lessees. Leasing revenue is recognized ratably over the lease term. Deposits and advance rental payments are recorded as a liability until repaid or earned by the Company. Operating lease terms range from month-to-month rentals to five years. Initial direct costs (IDC) are capitalized and amortized over the lease term in proportion to the recognition of rental income. At December 31, 2005 and 2004, the Company had no capitalized IDC. Depreciation expense and amortization of IDC are recorded as direct costs of trailers under operating leases in the accompanying consolidated statements of operations on a straight-line basis over the estimated useful life of the equipment. Residual values are estimated at lease inception equal to the estimated value to be received from the equipment following termination of the initial lease (which in certain circumstances includes anticipated re-lease proceeds) as determined by the Company. In estimating such values, the Company considers all relevant information and circumstances regarding the equipment and the lessee. Actual results could differ significantly from initial estimates, which could in turn result in impairment or other changes in future periods. At December 31, 2005, the Company had not recognized any impairment of equipment.

(k)	Property and Equipment

Equipment is recorded at cost. Trailer and semi-trailer equipment is depreciated on a straight-line basis over the estimated useful life of ten years. Vehicles are depreciated on a straight-line basis over the estimated useful life of three years. Furniture and computer equipment are depreciated on a straight-line basis over estimated useful lives ranging from three to ten years.

(l)	Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to the extent that management cannot conclude that realization of deferred tax assets is more likely than not.

(m)	Earnings Per Share

The following summarizes the weighted-average common shares issued and outstanding for the three months and years ended December 31, 2005 and 2004:

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

	December 31,		December 31,
	2005	2004	2005	2004

Common and common equivalent shares outstanding at beginning of period	11,235,800	9,871,454	9,860,800	9,790,999
Common shares issued for conversion of debt	1,142,857	—	2,517,857	—
Common shares issued for exercise of warrants	—	—	—	45,455
Common shares issued for services	—	—	—	35,000
Repurchase of common shares	—	(10,654)	—	(10,654)

Common and common equivalent shares outstanding at end of period	12,378,657	9,860,800	12,378,657	9,860,800

Historical common equivalent shares outstanding at beginning of period	11,235,800	9,871,454	9,860,800	9,790,999
Weighted average common shares issued during period	37,267	—	1,199,804	50,804

Weighted average common shares	11,273,067	9,871,454	11,060,604	9,841,803

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding during the period. The dilutive effect of equity instruments is calculated using the treasury stock method.

Warrants to purchase 937,334 and 887,334 common shares as of December 31, 2005 and 2004, respectively, were excluded from the treasury stock calculation because they were anti-dilutive due to the Company’s net losses.

(n)	Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in stockholders’ equity (net assets) from non-owner sources during the reporting period. Since inception, the Company’s comprehensive loss has been the same as its net loss.

(o)	Allowance for Impairment

An allowance for impairment is maintained at levels determined by management to adequately provide for any other than temporary declines in asset values. In determining impairment, economic conditions, the activity in used equipment markets, the effect of actions by equipment manufacturers, the financial condition of lessees, the expected courses of action by lessees with regard to leased equipment at termination of the initial lease term, and other factors which management believes are relevant, are considered. Recoverability of an asset’s value is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If a loss is indicated, the loss to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset and is recognized in depreciation and direct costs of trailers. Asset dispositions are recorded upon the termination or remarketing of the underlying assets. Assets are reviewed annually to determine the adequacy of the allowance for losses. As of December 31, 2005, Company management has determined that an impairment of approximately $19,000 exists in the carrying value of inventory. This amount has been recognized as cost of trailer sales in the Company’s Statement of Operations for the year ended December 31, 2005.

(p)	Foreign Exchange Reporting

The financial statements of the Company’s Mexican subsidiaries, where the U.S. dollar is the functional currency, include transactions denominated in the local currency, which are remeasured into the U.S. dollar. The remeasurement of the local currency into U.S. dollars creates foreign exchange gains and losses that are included in other income (expense) in the Company’s Statement of Operations.

The accounts of the Company’s Mexican subsidiaries are reported in the Mexican peso; however, all leases and generally all other activities are denominated in U.S. dollars. For those operations, certain assets and liabilities are remeasured into U.S. dollars at historical exchange rates and certain assets and liabilities are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at average monthly exchange rates.

(q)	Beneficial Conversion Option

In connection with the issuance of debt instruments, the Company granted the holders the option to convert the debt into equity of the Company at amounts less than the current fair value of its common stock at the date of the transaction. In calculating the fair value of these beneficial conversions, the Company estimated the fair value of the Company’s stock based on current results, budgeted performance, and recent proposed transactions involving the Company’s stock.

(r)	Stock-Based Compensation

The Company accounts for its employee stock option plans and other employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations. The Company applies the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), and SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock grants as if the fair value based method of accounting in SFAS No. 123 had been applied to these transactions. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and related interpretations.

The following table summarizes relevant information as to reported results under our intrinsic value method of accounting for stock awards (APB 25), with supplemental information as if the fair value recognition provisions of SFAS 123, Accounting for Stock Based Compensation had been applied for each of the two years in the period ended December 31, 2005:

	Year ended December 31,

	2005	2004

Net loss, as reported	$(1,794,466)	$(1,576,163)
Deduct: SFAS No. 123 pro forma compensation expense	(80,000)	(84,000)

Net loss, pro forma	$(1,874,466)	$(1,660,163)

Loss per share, pro forma	$(0.17)	$(0.17)

Loss per share, as reported	$(0.16)	$(0.16)

The fair value per share of the warrants granted in 2005 and 2004 were $0.49 and $0.61, respectively. These fair values were estimated on the date of grant using the Black-Scholes option-pricing model and the following assumptions:

	Year ended December 31,

	2005	2004

Risk-free interest rate	4.38%	3.63%
Expected life	5 years	5 years
Expected volatility	100.0%	100.0%
Expected dividend yield	0.0%	0.0%

(s)	Effects of Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections”. This Statement deals with the accounting and reporting of voluntary changes in accounting principles, changes resulting from new regulations for which no transitional provisions have been issued, and the correction of errors. The Statement replaces the APB No. 20 and SFAS No. 3. Generally, changes in accounting principles will be accounted for retrospectively. The Statement also requires that a change in depreciation or amortization method for long term, non-financial assets be accounted for prospectively. The Statement will be effective for fiscal years beginning after December 15, 2005. The Company does not expect the application of this Statement to have a material impact on its financial statements.

In June 2005, the FASB issued EITF Issue No. 05-5 “Accounting for Early Retirement or Post Employment Programs with Specific Features”. EITF Issue No. 05-5 provides guidance for accounting and other incentive programs for early retirement with similar characteristics. Under arrangements, employers pay to employees, benefits in the form of salary, social contributions and additional bonuses. Under certain conditions a part of these benefits is compensated through government subsidies. Under EITF Issue No. 05-5 the salary expense should be recognized ratably over the remaining active service period. The expense related to the additional bonuses granted by the employer should be accrued over the period starting from the date the individual employee signs the contract until the end of the active service period. Related government subsidies are recognized when the employer is entitled to the subsidy and the recognition criteria are met. EITF Issue No. 05-5 is effective from fiscal years beginning after December 15, 2005 and has to be applied prospectively. The adoption of EITF Issue No. 05-5 is not expected to have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment”. SFAS 123(R) amends SFAS 123, “Accounting for Stock-Based Compensation”, and APB Opinion 25, “Accounting for Stock Issued to Employees”. SFAS 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This Statement is effective for public companies qualifying as SEC small business issuers, as of the first fiscal year beginning after December 15, 2005. The Company will apply the provisions of this Statement for the fiscal year beginning January 1, 2006. Management is currently assessing the effect of SFAS No. 123(R) on the Company’s financial statements.

(2)	Property and Equipment

At December 31, 2005 and 2004, equipment consists of the following:

	2005	2004

Trailer and semi-trailer equipment	$2,057,285	$2,381,817
Vehicles	68,230	67,127
Furniture and computer equipment	140,557	130,024

	2,266,072	2,578,968
Accumulated depreciation	(996,320)	(1,033,155)

Total property and equipment, net	$1,269,752	$1,545,813

(3)	Future Minimum Rental Income

Future minimum lease payments receivable from noncancelable operating leases on equipment as of December 31, 2005 are as follows:

Year ending December 31:
2006	$339,701
2007	214,292
2008	148,531

$702,524

(4)	Significant Customers and Suppliers

All of the Company’s customers are located in Mexico. Revenue from sales and leases are denominated in U.S. dollars. During the years 2005 and 2004, revenue from customers who represent 10% or greater of total revenue are as follows:

Customer	2005	2004

Customer A	$11,292,195	$2,166,600
Customer B	$761,450	$736,549

The Company relies primarily on one major supplier, Hyundai Translead and its Mexican subsidiary, to provide the majority of its inventory for sale or lease.

(5)	Notes Payable and Convertible Notes Payable

Notes payable consist of unpaid principal and accrued interest, payable at the following rates as of December 31, 2005 and 2004:

	2005	2004

10.0% notes, due April 1, 2006	$504,000	$508,281
10.0% notes, due January 5, 2005	—	252,173
10.0% notes, due January 5, 2008	80,000	80,679
10.0% notes, due January 5, 2007	262,000	264,226
Prime rate (7.0% at 12-31-05) plus 2.0%, notes due August 6, 2006	1,622,209	402,319

	2,468,209	1,507,678

Less: current portion	(2,126,208)	(259,945)

	$342,000	$1,247,733

Convertible notes payable consist of unpaid principal and accrued interest, payable on the following due dates at the following rates as of December 31, 2005 and 2004:

	2005	2004

11% notes, due August 1, 2005	$—	$50,467
11% notes, due June 17, 2005	—	50,467

	—	100,934
Discount on convertible notes payable	—	(3,331)

	—	97,603
Less: current portion	—	(97,603)

	$—	$—

The convertible notes payable are unsecured and are immediately convertible into common stock at 75% of the market price (as defined in the agreement) of common stock on the date of conversion. This beneficial conversion feature has been valued in accordance with EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (EITF 98-5) and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (EITF 00-27) at the intrinsic value at the commitment date. The beneficial conversion feature is recorded as an increase to additional paid-in capital and a discount on the related debt, which is accreted to interest expense from the commitment date to the stated maturity date of the debt using the effective interest method.

During the years ended December 31, 2005 and 2004, the Company recognized non-cash interest expense totaling $19,998 and $66,955, respectively, related to the amortization of the beneficial conversion feature discount.

(6)	Payable to Stockholder

Payable to stockholder at December 31, 2005 and 2004 consists of the following:

	2005	2004

Prime rate (7.0% at 12-31-05) plus 1.0%, unsecured notes payable to stockholder with accrued interest, due October 15, 2006.	$832,705	$753,021

Non-interest bearing, unsecured convertible note Payable to Stockholder	—	1,100,000

	832,705	1,853,021
Discount on convertible notes payable	—	(353,100)

	832,705	1,499,921

Less: current portion	(832,705)	—

	$—	$1,499,921

During the year ended December 31, 2005, the Company borrowed an additional $1,648,500 in conjunction with the unsecured note payable to the Company’s majority stockholder, of which $864,351 was repaid prior to December 31, 2005. On December 28, 2005, the stockholder converted $800,000 of principle and interest accrued on the note, into Company equity at a conversion price of $0.70 per share.

On December 31, 2004, the Company issued a non-interest bearing convertible note payable of $1,100,000 to the Company’s majority stockholder, replacing $1,100,000 of interest bearing notes payable and accrued interest. The convertible note payable had a conversion price of $0.80 per share, and specified that the Stockholder would convert the debt to Company common stock as soon as practicable. The Company recorded a discount of $353,100 in the year ended December 31, 2004, in connection with the beneficial conversion feature on the issuance of the note to the stockholder. Subsequently, on February 18, 2005, the stockholder converted the note to Company equity. The December 31, 2005 consolidated statement of operations includes a charge of $353,100 to interest expense, which represents the unaccreted discount on the convertible stockholder note that was converted to common stock.

Non-cash interest expense recognized for the years ended December 31, 2005 and 2004 totaled $353,100 and $48,594, respectively, related to the amortization of the beneficial conversion feature discount on convertible notes payable to stockholder.

Maturities of the Company’s aggregate debt by year are as follows:

Year ended December 31:
2006	$2,958,913
2007	262,000
2008	80,000

(7)	Income Taxes

Income tax benefit (expense) for the years ended December 31, 2005 and 2004 differ from the amount computed by applying the U.S. federal income tax rate of 34% because of the following:

	2005	2004

Computed expected tax benefit	$592,577	$524,811
Reduction (increase) in income taxes resulting from:
State and local taxes, net of federal benefit and other	26,143	23,003
Alternative foreign tax	(51,592)	(32,602)
Adjustment for changes in enacted tax laws and rates, and the effects of indexation of utilized and expired net operating loss carryforwards	158,796	(178,380)
Non-deductible expenses	(189,482)	(214,373)
Increase in valuation allowance	(588,034)	(511,821)

Income tax expense	$(51,592)	$(32,602)

Losses before income taxes from U.S. operations were $1,227,000 in 2005 and $730,000 in 2004. Losses before income taxes from Mexican operations were $515,500 in 2005 and $815,000 in 2004.

The net income tax expense of $51,592 and $32,602 in 2005 and 2004, respectively, represents an alternative tax on assets incurred by the Company’s Mexican operations. This alternative tax is applicable to some Mexican corporations that have no taxable earnings.

The adjustment for changes to enacted laws and rates resulted from the benefit to the Company’s Mexican operations of indexing the net operating loss carryforwards, partially offset by the reduction to 29% of the Mexican income tax rate being applied to the net operating loss carryforwards, as well as the reduction due to the application and expiration of prior year net operating loss carryforwards.

The tax effect of temporary differences that give rise to significant portions of deferred tax assets at December 31, 2005 and 2004 are presented below:

	2005	2004

Deferred tax assets:
Allowance for doubtful accounts	$3,644	$2,913
Accrued expenses and customer advances	314,496	102,644
Net operating loss carryforwards	2,881,855	2,245,501

Total gross deferred tax assets	3,199,995	2,751,058

Deferred tax liabilities:
Prepaid expenses	8,366	11,684
Inventories	—	135,779

Total gross deferred tax liabilities	8,366	147,463
Less valuation allowance	(3,191,629)	(2,603,595)

Net deferred tax assets	$—	$—

As of December 31, 2005, the Company had U.S. federal net operating loss carryforwards of approximately $3.6 million, which are available to offset future federal taxable income and expire at various dates from 2017 through 2025. The Company’s Mexican operations had net operating loss carryforwards of approximately $5.0 million that will expire at various dates from 2006 through 2015.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences are deductible. Due to historical losses, realization of tax assets is not assured and, accordingly, management has recognized a valuation allowance for all deferred income tax assets for all periods presented.

(8)	Common and Preferred Stock

The Company has authority to issue different classes of common stock and preferred stock up to a total of 100,000,000 shares. At December 31, 2005 and 2004, no shares of preferred stock or other classes of common stock have been issued.

On March 15, 2004, the Company issued 35,000 shares of common stock to a third party, valued at $1.75 per share, for a total of $61,250, as partial compensation for performing public relations services for the Company.

On June 29, 2004, warrants to purchase 45,455 shares of Company common stock at $1.10 per share were exercised. The shares, valued at a total of $50,000, were issued in cancellation of a demand note payable of the same amount.

On December 31, 2004, the Company repurchased 10,654 shares of Company common stock at $1.00 per share, from a customer of the Company, accepting the shares as payment of the customer’s account receivable balance of $10,654.

On February 18, 2005, the Company’s Chairman and largest stockholder converted $1,100,000 of Company notes payable into 1,375,000 shares of Company common stock at a price of $0.80 per share.

On December 28, 2005, the Company’s Chairman and largest stockholder converted $800,000 of Company notes payable and accrued interest into 1,142,857 shares of Company common stock at a price of $0.70 per share.

In December 2005 and 2004, the Company issued warrants to directors to purchase 175,000 and 137,500 shares of common stock, respectively, at $0.70 and $0.80, respectively. These warrants are immediately exercisable and have a five-year life. The Company applies the intrinsic value based method in accounting for stock options, warrants and awards to employees, and qualified awards to non-employee directors. Accordingly, no compensation expense has been recorded related to the grants in 2005 and 2004 as the exercise price of the warrants is equal to the estimated fair value at the issue date.

In April 2001, in conjunction with a private placement offering to sell its common stock, the Company issued 20,000 A Warrants and 20,000 B Warrants. Each A Warrant was exercisable immediately and for a period of two years from the date of issue into one share of common stock at an exercise price per share of $2.50. As of December 31, 2005, the 20,000 A Warrants have expired. Each B Warrant is exercisable immediately and for a period of five years from the date of issue into one share of common stock at an exercise price per share of $5.00. The Warrants are callable by the Company at $0.05 each.

On February 16, 2001, the Company adopted the 2001 Omnibus Stock Option and Incentive Plan (the “Plan”). The Plan provides that options to purchase shares of the Company’s common stock may be granted to key employees, directors, consultants and others who are expected to provide significant services to the Company. The exercise price of the options ranges between 85% to 110% of the fair value of the Company’s common stock at the date of grant depending on the type of option and optionee. The aggregate number of shares that can be issued under the Plan is 550,000. As of December 31, 2005, no options have been issued under the Plan.

The following summarizes information about outstanding warrants at December 31, 2005:

Exercise prices	Number of Warrants Outstanding	Weighted-average Remaining contractual life (in years)	Number of Warrants Exercisable

$0.70	175,000	5.0	175,000
$0.80	137,500	4.0	137,500
$1.10	145,000	0.5	145,000
$1.30	125,000	1.3	125,000
$1.75	300,000	2.5	300,000
$2.45	34,834	1.7	34,834
$5.00	20,000	0.3	20,000

	937,334	2.6	937,334

Weighted-average exercise price	$1.35		$1.35

(9)	Commitments and Contingencies

The Company leases office space and trailer sale facilities under noncancelable operating leases. The leases contain renewal options and provide for annual escalation for utilities, taxes and service costs. Rent expense was $153,708 and $146,844 for the years ended December 31, 2005 and 2004, respectively.

Minimum future rental payments required under these leases are as follows:

Year ending December 31:
2006	$127,987
2007	7,625

$135,612

On February 11, 2005, the Company entered into a new agreement with Hyundai Translead to extend its contract to sell and distribute Hyundai trailers in Mexico. The previous agreement expired by its terms in November, 2004. Under the terms of the new contact, Hyundai grants the Company’s Mexican subsidiary, RESALTA, the exclusive right to sell Hyundai trailers and parts in Mexico. In addition, Hyundai Translead will provide a credit facility of $1,000,000 to facilitate the Company’s inventory of Hyundai trailers in Mexico. The credit facility is guaranteed by a pledge of 680,000 shares of Company stock owned by its Chairman Randolph Pentel. In contrast with the prior contract, the new agreement does not require the Company to meet any minimum purchase requirements. The contract expires in November of 2007.

As of December 31, 2005, the Company had committed to purchase additional trailers from Hyundai for sale or lease. The total purchase price was approximately $8,876,000, towards which the Company had made down payments to Hyundai of approximately $888,000 as of December 31, 2005.

During the year ended December 31, 2004, the Company’s Mexican leasing subsidiary, REMEX, received a favorable legal judgment awarding it the recovery of disputed trade accounts receivable of $191,517. During the year ended December 31, 2005, $18,704 of the judgment was collected. Due to uncertain aspects involved in collecting the remaining balance of $172,813, the Company included $5,212 in the allowance for doubtful accounts relating to this balance as of December 31, 2005. In addition, as of December 31, 2005, the Company recorded an allowance of $16,619 against other accounts receivable related to certain fees that were included as part of the judgment.

(10)	Fair Value of Financial Instruments

The carrying amounts of cash, rents receivable, other receivables, accounts payable, accrued expenses, deposits and advance payments approximate their fair value because of the short maturity of these instruments.

The carrying amounts of the payable to stockholder and convertible notes payable approximate fair value (before discount) because the interest rates are based on currently offered rates by lending institutions for similar debt instruments of comparable maturities.

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed, Consolidated Financial Statements for nine months ended September 30, 2006 and 2005

C O N T E N T S

CapSource Financial, Inc

Unaudited Condensed, Consolidated Financial Statements

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	September 30, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$2,012,049	$612,790
Rents and accounts receivable, net	3,081,027	795,812
Mexican value added taxes receivable	56,052	10,237
Inventory	7,774,360	1,193,701
Advances to vendors	1,337,114	891,256
Prepaid insurance and other current assets	114,959	123,278

Total current assets	14,375,561	3,627,074
Property and equipment, net	1,200,029	1,269,752
Other assets	47,994	155,584
Intangible assets	465,057	—

Total assets	$16,088,641	$5,052,410

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$4,696,667	$532,582
Deposits for lease/rental	74,721	66,867
Advances from customers	4,413,599	635,202
Notes payable and line of credit	2,620,571	2,126,209
Payable to stockholder	1,609,773	832,705

Total current liabilities	13,415,331	4,193,565
Long-term debt	330,000	342,000

Total liabilities	13,745,331	4,535,565

Commitments and contingencies (Note 12)

Stockholders’ equity:
Common stock	196,833	123,787
Additional paid-in capital	15,088,826	11,722,403
Accumulated deficit	(12,942,349)	(11,329,345)

Total stockholders’ equity	2,343,310	516,845

Total liabilities and stockholders’ equity	$16,088,641	$5,052,410

See accompanying notes to unaudited condensed consolidated financial statements.

F-22

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

	THREE MONTHS ENDED		NINE MONTHS ENDED

	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Net sales and rental income	$10,969,188	$6,080,492	$20,759,467	$15,317,032
Cost of sales and operating leases	(10,310,492)	(5,670,903)	(19,248,628)	(14,302,421)
Selling, general and administrative	(760,467)	(539,620)	(2,802,609)	(1,629,435)

Operating loss	(101,771)	(130,031)	(1,291,770)	(614,824)
Interest, net	(92,475)	(98,755)	(249,735)	(611,366)
Other income (expense), net	6,131	(21,316)	(35,394)	(53,395)

Loss before income taxes	(188,115)	(250,102)	(1,576,899)	(1,279,585)
Income taxes	(3,666)	(18,096)	(36,105)	(39,075)

Net loss	$(191,781)	$(268,198)	$(1,613,004)	$(1,318,660)

Net loss per basic and diluted share	$(0.01)	$(0.02)	$(0.10)	$(0.12)

Weighted-average shares outstanding, basic and diluted	19,679,245	11,235,800	16,416,877	10,989,005

See accompanying notes to unaudited condensed consolidated financial statements.

F-23

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows

	NINE MONTHS ENDED

	September 30, 2006	September 30, 2005

Cash flows from operating activities:
Net loss	$(1,613,004)	$(1,318,660)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for (recovery of) doubtful accounts	44,602	(3,894)
Depreciation and amortization	217,317	190,291
Accretion of discount on convertible notes payable and payable to stockholder	—	19,998
Accretion of discount on payable to stockholder converted to equity prior to maturity	—	353,100
Discount on conversion of stockholder debt	784,679	—
Gain on disposal of assets	—	(1,537)
Changes in operating assets and liabilities, net of business acquired:
Rents and other receivables	(1,963,561)	(321,287)
Inventory	(5,545,310)	(3,627,540)
Advances to vendors and other current assets	(486,032)	218,504
Accounts payable and accrued expenses	4,070,785	2,274,795
Dealer floor plan financing arrangement	963,967	—
Deposits and advance payments	3,786,251	183,554
Other assets	107,590	6,945

Net cash provided by (used in) operating activities	367,284	(2,025,731)

Cash flows from investing activities:
Purchase of acquired business, net of cash acquired	(1,014,290)	—
Purchase of property and equipment	(138,960)	(155,751)
Proceeds from disposition of property and equipment	15,770	151,196

Net cash used in investing activities	(1,137,480)	(4,555)

Cash flows from financing activities:
Proceeds from payable to stockholder	1,630,200	1,623,000
Proceeds from notes payable, credit line and convertible notes payable	274,781	1,416,725
Repayment of notes payable, credit line and payable to stockholder	(1,599,734)	(1,039,351)
Proceeds from exercise of common stock warrants	137,500	—
Proceeds from sale of common stock	2,000,000	—
Offering costs	(273,292)	—

Net cash provided by financing activities	2,169,455	2,000,374

Net increase (decrease) in cash and cash equivalents	1,399,259	(29,912)
Cash and cash equivalents, beginning of the period	612,790	211,896

Cash and cash equivalents, end of the period	$2,012,049	$181,984

Supplemental cash flow information:
Cash paid for interest	$226,836	$171,428

Cash paid for income taxes	$45,581	$24,171

Stockholder debt converted to common stock	$871,866	$1,100,000

See accompanying notes to unaudited condensed consolidated financial statements.

F-24

CAPSOURCE FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(1) Nature of Operations CapSource Financial, Inc. (CapSource or the Company) is a U.S. corporation with its principal place of business in Boulder, Colorado. CapSource is a holding company that sells and leases dry van and refrigerated truck trailers through its wholly owned Mexican operating subsidiaries. In addition, on May 1, 2006, the Company acquired, and began operating, the truck trailer sales business of Prime Time Equipment, Inc., a California based authorized dealer for Hyundai Translead trailers. The Company now operates the acquired business through its wholly owned U.S. subsidiary, CapSource Equipment Company, Inc., d/b/a Prime Time Trailers. The Company operates in one business segment, the sale and lease of trailers, and conducts business in the United States and Mexico.

Prior to May 1, 2006, all of the Company’s sales were generated in Mexico. For the three months and nine months ended September 30, 2006, the geographic distribution of the Company’s net sales (in 000s) was:

	Three Months Ended September 30, 2006		Nine Months Ended September 30, 2006

Country	Net Sales and Rental Income	% of Total	Net Sales and Rental Income	% of Total

Mexico	$9,171.5	83.6%	$18,205.6	87.7%
United States	1,797.7	16.4%	2,553.9	12.3%

Total net sales	$10,969.2	100.0%	$20,759.5	100.0%

(2) Basis of presentation The accompanying unaudited condensed consolidated financial statements include the accounts of CapSource and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. In the opinion of Company management, the accompanying unaudited condensed, consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments, except as noted elsewhere in the notes to the condensed consolidated financial statements) necessary to present fairly the financial position of the Company as of September 30, 2006, and the results of operations and cash flows for the interim periods presented. These statements are condensed and, therefore, do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. The statements should be read in conjunction with the consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 30 , 2006. The results of operations for the three months and nine months ended September 30, 2006, are not necessarily indicative of the results to be expected for the full year, or for any other future period.

The financial statements of the Company’s Mexican subsidiaries are reported in the local currency, the Mexican peso. However, as substantially all sales and leases are denominated in U.S. dollars, as well as generally all other activities, the functional currency is designated as the U.S. dollar. Any transactions denominated in the local currency are remeasured into the U.S. dollar, creating foreign exchange gains or losses that are included in other income(expense).

(3) Liquidity Since its inception, the Company has generated losses from operations, and as of September 30, 2006, had an accumulated deficit of $12,942,349 and working capital of $960,230. Until such time that the Company achieves profitability, it will need to seek additional debt and/or equity funding to continue its operations.

F-25

On May 1, 2006, the Company increased its equity by selling 5,000,000 shares of common stock for $2,000,000. In addition, the Company’s Chairman and largest stockholder, converted $871,866 of debt owed to him by the Company, into 2,179,664 shares of Company common stock (See Note 9 ).

On May 1, 2006, in conjunction with the acquisition of the Prime Time Trailer business, the Company obtained a revolving floor plan inventory line of credit of approximately $3,000,000, to finance the purchase of new and used truck trailer inventory in the United States . The floor plan notes, which bear interest at Prime Rate plus 1.25% (currently 9.5%) for new equipment and at Prime Rate plus 1.75% (currently 10.0%) for used equipment, are secured by specific trailer inventory and are paid as each financed trailer is sold by the Company.

On July 1, 2006, the Company’s majority stockholder exercised warrants to purchase 125,000 shares of Company common stock at the exercise price of $1.10 per share, pursuant to the terms of the warrants, resulting in a net increase to stockholders’ equity of $137,500.

On October 23, 2006, the Company and its Mexican operating subsidiary, RESALTA, obtained a floor plan inventory line of credit of $3,600,000, to finance the purchase and sale of new and used truck trailers in Mexico. The floor plan notes, which bear interest at LIBOR plus 4.17% (currently 9.5%), are secured by specific trailer inventory and are paid as each financed trailer is sold by the Company.

In addition to new debt and equity financing obtained by the Company, the Company’s Chairman and largest stockholder has expressed his willingness and ability to continue to financially support the Company, at least through March 31, 2007 if needed, by way of additional debt and/or equity contributions. Management believes that the cash on hand at September 30, 2006, and cash expected to be generated by operations, will provide sufficient operational funds for the next twelve months, and to satisfy obligations as they become due. If the Company experiences occasional cash short-falls, management expects to cover them with funds provided by the Company’s Chairman.

(4) Acquisition On May 1, 2006, the Company, through its wholly-owned subsidiary CapSource Equipment Company, Inc., a Nevada corporation (“CECO”), entered into an Asset Purchase Agreement with Prime Time Equipment, Inc. (“Prime Time”), a Fontana, California based authorized California dealer for Hyundai Translead trailers and its shareholder, Kenneth Moore, to purchase substantially all of Prime Time’s assets and business for total consideration of approximately $1,970,000, of which $1,014,290 was paid in cash at closing, and the balance consisted of the assumption of certain liabilities that will be paid in due course. The total purchase price consideration of $1,970,000 has been allocated to the assets acquired, including identifiable intangible assets, based on their respective fair values at the date of acquisition. Such allocation resulted in goodwill of approximately $98,000. The purchase price was allocated to intangibles based on management’s estimate. Management expects to finalize the purchase price allocation within twelve months of the acquisition date , as certain initial accounting estimates are resolved.

The Company acquired Prime Time in order to expand its operations into the California market as part of its strategic plan to provided equipment and services along the major transportation corridors to and from Mexico. In addition, the acquisition allows the Company to diversify its concentration in Mexico. The results of Prime Time’s operations have been included in the Company’s interim consolidated financial statements since May 1, 2006.

The preliminary purchase price allocation is as follows (in thousands):

Intangibles:
Non-compete agreement	$400.0
Goodwill	98.3

Tangible assets and liabilities acquired:
Accounts receivable	412.0
Inventory	1,035.3
Other assets	24.0

F-26

Total assets	1,969.6

Accrued payable	(93.3)
Short-term debt	(862.0)

Net assets acquired	$1,014.3

The acquired intangible asset relates to a 5 year non-compete agreement with the seller. Accordingly, such intangible asset is amortized over the 5 year non-compete period.

Proforma Results of Operations

          The following presents the unaudited proforma combined results of operations of the Company with Prime Time for the three months and nine months ended September 30, 2006 and 2005, after giving effect to certain pro forma adjustments related to the amortization of the acquired intangible asset. These unaudited proforma results are not necessarily indicative of the actual consolidated results of operations had the acquisitions actually occurred on January 1, 2006 and January 1, 2005 or of future results of operations of the consolidated entities:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Revenues	$10,969,188	$8,616,373	$24,857,333	$36,928,030

Net loss	(191,781)	(273,575)	(1,493,470)	(985,600)

Basic and diluted loss per share	(0.01)	(0.01)	(0.08)	(0.05)

(5) Recognition of revenue from equipment sales Revenue generated by the sale of trailer and semi-trailer equipment is recorded at the time the equipment is delivered to the buyer, provided the Company has evidence of an arrangement, the sale price is fixed or determinable and collectibility is reasonably assured.

(6) Equipment leasing The Company’s leases are classified as operating leases for all of the Company’s leases and for all lease activity, as the lease contracts do not transfer substantially all of the benefits and risks of ownership of the equipment to the lessee and, accordingly, do not satisfy the criteria to be recognized as capital leases. In determining whether or not a lease qualifies as a capital lease, the Company must consider the estimated value of the equipment at lease termination or residual value.

Leasing revenue consists principally of monthly rentals and related charges due from lessees. Leasing revenue is recognized ratably over the lease term. Deposits and advance rental payments are recorded as a liability until repaid or earned by the Company. Operating lease terms range from month-to-month rentals to five years. Initial direct costs (IDC) are capitalized and amortized over the lease term in proportion to the recognition of rental income. At September 30, 2006, the Company had no capitalized IDC. Depreciation expense and amortization of IDC are recorded as direct costs of trailers under operating leases in the accompanying consolidated statements of operations on a straight-line basis over the estimated useful life of the equipment. Residual values are estimated at lease inception equal to the estimated fair value of the equipment following termination of the initial lease (which in certain circumstances includes anticipated re-lease proceeds) as determined by the Company. In estimating such values, the Company considers various information and circumstances regarding the equipment and the lessee. Actual results could differ significantly from initial estimates, which could in turn result in impairment or other charges in future periods.

(7) Income Taxes The income taxes of $3,666 and $36,105 for the three and nine months ended September 30, 2006, respectively, and $18,096 and $39,075, for the same periods of 2005, respectively, represent an alternative tax on assets incurred by the Company’s Mexican operations. This alternative tax is applicable to some Mexican corporations that have no taxable earnings.

F-27

(8) Comprehensive income (loss) Comprehensive income (loss) includes all changes in stockholders’ equity (net assets) from non-owner sources during the reporting period. Since inception, the Company’s comprehensive loss has been the same as its net loss.

(9) Common stock and warrant issuance On May 1, 2006, the Company increased its equity through a private equity placement, selling 5,000,000 shares of common stock at $0.40 per share for $2,000,000, together with warrants to purchase another 5,000,000 shares of Company common stock at an exercise price of $0.90 per share ( “warrant shares” ). In addition, the private placement agreements granted the investors the right to purchase a total of an additional 750,000 shares of common stock at $0.40 per share for $300,000, for a period of up to 180 days after the private placement date. Subsequent to September 30 , 2006, the investors exercised this right to purchase the additional shares, resulting in a total of 5,750,000 shares being issued to the investors in conjunction with the private equity placement. In addition, since the investors exercised this right to purchase additional shares, the number of shares covered by the warrants correspondingly increased to a total of 5,750,000 warrant shares.

In conjunction with the private equity placement on May 1, 2006, the Company’s Chairman and largest shareholder converted $871,866 of debt owed to him by the Company into 2,179,664 shares of common stock at $0.40 per share, and received warrants to purchase another 2,179,664 shares of common stock at an exercise price of $.90 per share. Since the shareholder’s debt was converted at a price discount of $0.36 per share less than the last public trade prior to May 1, 2006 of $0.76 per share, the Company recognized a loss on the extinguishment of the shareholder debt of the total discount of $784,679. This non-cash loss is recorded in selling, general and administrative expenses in the Company’s consolidated statement of operations for the nine months ended September 30, 2006.

The placement agent that coordinated the private equity placement initially received a warrant to purchase 500,000 shares of Company common stock at $0.48 per share, together with another warrant (Sub-Warrant) to purchase up to another 500,000 shares of common stock at $1.08 per share. The placement agent warrant and Sub-Warrant shares were automatically increased by 75,000 additional shares each, when the investors exercised their right to purchase the additional 750,000 shares within 180 days after the placement date .

Proceeds from the private equity placement on May 1, 2006 totaled $2,000,000, offset by offering costs of $273,292 incurred in 2006, and $81,284 incurred in prior years , resulting in a net increase to stockholder equity of $1,645,424. In addition, the conversion of the Company’s debt of $871,866 with the Chairman and largest stockholder, and the related discount of $784,679, resulted in a net increase to stockholder equity of $1,656,545. The combined impact of the concurrent equity transactions was a net increase to stockholders’ equity of $3,301,969 at September 30, 2006 compared to December 31, 2005.

Subsequent to September 30, 2006, the Company issued an additional 750,000 common shares to the investors, as they exercised the right to purchase such additional shares, pursuant to the private placement agreement. The total proceeds of $300,000 were offset by offering and issuance costs of $39,000, resulting in a net increase to stockholders’ equity of $261,000.

On July 1, 2006, the Company’s majority stockholder exercised warrants to purchase 125,000 shares of Company common stock at the exercise price of $1.10 per share, pursuant to the terms of the warrants, resulting in a net increase to stockholders’ equity of $137,500.

On February 18, 2005, the Company’s majority stockholder converted a Company note of $1,100,000 into 1,375,000 shares of Company common stock at the conversion price of $0.80 per share, pursuant to the terms of the convertible note.

The September 30, 2005 consolidated statement of operations includes a charge of $353,100 to interest expense that represents the amortization of the beneficial conversion feature discount in connection with the convertible stockholder note.

For the nine months ended September 30, 2006 and 2005, the Company did not issue any stock-based awards. All stock-based awards granted in previous periods were fully vested as of the issuance date, except for warrants to purchase 34,834 shares of Company common stock at $2.45 per share that vested to the holder on August 29, 2004.

F-28

(10) Earnings per share The following summarizes the weighted-average common shares issued and outstanding for the three months and nine months ended September 30 , 2006 and 2005:

	Three Months Ended Sept 30		Nine Months Ended Sept 30

	2006	2005	2006	2005

Common and common equivalent shares outstanding-beginning of period	19,558,321	11,235,800	12,378,657	9,860,800
Common shares issued for sale of common stock	—	—	5,000,000	—
Common shares issued for conversion of debt	—	—	2,179,664	1,375,000
Common shares issued for exercise of warrants	125,000	—	125,000	—

Common and common equivalent shares outstanding - end of period	19,683,321	11,235,800	19,683,321	11,235,800

Historical common equivalent shares outstanding - beginning of period	19,558,321	11,235,800	12,378,657	9,860,800
Weighted average common shares issued during period	120,924	—	4,038,220	1,128,205

Weighted average common shares
outstanding - basic and diluted	19,679,245	11,235,800	16,416,877	10,989,005

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding during the period. The dilutive effect of equity instruments is calculated using the treasury stock method.

Warrants to purchase 8,451,998 and 887,334 common shares as of September 30 , 2006 and 2005, respectively, were excluded from the treasury stock calculation because they were anti-dilutive due to the Company’s net losses.

(11) Supplemental balance sheet information

	Sept 30, 2006	December 31, 2005
Rents and accounts receivable, net:
Rents and accounts receivable	$3,138,194	$808,377
Allowance for doubtful accounts	(57,167)	(12,565)

Total rents and accounts receivable, net	$3,081,027	$795,812

Property and equipment, net:
Trailer and semi-trailer equipment	$2,060,752	$2,057,285
Vehicles	108,729	68,230
Furniture and computer equipment	155,056	140,557

	2,324,537	2,266,072
Accumulated depreciation	(1,124,508)	(996,320)

Total property and equipment, net	$1,200,029	$1,269,752

(12) Commitments and Contingencies As of September 30, 2006, the Company had committed to purchase additional trailers from Hyundai Translead, at a total purchase price of approximately $15,621,140 , towards which the Company had made down payments of $1,337,114. Under the terms of the commitment, the Company must pay Hyundai the remaining balance due of approximately $14,284,026 upon taking delivery of the trailers. In addition, the Company has begun to place orders for delivery during 2007 to ensure an uninterrupted supply sufficient to meet anticipated customer demand in 2007.

In conjunction with the private equity placement that took place on May 1, 2006, the Company is required to prepare and file with the Securities and Exchange Commission, a registration statement covering all the shares that were or

F-29

could be issued as a result of the transaction. The Company complied with this requirement by filing such registration statement Form SB-2 (Registration Statement) on October 5, 2006. However, the Company also is obliged to have caused such Registration Statement to become effective within 180 days of May 1, 2006, i.e. October 28, 2006. Any delays in meeting the obligation to have the Registration Statement declared effective within 180 days of May 1, 2006 will result in the Company being liable to the investors in an amount equal to one percent per month ( or part thereof ) of the purchase price paid for the shares, and, if exercised, the warrant shares, for the duration of any such delay. As of November 17, 2006, the Registration Statement has not been declared effective. Consequently, the Company will be required to pay the investors the fee of approximately $23,000 for each month (or part thereof) that the effective date of the Registration Statement is delayed, unless the investors waive such fee.

F-30

PRIME TIME EQUIPMENT, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

(With Report Of Independent Registered Public Accounting Firm Thereon)

C O N T E N T S

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F - 32

FINANCIAL STATEMENTS

Balance Sheets	F – 33

Statements of Operations	F – 34

Statements of Stockholder’s Equity (Deficit)	F – 35

Statements of Cash Flows	F – 36

Notes to Financial Statements	F – 37

Report of Independent Registered Public Accounting Firm

To the Stockholder
Prime Time Equipment, Inc.

We have audited the accompanying balance sheets of Prime Time Equipment, Inc. (the “Company”) as of December 31, 2005 and 2004, and the related statements of operations, stockholder’s equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prime Time Equipment, Inc. as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GORDON, HUGHES & BANKS, LLP

Greenwood Village, Colorado
June 9, 2006

PRIME TIME EQUIPMENT, INC.
Balance Sheets

	December 31,

	2005	2004

Assets
Current assets:
Cash and cash equivalents	$332,583	$1,877,748
Accounts receivable	75,509	1,100,087
Inventory	1,820,105	1,228,867
Other current assets	23,230	—

Total current assets	2,251,427	4,206,702

Property and equipment, net	6,458	13,916

Total assets	$2,257,885	$4,220,618

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$216,150	$1,096,560
Deferred revenue	—	1,776,151
Notes payable	1,680,806	1,290,573
Shareholder notes payable	—	60,000

Total current liabilities	1,896,956	4,223,284

Commitments and contingencies (Note 9)

Stockholder’s equity:

Common stock, no par value, 10,000 shares authorized, issued and outstanding in 2005 and 2004	—	—
Additional paid-in capital	71,395	71,395
Retained earnings (deficit)	289,534	(74,061)

Total stockholder’s equity (deficit)	360,929	(2,666)

Total liabilities and stockholder’s equity	$2,257,885	$4,220,618

See accompanying notes to financial statements.

PRIME TIME EQUIPMENT, INC.
Statements of Operations

	Years Ended December 31,

	2005	2004

Sales, net	$26,356,446	$13,962,232

Total revenue	26,356,446	13,962,232

Costs and expenses:
Direct costs of sales	24,986,807	13,372,143
Selling, general and administrative expenses	764,527	442,062

Total operating expenses	25,751,334	13,814,205

Operating income	605,112	148,027

Interest (expense), net	(100,084)	(54,293)

Total other (expense), net	(100,084)	(54,293)

Income before income taxes	505,028	93,734

Provision for income taxes	(141,433)	(11,785)

Net income	$363,595	$81,949

Net income per basic and diluted share	$36.36	$8.19

Weighted-average number of shares outstanding, basic and diluted	10,000	10,000

See accompanying notes to financial statements.

PRIME TIME EQUIPMENT, INC.
Statements of Stockholder’s Equity (Deficit)
Years Ended December 31, 2005 and 2004

	Common stock		Additional paid-in capital	Retained earnings (deficit)	Total stockholder’s equity (deficit)

	Shares	Amount

Balances at January 1, 2004	10,000	$—	$71,395	$(156,010)	$(84,615)

Net income	—	—	—	81,949	81,949

Balances at December 31, 2004	10,000	—	71,395	(74,061)	(2,666)

Net income	—	—	—	363,595	363,595

Balances at December 31, 2005	10,000	$—	$71,395	$289,534	$360,929

See accompanying notes to financial statements.

PRIME TIME EQUIPMENT, INC.
Statements of Cash Flows

	Years ended December 31,

	2005	2004

Cash flows from operating activities:
Net income	$363,595	$81,949
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,458	2,083
Loss on disposal of assets	5,250	—
Changes in operating assets and liabilities:
Accounts receivables	1,024,578	(979,456)
Inventory	(591,238)	(24,882)
Other current assets	(23,230)	—
Accounts payable	(880,410)	583,474
Deferred revenue	(1,776,151)	1,776,151

Net cash (used in) provided by operating activities	(1,875,148)	1,439,319

Cash flows from investing activities:
Purchase of property and equipment	(2,250)	(15,000)
Proceeds from disposition of property and equipment	2,000	—

Net cash (used in) investing activities	(250)	(15,000)

Cash flows from financing activities:
Proceeds from notes payable	6,167,613	3,597,277
Repayment of notes payable	(5,777,380)	(3,254,231)
Repayment of shareholder notes payable	(60,000)	(10,000)

Net cash provided by financing activities	330,233	333,046

Net (decrease) increase in cash and cash equivalents	(1,545,165)	1,757,365
Cash and cash equivalents, beginning of the year	1,877,748	120,383

Cash and cash equivalents, end of the year	$332,583	$1,877,748

Supplemental cash flow information:
Cash paid for interest	$140,545	$71,783

Cash paid for income taxes	$12,400	$11,785

See accompanying notes to financial statements.

PRIME TIME EQUIPMENT, INC.

Financial Statements
December 31, 2005 and 2004
Notes to Financial Statements

(1)	Summary of Significant Accounting Policies

	(a)	Nature of Operations

Prime Time Equipment, Inc. (“Prime Time” or the “Company”) is a U.S. corporation with its principal place of business in Fontana, California. Prime Time sells new and used truck trailers and related equipment. The Company operates in one segment, the selling of trailers.

	(b)	Basis of presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

	(c)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

	(d)	Recognition of Revenue from Equipment Sales

Revenue generated by the sale of trailer and semi-trailer equipment is recorded at the time the title to the equipment legally transfers to the buyer, provided the Company has evidence of an arrangement, the sale price is fixed or determinable and collectibility is probable. Revenue payments collected from customers, prior to the completion of a sale, is recorded as deferred revenue.

	(e)	Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and highly liquid investments with original maturities of three months or less.

	(f)	Accounts Receivable

The Company sells trailers to its customers primarily on a cash basis. However, in some instances, certain customers with large volume orders take delivery of the trailers over a period of several days, on condition that payment is made upon completing delivery of the entire order. In such cases, the unpaid balance on the delivered trailers is carried in accounts receivable until payment is received on the completed order.

The Company sells a limited amount of replacement trailer parts to select customers on a credit basis, offering unsecured credit in the form of trade accounts receivable. Trade accounts receivable are affected by conditions and occurrences within the economy and the industries within which the Company’s customers operate.

Company management periodically evaluates customer accounts receivable balances to determine their potential collectibility. If specific accounts are determined to be potentially uncollectible, an allowance for doubtful accounts is established to absorb possible losses. Management’s determination of the adequacy of the allowance is based on the evaluation of the receivables, loss experience, economic conditions, and other relevant factors. As of December 31, 2005 and 2004, the Company has not established any reserve for doubtful accounts.

(g)	Inventory

Inventory represents trailers purchased for resale and are recorded at the lower of cost or market on a specific identification basis.

(h)	Property and Equipment

Containers and other equipment are recorded at cost. Containers are depreciated on a straight-line basis over the estimated useful life of three to five years. Other equipment is depreciated on a straight-line basis over estimated useful lives ranging from three to ten years.

(i)	Shipping Costs

The Company incurs certain freight and shipping costs when acquiring trailer and semi-trailer inventory. These costs are added to the cost basis of the inventory, and are incorporated in the Company’s balance sheet as part of the inventory value. At the time of sale, the related costs, including acquisition freight, are included in costs of sales. Freight costs incurred at the time of sale are also reflected in costs of sales. Any other freight or shipping expenses that are not related to trailer inventory or sales are recorded when incurred in selling, general, and administrative expenses.

(j)	Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to the extent that management cannot conclude that realization of deferred tax assets is more likely than not.

(k)	Earnings Per Share

The following summarizes the weighted-average common shares issued and outstanding for the years ended December 31, 2005 and 2004:

	2005	2004

Common and common equivalent shares outstanding at beginning of year	10,000	10,000

Common and common equivalent shares outstanding at end of year	10,000	10,000

Historical common equivalent shares outstanding at beginning of year	10,000	10,000
Weighted average common shares issued during year	—	—

Weighted average common shares outstanding - basic and diluted	10,000	10,000

Basic income per share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted income per share is computed by dividing net income by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding during the period.

(l)	Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in stockholder’s equity (net assets) from non-owner sources during the reporting period. Since inception, the Company’s comprehensive income has been the same as its net income.

(m)	Allowance for Impairment

An allowance for impairment is maintained at levels determined by management to adequately provide for any other than temporary declines in asset values. In determining impairment, economic conditions, the activity in used equipment markets, and other factors which management believes are relevant, are considered. Recoverability of an asset’s value is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If a loss is indicated, the loss to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset and is recognized in direct cost of sales. Assets are reviewed annually to determine the adequacy of the allowance for losses. As of December 31, 2005 and 2004, Company management determined that an impairment of approximately $38,735 existed in the carrying value of inventory. This amount has been recognized as cost of trailer sales in the Company’s accompanying statement of operations for the year ended December 31, 2004.

(n)	Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, other current assets, accounts payable and deferred revenue approximate their fair value because of the short maturity of these instruments.

The carrying amounts of the payable approximate fair value because the interest rates are based on currently offered rates by lending institutions for similar debt instruments of comparable maturities.

(o) Effects of Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections”. This Statement deals with the accounting and reporting of voluntary changes in accounting principles, changes resulting from new regulations for which no transitional provisions have been issued, and the correction of errors. The Statement replaces the APB No. 20 and SFAS No. 3. Generally, changes in accounting principles will be accounted for retrospectively. The Statement also requires that a change in depreciation or amortization method for long term, non-financial assets be accounted for prospectively. The Statement will be effective for fiscal years beginning after December 15, 2005. The Company does not expect the application of this Statement to have a material impact on its financial statements.

(2)	Concentration of Credit Risk and Major Customers and Suppliers

The Company transacts business with high quality financial institutions. From time to time the account balances exceed the federally insured limit of $100,000. However, management believes the financial institutions to be financially sound and the risk of loss to be minimal.

During the years ended 2005 and 2004, revenue from customers who represented 10% or greater of total revenue are:

Customer	2005	2004

Customer A	$15,719,383	$8,621,308
Customer B	$2,944,110	$—

The Company has recorded various accounts receivable resulting from business operations. Management periodically evaluates the collectibility and believes the receivables to be fully collectible at December 31, 2005 and the credit risk to be minimal.

The Company relies primarily on one major supplier, Hyundai Translead, to provide the majority of its inventory for sale.

(3)	Property and Equipment

At December 31, 2005 and 2004, equipment consists of the following:

	2005	2004

Containers	$8,000	$6,000
Other equipment	7,700	34,728

	15,700	40,728
Accumulated depreciation	(9,242)	(26,812)

Total property and equipment, net	$6,458	$13,916

During the years ended December 31, 2005 and 2004, the Company recorded depreciation expense of $2,458 and $2,083, respectively.

(4)	Notes Payable

Notes payable consists of:

Secured short-term floor-plan financing, which is utilized to fund the purchase of trailer inventory. The lender holds a security interest in each trailer for which it has provided funding. As a trailer is sold, the Company repays the debt associated with that trailer.

Bank credit line, which is available up to a maximum of $300,000 for working capital financing and is personally guaranteed by the owner of the Company.

The short-term unpaid principal payable at the following rates as of December 31, 2005 and 2004:

	2005	2004

Floor plan note, secured, prime + 1.5%, due Dec 31, 2006	$1,657,806	$1,094,073
Bank credit line, 6.5%, due Dec 31, 2006	23,000	196,500

	$1,680,806	$1,290,573

(5)	Shareholder Notes Payable

The shareholder made a short-term non-interest bearing loan of $70,000 to the Company in 2003. The Company made periodic partial repayments against the note, making the final payment in 2005. A premium on the note of $5,129 has been imputed and amortized at an annual effective rate of 5.25% on the outstanding balance over the life of the note.

The outstanding principal and unamortized premium as of December 31, 2005 and 2004:

	2005	2004

Unpaid principal net of unamortized premium	$—	$55,368
Unamortized premium	—	4,632

	$—	$60,000

(6)	Income Taxes

Income tax benefit (expense) for the years ended December 31, 2005 and 2004 differ from the amount computed by applying the U.S. federal income tax rate of 34% because of the following:

	2005	2004

Computed federal income tax	$171,975	$31,674
Increase in income taxes resulting from:
State and local taxes, net of federal benefit and other	44,714	8,235
Use of net operating loss carryforwards	—	(23,858)
Non-deductible expenses	2,453	1,611
(Increase) decrease in valuation allowance	(77,709)	(5,878)

Income tax expense	$141,433	$11,785

The tax effect of temporary differences that give rise to significant portions of deferred tax assets at December 31, 2005 and 2004 are presented below:

	2005	2004

Deferred tax assets:
Total gross deferred tax assets	—	—

Deferred tax liabilities:
Deferred revenues	—	77,709

Total gross deferred tax liabilities	—	77,709

Plus: valuation allowance	—	77,709

Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets and liabilities, management considers whether it is more likely than not that some portion or all of the deferred tax assets and liabilities will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences are deductible. Due to historical losses, realization of tax assets is not assured and, accordingly, management has recognized a valuation allowance for all deferred income tax assets and liabilities for all periods presented.

(7)	Common Stock

The Company has authorized, issued and outstanding, 10,000 common shares with no par value. All of the shares are held by the Company’s sole shareholder. All equity contributions made to the Company by its shareholder are recorded as additional paid-in capital.

(8)	Related Party Transactions

The Company pays its sole shareholder a salary and related benefits as compensation for his services as President and General Manager. In addition, the Company rents a portion of its facilities from the Company’s sole shareholder and from a partnership that is associated with the Company’s sole shareholder. The rent paid is based on market rates in the area of the rented facility.

During the years ended December 31, 2005 and 2004, the Company paid related party salary and benefits of $227,035 and $52,001, respectively, and related party rent expense of $94,000 and $48,000, respectively.

(9)	Commitments and Contingencies

The Company rents office space and trailer sale facilities under monthly rental agreements which are cancelable at any time. Rent expense was $168,100 and $110,249 for the years ended December 31, 2005 and 2004, respectively.

Until May 1, 2005, the Company sold and distributed Hyundai trailers in the west and southwestern United States, under a dealer agreement with Hyundai Translead. The agreement expired by its terms on December 31, 2005, with the understanding that the Company could continue to sell and distribute Hyundai trailers until the Company sold its operating assets. The sale of the operating assets took place on May 1, 2006, at which time the Company no longer is allowed to act as a dealer for Hyundai trailers. The acquiring company, Capsource Equipment Company, Inc., now has an agreement with Hyundai Translead to be its exclusive dealer in California.

(10)	Subsequent Events

On May 1, 2006, Prime Time Equipment, Inc. sold substantially all of its operating assets and liabilities, to CapSource Equipment Company, Inc. Under the terms of the purchase agreement, CapSource will operate in California under the name: d/b/a Prime Time Trailers. To acquire the operating assets, Capsource paid the Company the fair market value of the net assets, plus a premium of approximately $100,000. In addition, Capsource paid the Company’s owner / President, $400,000 for his agreement not to compete against Capsource for a period of five years after completion of the transaction.

18,169,265 Shares of
Common Stock

CAPSOURCE FINANCIAL, INC.

PROSPECTUS

January __, 2007

No dealer or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or solicitation of an offer to purchase by any person in any jurisdiction in which such offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

Until April __, 2007, (90 days from the date of this Prospectus) all shareholders that effect transactions in these securities, may be required to deliver a prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

          Section 7-109-103 of the Colorado Business Corporation Act provides that, unless limited by a corporation’s articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by him or her in connection with the proceeding. Section 7-109-108 of the Colorado Business Corporation Act permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under Colorado law.

          Article IX of our Bylaws provides that we are authorized to indemnify its directors, officers, employees or agents to the fullest extent permitted by Colorado law.

Item 25. Other Expenses of Issuance and Distribution.

          The following table sets forth the estimated expenses to be borne by us, other than underwriting discounts and commissions, in connection with the issuance and distribution of the shares of Common Stock offered hereby:

SEC registration fee	$3,005.34
Legal fees and expenses	60,000.00
Accounting fees and expenses	30,000.00
Blue Sky fees and expenses	2,000.00
Printing expenses	2,500.00
Transfer agent fees and expenses	350.00
Miscellaneous	2,144.66

TOTAL	$100,000.00

Each amount set forth above is estimated, except for SEC registration fee.

Item 26. Recent Sales of Unregistered Securities.

          During the past three years, we have sold the following securities pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”):

1.	In October 2003, CapSource issued 1,461,680 shares of common stock to Randolph M. Pentel in connection with the conversion of notes in the amount of $2,064,133 made by Randolph M. Pentel.

2.	In October 2003, CapSource issued 42,971 shares of common stock to Steven E. Reichert in exchange for accrued compensation valued at $75,200.

3.	In October 2003, CapSource issued 60,971 shares of common stock to Fred C. Boethling in exchange for accrued compensation valued at $106,700.

4.	In March 2004, CapSource issued 35,000 shares of common stock to CEOcast, Inc. in exchange for services valued at $61,250.

5.	On June 29, 2004, CapSource issued 45,455 shares of common stock for the exercise of warrants to buy the stock at $1.10 per share. The shares were valued at $50,000.

6.	In February 2005, CapSource issued 1,375,000 shares of common stock to Randolph M. Pentel in connection with the conversion of notes in the amount of $1,100,000 made by Randolph M. Pentel.

7.	In December 2005, CapSource issued 1,142,857 shares of common stock to Randolph M. Pentel in connection with the conversion of notes in the amount of $800,000 made by Randolph M. Pentel.

8.	On May 1, 2006, CapSource issued 2,179,664 shares of common stock to Randolph M. Pentel in connection with the conversion of notes in the amount of $871,866 made by Randolph M. Pentel.

9.

On May 1, 2006, CapSource sold 2,500,000 shares of its common stock to Whitebox Intermarket Partners L.P. at $.40 per share, together with warrants to purchase another 2,500,000 shares of common stock having an exercise price of $.90 per share in connection with a private placement of its securities. The Purchase Agreement also granted Whitebox Intermarket Partners L.P. the right to purchase an additional 325,000 shares of our common stock at $.40 per share for $150,000 for 180 days after the effective date of the Purchase Agreements (the “Greenshoe Shares”), and if this right to purchase was exercised the number of shares covered by the warrants would also increase by 325,000.

10.

On May 1, 2006, CapSource sold 2,500,000 shares of its common stock to Pandora Select Partners L.P. at $.40 per share, together with warrants to purchase another 2,500,000 shares of common stock having an exercise price of $.90 per share in connection with a private placement of its securities. The Purchase Agreement also granted Pandora Select Partners L.P. the right to purchase an additional 325,000 shares of our common stock at $.40 per share for $150,000 for 180 days after the effective date of the Purchase Agreements (the “Greenshoe Shares”), and if this right to purchase was exercised the number of shares covered by the warrants would also increase by 325,000.

11.

On May 1, 2006, for its services as placement agent, Keane Securities Inc. received a warrant (the “Placement Agent Warrant”) to purchase 500,000 shares of our common stock at an exercise price of $.48 per share (the “Placement Agent Warrant Shares”) together with another warrant (the “Sub-Warrant”) to purchase up to another 500,000 shares of common stock at an exercise price of $1.08 per share (the “Sub- Warrant Shares”) on the basis of a warrant to purchase one Sub-Warrant Share for each Warrant Share purchased through the exercise of the Placement Agent Warrant. The Placement Agent Shares and the Sub-Warrant Shares have automatically been increased by 75,000 additional shares each, because both Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. exercised their right to purchase the Greenshoe Shares.

12.	On July 1, 2006 CapSource issued 75,000 shares of its common stock to Randolph Pental in connection with his exercise of a stock purchase warrant at the exercise price of $1.10 per share.

13.	On July 1, 2006 CapSource issued 50,000 shares of its common stock to Patricia and Gary Dolphus in connection with his exercise of a stock purchase warrant at the exercise price of $1.10 per share.

14.

On November 1, 2006, Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. both exercised their right to purchase a total of an additional 750,000 shares of our common stock at $.40 per share for $300,000 for 180 days after the effective date of the Purchase Agreements (the “Greenshoe Shares”), and accordingly the number of shares covered by the Warrants has correspondingly increased to a total of 5,750,000 Warrant Shares.

15.

Over time, we have issued warrants to officers, directors and others from time to time, aggregating 3,212,164 shares, at exercise prices between $0.70 and $1.75. Some of the warrants were issued for board participation, some as compensation for services, and some as companion to convertible note offerings. Some of these warrants have been exercised and some have expired. As of November 30 , 2006, there are 2,917,164 of these warrants outstanding at exercise prices between $0.70 and $1.75.

          The above transactions were made in reliance upon the exemptions from registration provided under Section 4(2) and 4(6) of the Securities Act, and Rules 504, 505 and 506 of Regulation D. The purchasers of such securities acquired the securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear (or will bear upon issuance, in the case of convertible securities) a legend stating that the securities may not be offered, sold or transferred other than pursuant to an effective Registration Statement under the Securities Act, or an exemption from such registration requirements.

Item 27. Exhibits.

Exhibit No.	Description

*3.1	Articles of Incorporation
*3.1.1	Articles of Amendment to the Articles of Incorporation (Name Change)
*3.1.2	Articles of Amendment to the Articles of Incorporation (Authorized Capital)
*3.2	By-laws
****3.2.1	Amended By-laws
*4.1	Specimen of Common Stock Certificate
***4.2	Registration Rights Agreement between the Company, Randolph M. Pentel, Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. dated May 1, 2006
***4.3	Voting Agreement and Irrevocable Proxy between the Company, Randolph M. Pentel and Whitebox Intermarket Partners L.P. dated May 1, 2006
***4.4	Warrant granted to Whitebox Intermarket Partners L.P. dated May 1, 2006
***4.5	Warrant granted to Pandora Select Partners L.P. dated May 1, 2006
***4.6	Voting Agreement and Irrevocable Proxy between the Company, Randolph M. Pentel and Pandora Select Partners L.P. dated May 1, 2006
***4.7	Placement Agent Warrant dated May 1, 2006
******4.8	Warrant granted to Randolph M. Pentel dated May 1, 2006
+4.9	Warrant granted to Public Securities, Inc. as Underwriter, dated August 29, 2003
+5.1	Opinion of Rider Bennett Egan and Arundel LLP
*10.1	Employment Agreement dated December 10, 2000 Between Company and Fred C. Boethling
++10.1.1	Amendment No. 1 to Employment Agreement between the Company and Fred C. Boethling dated April 21, 2006
*10.2	Employment Agreement dated December 10, 2000 Between Company and Steven E. Reichert
++10.2.1	Amendment No. 1 to Employment Agreement between the Company and Steven E. Reichert dated April 21, 2006
*10.3	Employment Agreement dated December 10, 2000 Between Company and Lynch Grattan
*10.4	CapSource Financial, Inc. 2001 Omnibus Stock Option and Incentive Plan
*10.5	Form of Warrant Agreement
*10.6	Form of Certificate for Common Stock Purchase Warrants
*****10.7	Hyundai Dealer Agreement
*10.10	12% Convertible Promissory Note dated November 6, 2001 in Favor of Steven J. Kutcher as custodian for Anthony J. Kutcher, UTMA
*10.11	12% Convertible Promissory Note dated November 6, 2001 in Favor of Steven J. Kutcher as custodian for Nicole E. Kutcher, UTMA
**10.12	Employment Agreement dated January 9, 2006 Between Company and Steven J. Kutcher
++10.12.1	Amendment No. 1 to Employment Agreement between the Company and Steven J. Kucher April 21, 2006
***10.13	Securities Purchase Agreement between the Company and Whitebox Intermarket Partners L.P. dated May 1, 2006
***10.14	Securities Purchase Agreement between the Company and Pandora Select Partners L.P. dated May 1, 2006
***10.15	Navistar Wholesale Floor Planning Financing Agreement between CapSource Equipment Company, Inc. and Navistar Financial Corporation, effective May 1, 2006
***10.16	Prime Time Asset Purchase Agreement between the Company and Prime Time Equipment, Inc. dated May 1, 2006
++21.1	List of Subsidiaries
++23.1	Consent of Gordon, Hughes and Banks, LLP
+23.2	Consent of Hernández Marrón y Cía, S.C.
+	Filed herewith
++	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed October 5, 2006
*	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed October 7, 2002, as amended by the Company’s Amendment No. 1 to Form SB-2 filed December 9, 2002.
**	Incorporated by reference to the Company’s Form 8-K filed January 11, 2006
***	Incorporated by reference to the Company’s Form 8-K filed May 5, 2006
****	Incorporated by reference to the Company’s Form 8-K filed May 26, 2006
*****	Incorporated by reference to the Company’s Form 8-K filed September 8, 2006
******	Incorporated by reference to the Company’s Form 8-K filed originally filed May 5, 2006, as amended by Amendment No. 1, filed July 14, 2006, as amended by Amendment No. 2, filed January 17, 2007

Item 28. Undertakings.

II. The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(iv)         Pursuant to Item 512(g)(1)(i), each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(v)          Pursuant to Item 512(g)(1)(ii), each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(2)          That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

III. The undersigned small business issuer hereby undertakes to provide certificates in such denominations and registered in such names as required to permit prompt delivery to each purchaser.

IV.          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the “Act”) may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the provisions summarized in Item 24 above, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Boulder, State of Colorado, on January 17, 2007.

CAPSOURCE FINANCIAL, INC.

By:	/s/ Fred C. Boethling
Fred C. Boethling,
President, Chief Executive Officer
and Director

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement was signed on January 17, 2007 by the following persons in the capacities stated.

Signature	Title

/s/ Randolph M. Pentel
Randolph M. Pentel	Chairman

/s/ Fred C. Boethling
Fred C. Boethling	President, Chief Executive Officer and Director

/s/ Steven E. Reichert
Steven E. Reichert	Vice President, General Counsel and Director

/s/ Steven J. Kutcher
Steven J. Kutcher	Vice President, Chief Financial Officer and Principal Accounting Officer

/s/ Lynch Grattan
Lynch Grattan	Director

/s/ Wayne Hoovestol
Wayne Hoovestol	Director

/s/ Bruce Nordin
Bruce Nordin	Director

/s/ Scot Malloy
Scot Malloy	Director

CAPSOURCE FINANCIAL, INC.
Form SB-2
Exhibit Index

Exhibit No.	Description

*3.1	Articles of Incorporation
*3.1.1	Articles of Amendment to the Articles of Incorporation (Name Change)
*3.1.2	Articles of Amendment to the Articles of Incorporation (Authorized Capital)
*3.2	By-laws
****3.2.1	Amended By-laws
*4.1	Specimen of Common Stock Certificate
***4.2	Registration Rights Agreement between the Company, Randolph M. Pentel, Pandora Select Partners L.P. and Whitebox Intermarket Partners L.P. dated May 1, 2006
***4.3	Voting Agreement and Irrevocable Proxy between the Company, Randolph M. Pentel and Whitebox Intermarket Partners L.P. dated May 1, 2006
***4.4	Warrant granted to Whitebox Intermarket Partners L.P. dated May 1, 2006
***4.5	Warrant granted to Pandora Select Partners L.P. dated May 1, 2006
***4.6	Voting Agreement and Irrevocable Proxy between the Company, Randolph M. Pentel and Pandora Select Partners L.P. dated May 1, 2006
***4.7	Placement Agent Warrant dated May 1, 2006
******4.8	Warrant granted to Randolph M. Pentel dated May 1, 2006
+4.9	Warrant granted to Public Securities, Inc. as Underwriter, dated August 29, 2003
+5.1	Opinion of Rider Bennett Egan and Arundel LLP
*10.1	Employment Agreement dated December 10, 2000 Between Company and Fred C. Boethling
++10.1.1	Amendment No. 1 to Employment Agreement between the Company and Fred C. Boethling dated April 21, 2006
*10.2	Employment Agreement dated December 10, 2000 Between Company and Steven E. Reichert
++10.2.1	Amendment No. 1 to Employment Agreement between the Company and Steven E. Reichert dated April 21, 2006
*10.3	Employment Agreement dated December 10, 2000 Between Company and Lynch Grattan
*10.4	CapSource Financial, Inc. 2001 Omnibus Stock Option and Incentive Plan
*10.5	Form of Warrant Agreement
*10.6	Form of Certificate for Common Stock Purchase Warrants
*****10.7	Hyundai Dealer Agreement
*10.10	12% Convertible Promissory Note dated November 6, 2001 in Favor of Steven J. Kutcher as custodian for Anthony J. Kutcher, UTMA
*10.11	12% Convertible Promissory Note dated November 6, 2001 in Favor of Steven J. Kutcher as custodian for Nicole E. Kutcher, UTMA
**10.12	Employment Agreement dated January 9, 2006 Between Company and Steven J. Kutcher
++10.12.1	Amendment No. 1 to Employment Agreement between the Company and Steven J. Kucher April 21, 2006
***10.13	Securities Purchase Agreement between the Company and Whitebox Intermarket Partners L.P. dated May 1, 2006
***10.14	Securities Purchase Agreement between the Company and Pandora Select Partners L.P. dated May 1, 2006
***10.15	Navistar Wholesale Floor Planning Financing Agreement between CapSource Equipment Company, Inc. and Navistar Financial Corporation, effective May 1, 2006
***10.16	Prime Time Asset Purchase Agreement between the Company and Prime Time Equipment, Inc. dated May 1, 2006
++21.1	List of Subsidiaries
++23.1	Consent of Gordon, Hughes and Banks, LLP
+23.2	Consent of Hernández Marrón y Cía, S.C.
+	Filed herewith
++	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed October 5, 2006
*	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed October 7, 2002, as amended by the Company’s Amendment No. 1 to Form SB-2 filed December 9, 2002.
**	Incorporated by reference to the Company’s Form 8-K filed January 11, 2006
***	Incorporated by reference to the Company’s Form 8-K filed May 5, 2006
****	Incorporated by reference to the Company’s Form 8-K filed May 26, 2006
*****	Incorporated by reference to the Company’s Form 8-K filed September 8, 2006
******	Incorporated by reference to the Company’s Form 8-K filed originally filed May 5, 2006, as amended by Amendment No. 1, filed July 14, 2006, as amended by Amendment No. 2, filed January 17, 2007